                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

[_]  Confidential, For Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2))

     Check the appropriate box:
[X]  Preliminary Proxy Statement
[_]  Definitive Proxy Statement
[_]  Soliciting Materials Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       CHOICE HOTELS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                       CHOICE HOTELS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)



     Payment of Filing Fee (Check the appropriate box):
[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-(6)(i)(1) or 14a6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
               Common Stock, par value, $.01 per share.
          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
               61,068,547
          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed to Exchange Act Rule 0-11:/1/
                                  -
               $.70
          ----------------------------------------------------------------------
          /1/ Book value of securities to be distributed ($43,045,000),
           -
          calculated pursuant to Exchange Act Rule 0-11(a)(4).

     (4)  Proposed maximum aggregate value of transaction:
               $43,045,000
          ----------------------------------------------------------------------
          Book value of securities to be distributed calculated pursuant to Exchange. Act Rule 0-11(a)(4).

     (5)  Total fee paid:
               $8,609
          ----------------------------------------------------------------------
     [_]  Fee paid previously with preliminary materials:

          ----------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Date Filed:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                                 [CHOICE LOGO]
                                                                          , 1997

Dear Stockholder:

          You are cordially invited to attend the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Choice Hotels International, Inc. ("Choice" or the "Company") to be held on September 16, 1997 at 9:00 a.m. (E.S.T.) in the auditorium located at 11555 Darnestown Road, Gaithersburg, Maryland. I urge you to be present in person or represented by proxy at this important Annual Meeting at which stockholders will be asked to ratify a major transaction that will separate Choice into two publicly-traded companies.

          You are being asked to consider and vote upon a group of related proposals (the "Distribution Proposals") which will provide for the distribution (the "Distribution") to stockholders, on a share-for-share basis, of all outstanding shares of common stock of a wholly owned subsidiary of the Company, Choice Hotels Franchising, Inc. ("Franchising"). The Distribution will separate the Company's hotel franchising business from its hotel ownership and management business. Upon the Distribution, the Company will change its corporate name (as renamed, "Realco") and will continue to own and operate hotel properties in the United States (the "Hotel Business"). After the Distribution, Franchising will change its name to Choice Hotels International, Inc. and will engage in the business of franchising hotels under the Clarion, Quality, Comfort, Sleep Inn, Rodeway, Econo Lodge and MainStay brands (the "Franchising Business") and will own and operate 14 hotel properties in France, Germany, and the United Kingdom.

          The Board of Directors believes that the proposed Distribution will remove the existing impediments to the growth of the Company's Hotel Business and, at the same time, reduce or eliminate the substantial recurring conflicts between the Hotel Business and the Franchising Business. The Distribution will also enable the Hotel Business to attract, retain and effectively incentivize skilled real estate professionals and will facilitate a better understanding by the investment community of the Company's two distinct businesses.

          Details of the Distribution Proposals and the other proposals to be considered at the Annual Meeting, as well as important information relating to the Distribution, including a description of the business, directors and management of Realco and Franchising, are set forth in the accompanying Proxy Statement and should be considered carefully.

          I am excited about the future prospects for both Realco and Franchising as separate public companies. The Board of Directors believes that the Distribution is in the best interests of stockholders and unanimously recommends that stockholders vote to approve the Distribution Proposals.

          WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. If you attend the Annual Meeting, you may vote in person if you wish even though you previously have returned your proxy card.

                                   Sincerely,


                                   [signature]
                                   William R. Floyd
                                   Vice Chairman and Chief Executive Officer

                       CHOICE HOTELS INTERNATIONAL, INC.
                              10750 COLUMBIA PIKE
                         SILVER SPRING, MARYLAND 20901

                               _________________

                            NOTICE OF ANNUAL MEETING
                         TO BE HELD SEPTEMBER 16, 1997

                               _________________

TO THE STOCKHOLDERS OF
CHOICE HOTELS INTERNATIONAL, INC.

          Notice is Hereby Given that the Annual Meeting of Stockholders (the "Annual Meeting") of Choice Hotels International, Inc., a Delaware corporation (the "Company"), will be held in the auditorium located at 11555 Darnestown Road, Gaithersburg, Maryland at 9:00 a.m. (E.S.T.) for the following purposes:

1. To consider and to vote upon four related proposals (collectively, the "Distribution Proposals") described in the accompanying Proxy Statement, which provide for:

          (i) Proposal One: Ratification of a special dividend, consisting of the distribution (the "Distribution") to the holders of the Company's outstanding shares of common stock, par value $.01 per share ("Company Common Stock"), on a share-for-share basis, of all outstanding shares of common stock, par value $ $.01 per share ("Franchising Common Stock"), of the Company's wholly owned subsidiary, Choice Hotels Franchising, Inc., a Delaware corporation ("Franchising") and the related arrangements between the Company and Franchising, and the policies to be adopted by such companies, in connection therewith;

          (ii) Proposal Two: Approval of the amendment of the Restated Certificate of Incorporation of the Company to (i) change the
                 name of the Company to            ; (ii) decrease the
                 number of authorized shares of Company Common Stock from 160,000,000 to 60,000,000; and (iii) to effect a one-for-three reverse stock split of Company Common Stock whereby every three shares of Company Common Stock would be aggregated into one share of Company Common Stock (the "Reverse Stock Split");

          (iii) Proposal Three: Ratification of the election by the Company, as sole stockholder of Franchising, of 9 directors of Franchising specified in the Proxy Statement, who will be divided into three classes, the initial terms of which will expire in 1998, 1999 and 2000; and

          (iv) Proposal Four: Ratification of adoption by Franchising of the Franchising Stock Incentive Plan and the Franchising Employee Stock Purchase Plan.

2. To consider and to vote upon the following additional proposal (the "Additional Proposal") described in the accompanying Proxy Statement, which provides for:

          (i) Proposal Five: Election of three directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified.

3.        To transact such other business as may properly come before the Annual
          Meeting.

          The Board of Directors of the Company has fixed the close of business
on           , 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment(s) or postponement(s) thereof. A list of stockholders will be available for inspection at the office of the Company located at the address above, at least 10 days prior to the Annual Meeting.


                                        By Order of the Board of Directors
                                        CHOICE HOTELS INTERNATIONAL, INC.


                                        [signature]
                                        Edward A. Kubis
                                        Secretary


            , 1997

Silver Spring, Maryland

          TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                       CHOICE HOTELS INTERNATIONAL, INC.
                              10750 COLUMBIA PIKE
                        SILVER SPRING, MARYLAND  20901

                                 _____________

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                              SEPTEMBER 16, 1997

                                 _____________

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Choice Hotels International, Inc. a Delaware corporation (the "Company"), for use at the 1997 Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. (E.S.T.) on September 16, 1997, in the auditorium located at 11555 Darnestown Road, Gaithersburg, Maryland and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). It is anticipated that this Proxy Statement together with the proxy and the 1997 Annual Report to Stockholders, will first be mailed to the Company's stockholders on or about August 1, 1997.

          At the Annual Meeting, holders of shares of Company Common Stock will be asked to consider and to vote upon the following related proposals, denominated Proposals One through Four (collectively, the "Distribution Proposals"):

          (i) Proposal One: Ratification of a special dividend, consisting of the distribution (the "Distribution") to the holders of the Company's outstanding shares of common stock, par value $.01 per share ("Company Common Stock"), on a share-for-share basis, of all outstanding shares of common stock, par value $ $.01 per share ("Franchising Common Stock"), of the Company's wholly owned subsidiary, Choice Hotels Franchising, Inc., a Delaware corporation ("Franchising") and the related arrangements between the Company and Franchising, and the policies to be adopted by such companies, in connection therewith;

          (ii) Proposal Two: Approval of the amendment of the Restated Certificate of Incorporation of the Company to (i) change
                    the name of the Company to            ; (ii) decrease the
                    number of authorized shares of Company Common Stock from 160,000,000 to 60,000,000; and (iii) to effect a one-for-
                    three reverse stock split of Company Common Stock whereby every three shares of Company Common Stock would be aggregated into one share of Company Common Stock (the "Reverse Stock Split");

          (iii) Proposal Three: Ratification of the election by the Company, as sole stockholder of Franchising, of 9 directors of Franchising specified in the Proxy Statement, who will be divided into three classes, the initial terms of which will expire in 1998, 1999 and 2000; and

          (iv) Proposal Four: Ratification of adoption by Franchising of the Franchising Stock Incentive Plan and the Franchising Employee Stock Purchase Plan.

          THE EFFECTIVENESS OF EACH OF THE DISTRIBUTION PROPOSALS IS CONDITIONED UPON THE APPROVAL OF ALL OF THE DISTRIBUTION PROPOSALS. ACCORDINGLY, FAILURE OF THE STOCKHOLDERS TO APPROVE ANY ONE OR MORE OF THE DISTRIBUTION PROPOSALS WILL RESULT IN THE INEFFECTIVENESS OF ALL OF THE DISTRIBUTION PROPOSALS.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL OF THE DISTRIBUTION PROPOSALS.

          Although the Company does not believe that stockholder approval of the Distribution is required under applicable law, the Board of Directors has made stockholder ratification of the Distribution (along with stockholder ratification or approval, as the case may be, of each of the other Distribution Proposals, as set forth above) a condition to the Distribution because of importance of the Distribution to the Company and its stockholders. For a description of the reasons for the Distribution, see "The Distribution Proposals--The Distribution." The Board of Directors has retained discretion, even if stockholder approval of the Distribution Proposals is obtained, to abandon, defer or modify the Distribution or any other element contained in the Distribution Proposals, provided that, following stockholder approval, the Board of Directors will not make any changes in the terms of the Distribution or the other elements of the Distribution Proposals unless the Board determines that such changes would not be materially adverse to the Company's stockholders.

          In addition, holders of shares of Company Common Stock will also be asked to consider and to vote upon the following proposal (the "Additional Proposal"):

          (i) Proposal Five: Election of three directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified.

          THE EFFECTIVENESS OF THE ADDITIONAL PROPOSAL IS NOT CONDITIONED ON THE APPROVAL OF ANY DISTRIBUTION PROPOSAL.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDER VOTE FOR THE ADDITIONAL PROPOSAL.

          The close of business on           , 1997 has been fixed as the record
date for determination of holders of Company Common Stock entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and
entitled to vote        shares of Company Common Stock.  The presence, either in
person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting.

          Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. With regard to the election of directors, votes may be cast in favor of or withheld from nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors. Abstentions and broker non-votes on returned proxies are counted as shares present in the determination of whether the shares of stock represented at the Annual Meeting constitute a quorum. Each proposal is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas brokers non-votes are not counted for purposes of determining whether a proposal has been approved.

          The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is required to approve each Distribution Proposal. The affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the directors nominated pursuant to Proposal Five.
"Plurality" means that the individual who receives the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

          Certain members of the Bainum family (including various trusts established by members of the Bainum family) in the aggregate have the right to vote approximately 33.53% of the number of outstanding shares of Company Common Stock and have indicated an intention to vote in accordance with the recommendations of the Board with respect to the Distribution Proposals and the Additional Proposal. See "Proposals Relating to the Annual Meeting--Security Ownership of Principal Stockholders and Management.".

          All shares of Company Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for a Distribution Proposal or Additional Proposal, such proxies will be voted in accordance with the Board of Directors' recommendations as set forth herein with respect to such proposal(s).

          In the event that a quorum is not present at the time the Annual Meeting is convened, or if, for any other reason, the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the stockholders. If the Company proposes to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Company Common Stock for which they have voting authority in favor of such adjournment.

          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i)
filing with          in its capacity as transfer agent for the Company (the
"Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Company Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written
notice revoking a proxy should be sent to         .

          The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail,
telephone or telegraph.  In addition, the Company has retained          to
assist in the solicitation for a fee of $      plus expenses.

          Stockholders of the Company will not be entitled to appraisal rights under Delaware law in connection with the Distribution Proposals or the Additional Proposal.

                               TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----

Proxy Statement Summary......................................................................   1
The Distribution Proposals...................................................................   8
 The Distribution............................................................................   8
 Risk Factors................................................................................  13
 Relationship Between the Company and Franchising After the Distribution.....................  18
 Accounting Treatment........................................................................  21
 Post Distribution Dividend Policy...........................................................  21
 Certain Information Concerning Franchising..................................................  22
  Selected Historical Financial Data of Franchising..........................................  24
  Management's Discussion and Analysis of Financial Condition and Results of Operations......  26
  Business and Properties....................................................................  30
  Legal Proceedings..........................................................................  45
  Management.................................................................................  45
  Certain Relationships and Related Transaction..............................................  53
  Security Ownership.........................................................................  53
  Description of Capital Stock of Franchising................................................  55
  Purposes and Antitakeover Effects of Certain Provisions of the Franchising Certificate
   and Bylaws................................................................................  56
  Franchising Certificate and Bylaws.........................................................  56
  Liability and Indemnification of Officers and Directors....................................  59
 Certain Information Concerning Realco.......................................................  61
   Pro Forma Financial Data of Realco........................................................  61
   Business and Properties...................................................................  65
   Management................................................................................  71
Other Proposal Relating to the Annual Meeting................................................  74
 Proposal Five:  Election Of Directors.......................................................  74
Stockholders Proposals For 1998..............................................................  86
General......................................................................................  86
Index To Financial Statements................................................................ F-1
Annex A:  Opinion Letter of American Appraisal Associates.................................... A-1
Annex B: Form of Amended and Restated of Certificate of Incorporation of Choice Hotels
International Inc (formerly known as Choice Hotels Franchising, Inc.)........................ B-1
Annex C:  Form of Bylaws of Choice Hotels International Inc. (formerly known as
Choice Hotels Franchising, Inc.)............................................................. C-1

--------------------------------------------------------------------------------

                            PROXY STATEMENT SUMMARY

          The following summarizes certain information contained elsewhere in this Proxy Statement, including the appendices hereto (the "Proxy Statement"). Reference is made to, and this summary is qualified in its entirety by, the more detailed information set forth in this Proxy Statement, which should be read in its entirety. Unless the context otherwise requires, all references herein to the Company and to Franchising shall include their respective subsidiaries and all references herein to Franchising prior to the Distribution Date shall refer to the Franchising Business (as defined herein) as operated by the Company. Unless otherwise indicated, all statistical information and data relating to the hotel industry in this Proxy Statement are derived from information provided by Smith Travel Research. Smith Travel Research has not consented to the use of the hotel industry data presented herein or provided any form of consultation, advice, or counsel regarding any aspects of, and is in no way whatsoever associated with, the proposed transaction.

                              THE ANNUAL MEETING

DATE, TIME AND PLACE OF ANNUAL
MEETING.........................   The Annual Meeting of Stockholders (the
                                   "Annual Meeting") of Choice Hotels
                                   International, Inc., a Delaware Corporation
                                   (the "Company") will be held 9:00 a.m.
                                   (E.S.T.) in the auditorium located at 11555
                                   Darnestown Road, Gaithersburg, Maryland on
                                   September 16, 1997.

MATTERS FOR CONSIDERATION
AT THE ANNUAL MEETING...........   At the Annual Meeting, holders of shares of
                                   Company Common Stock will be asked to
                                   consider and to vote upon the following
                                   related proposals, denominated Proposals One
                                   through Four (collectively, the "Distribution
                                   Proposals"): (i) Proposal One: Ratification
                                   of a special dividend, consisting of the
                                   distribution (the "Distribution") to the
                                   holders of the Company's outstanding shares
                                   of common stock, par value $.01 per share
                                   ("Company Common Stock"), on a share-for-
                                   share basis, of all outstanding shares of
                                   common stock, par value $ $.01 per share
                                   ("Franchising Common Stock"), of the
                                   Company's wholly owned subsidiary, Choice
                                   Hotels Franchising, Inc., a Delaware
                                   corporation ("Franchising") and the related
                                   arrangements between the Company and
                                   Franchising, and the policies to be adopted
                                   by such companies, in connection therewith;
                                   (ii) Proposal Two: Approval of the amendment
                                   of the Restated Certificate of Incorporation
                                   of the Company to (a) change the name of the
                                   Company to      , (b) decrease the number of
                                   authorized shares of Company Common Stock
                                   from 160,000,000 to 60,000,000, and (c) to
                                   effect a one-for-three reverse stock split of
                                   Company Common Stock whereby every three
                                   shares of Company Common Stock would be
                                   aggregated into one share of Company Common
                                   Stock (the "Reverse Stock Split"); (iii)
                                   Proposal Three: Ratification of the election
                                   by the Company, as sole stockholder of
                                   Franchising, of 9 directors of Franchising
                                   specified herein, who will be divided into
                                   three classes, the initial terms of which
                                   will expire in 1998, 1999 and 2000; and (iv)
                                   Proposal Four: Ratification of adoption by
                                   Franchising of the Franchising Stock
                                   Incentive Plan and the

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                                       1

--------------------------------------------------------------------------------

                                   Franchising Employee Stock Purchase Plan.

                                   THE EFFECTIVENESS OF EACH OF THE DISTRIBUTION
                                   PROPOSALS IS CONDITIONED UPON THE APPROVAL OF
                                   ALL OF THE DISTRIBUTION PROPOSALS.
                                   ACCORDINGLY, FAILURE OF THE STOCKHOLDERS TO
                                   APPROVE ANY ONE OR MORE OF THE DISTRIBUTION
                                   PROPOSALS WILL RESULT IN THE INEFFECTIVENESS
                                   OF ALL OF THE DISTRIBUTION PROPOSALS. THE
                                   BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                                   THAT THE STOCKHOLDERS VOTE FOR ALL OF THE
                                   DISTRIBUTION PROPOSALS.

                                   In addition, holders of shares of Company
                                   Common Stock will also be asked to consider and to vote upon the following proposal (the
                                   "Additional Proposal"): (i) Proposal Five:
                                   The election of three directors to hold
                                   office until the 2000 Annual Meeting of
                                   Stockholders and until their successors are elected and qualified.

                                   THE EFFECTIVENESS OF THE ADDITIONAL PROPOSAL
                                   IS NOT CONDITIONED ON THE APPROVAL OF ANY
                                   DISTRIBUTION PROPOSAL. THE BOARD OF DIRECTORS
                                   UNANIMOUSLY RECOMMENDS THAT STOCKHOLDER VOTE
                                   FOR PROPOSALS ONE THROUGH FIVE.

ANNUAL MEETING RECORD DATE......         , 1997 ("Annual Meeting Record Date").

VOTING..........................   Each stockholder of record as of the Annual
                                   Meeting Record Date is entitled at the Annual
                                   Meeting to one vote for each share held. The
                                   affirmative vote of the holders of at least a
                                   majority of the outstanding shares of Company
                                   Common Stock is required to approve each of
                                   the Distribution Proposals. The affirmative
                                   vote of the holders of at least a majority of
                                   the shares of Company Common Stock present in
                                   person or represented by proxy at the Annual
                                   Meeting is required to approve the Additional
                                   Proposal. As of May 1, 1997, there were
                                   61,068,547 shares of Company Common Stock
                                   outstanding and entitled to vote at the
                                   Annual Meeting. Certain members of the Bainum
                                   family (including various trusts established
                                   by members of the Bainum family) in the
                                   aggregate have the right to vote
                                   approximately 33.53% of the number of
                                   outstanding shares of Company Common Stock
                                   and have indicated an intention to vote in
                                   accordance with the recommendations of the
                                   board with respect to the Distribution
                                   Proposals and the Additional Proposal.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               THE DISTRIBUTION

DISTRIBUTED COMPANY.............   Choice Hotels Franchising, Inc.
                                   ("Franchising"), a Delaware corporation and a
                                   wholly owned subsidiary of the Company, will,
                                   on the Distribution Date, own all of the
                                   business and assets of, and be responsible
                                   for all of the liabilities associated with,
                                   the business of franchising hotels under the
                                   Clarion/(R)/, Quality/(R)/, Comfort/(R)/,
                                   Sleep Inn/(R)/, Rodeway/(R)/, Econo
                                   Lodge/(R)/ and MainStay Suites/SM/ brands
                                   currently conducted by Franchising and
                                   certain of its subsidiaries (the "Franchising
                                   Business"), as well as all European real
                                   estate assets currently held by the Company.
                                   After the Distribution, Franchising will
                                   change its corporate name to Choice Hotels
                                   International, Inc.

DISTRIBUTING COMPANY............   Choice Hotels International, Inc., a Delaware
                                   corporation (the "Company"). After the
                                   Distribution, the Company will continue to
                                   own and operate hotel properties in US (the
                                   "Hotel Business") and will change its
                                   corporate name upon the Distribution (as
                                   renamed, "Realco").

SECURITIES TO BE DISTRIBUTED....   Approximately 61,068,547 shares (the
                                   "Shares") of Franchising Common Stock based
                                   on 61,068,547 shares of Company Common
                                   outstanding as of May 1, 1997.

REASONS FOR THE DISTRIBUTION....   The Company's Board of Directors and
                                   management believe that the separation of the
                                   Company's Franchising Business and Hotel
                                   Business into two public companies via the
                                   Distribution will remove the existing
                                   impediments to the growth of the Company's
                                   Hotel Business and, at the same time, reduce
                                   or eliminate substantial recurring conflicts
                                   between the Hotel Business and the
                                   Franchising Business. The Distribution will
                                   also enable the Hotel Business to attract,
                                   retain and effectively incentivize skilled
                                   real estate professionals and will facilitate
                                   a better understanding by the investment
                                   community of the Company's distinct
                                   businesses. See "The Distribution Proposals--
                                   The Distribution--Background and Reasons for
                                   the Distribution."

CONDITIONS TO THE DISTRIBUTION..   The Distribution is conditioned upon, among
                                   other things, stockholder approval of the
                                   Distribution Proposals at the Annual Meeting.
                                   Even if all conditions are satisfied, the
                                   Board has reserved the right to abandon,
                                   defer or modify the Distribution or the other
                                   elements of the Distribution Proposals at any
                                   time prior to the Distribution Date. The
                                   Board will not, however, waive any of the
                                   conditions to the Distribution or make any
                                   changes in the terms of the Distribution or
                                   the other elements of the Distribution
                                   Proposals after the Distribution Proposals
                                   are approved by the Company's Stockholders
                                   unless the Board determines that such changes
                                   would not be materially adverse to the
                                   Company's stockholders. In determining
                                   whether any such

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                                       3

--------------------------------------------------------------------------------

                                   changes would be materially adverse to the Company's stockholders, the Board will consider, as appropriate, advice from its outside financial and legal advisors as well as the recommendation of management as to the potential impact of such changes on the Company and the Company's Stockholders. See
                                   "The Distribution Proposals--The
                                   Distribution--Conditions; Termination."

DISTRIBUTION RATIO..............   One share of Franchising Common Stock for
                                   each share of Company Common Stock.

TAX CONSEQUENCES................   The Company has conditioned the Distribution
                                   on receipt of a ruling from the Internal
                                   Revenue Service to the effect that, among
                                   other things, that receipt of shares of
                                   Franchising Common Stock by the Company
                                   stockholders will be tax free. However, the
                                   Board has reserved the right to waive the
                                   receipt of such ruling as a condition to
                                   consummation of the Distribution. The Board
                                   will not provide stockholders with notice if
                                   receipt of the tax ruling is waived as a
                                   condition to consummation of the
                                   Distribution; however, (i) the Board will
                                   waive such condition only if the Board
                                   believes that the receipt of the Franchising
                                   Shares will be tax free and (ii) the Company
                                   will notify stockholders if the Company
                                   either receives an unfavorable ruling from
                                   the Internal Revenue Service, or withdraws
                                   its request for such ruling prior to the
                                   Annual Meeting. See "The Distribution--
                                   Federal Income Tax Aspects of the
                                   Distribution."

RISK FACTORS....................   Stockholders should carefully consider all of
                                   the information contained in this Proxy
                                   Statement, including the matters described
                                   under "Risk Factors."

RELATIONSHIP BETWEEN THE COMPANY
AND FRANCHISING AFTER THE
DISTRIBUTION....................   For purposes of governing the ongoing
                                   relationships between the Company and
                                   Franchising after the Distribution Date and
                                   in order to provide for an orderly transfer
                                   of the Franchising Business to Franchising
                                   and facilitate the transition to two separate
                                   publicly traded companies, the Company and
                                   Franchising have entered into a Distribution
                                   Agreement, a Strategic Alliance Agreement and
                                   various other agreements with respect to,
                                   among other things, intercompany debt, tax
                                   matters, employee benefits, risk management
                                   and corporate and administrative services.
                                   See "Relationship Between the Company and
                                   Franchising After the Distribution." The
                                   relationship between the Company and
                                   Franchising may be subject to certain
                                   potential conflicts of interest. See "Risk
                                   Factors--Potential Conflicts."

ACCOUNTING TREATMENT............   The historical combined financial statements
                                   of Franchising present its financial
                                   position, results of operations and cash
                                   flows as if it were a separate entity for all
                                   periods presented. The Company's historical
                                   basis in the assets and liabilities of
                                   Franchising has been carried over. See "The
                                   Distribution Proposals--Accounting Treatment"
                                   and the combined

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   financial statements of Choice Hotels
                                   Franchising, Inc., contained elsewhere
                                   herein.

LISTING AND TRADING MARKET......   There is currently no public market for
                                   Franchising Common Stock. The Company intends
                                   to list the Franchising Common Stock on the
                                   New York Stock Exchange. See "The
                                   Distribution Proposals--Risk Factors--No
                                   Current Market for Franchising Common Stock."

RECORD DATE.....................   Close of business on                , 1997
                                   (the "Distribution Date").


DISTRIBUTION DATE...............   As of                   , 1997. On the
                                   Distribution Date, the Company will deliver
                                   the Shares to the Distribution Agent. As soon
                                   as practicable thereafter, the Distribution
                                   Agent will mail certificates representing the
                                   appropriate number of Shares to the Company's
                                   stockholders entitled thereto. See "The
                                   Distribution--Manner of Effecting the
                                   Distribution."

DISTRIBUTION AGENT..............             the transfer agent for the Company.

REVERSE STOCK SPLIT.............   The Company shall effect a one-for-three
                                   reverse stock split of the Company Common
                                   Stock whereby every three shares of Company
                                   Common Stock will be aggregated into one
                                   share of Company Common Stock.

                        CHOICE HOTELS FRANCHISING, INC.

BUSINESS........................   Franchising is presently a wholly owned
                                   subsidiary of the Company. Following the
                                   Distribution, Franchising will conduct the
                                   Franchising Business as now conducted by
                                   Franchising, the Company and certain other
                                   subsidiaries of the Company. Franchising will
                                   be one of the world's largest franchisors of
                                   hotels with 3,280 properties open and
                                   operating in 33 countries at February 28,
                                   1997. As a franchisor, Franchising will
                                   license hotel operators to use Franchising's
                                   brand names: Comfort/(R)/, Quality/(R)/,
                                   Clarion/(R)/, Sleep/(R)/, Rodeway/(R)/, Econo
                                   Lodge/(R)/ and MainStay Suites/SM/
                                   (collectively, the "Choice Brands"), and will
                                   provide to these hotel operators products and
                                   services designed to increase their revenues
                                   and profitability. Following the
                                   Distribution, Franchising will also conduct
                                   the Company's European hotel operations,
                                   including the Company's indirect investment
                                   in Friendly Hotels, PLC.

BOARD OF DIRECTORS..............   Effective as of the Distribution Date, the
                                   Board of Directors of Franchising is expected
                                   to consist of nine persons: Stewart Bainum,
                                   Jr., Stewart Bainum, Barbara Bainum, William
                                   R. Floyd, Paul R. Gould, Robert C. Hazard,
                                   Jr., Gerald W. Petitt, Jerry E. Robertson,
                                   Ph.D and Frederic V. Malek.

POST-DISTRIBUTION DIVIDEND
POLICY..........................   The dividend policy of Franchising will be
                                   determined by Franchising's Board of
                                   Directors following the Distribution.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CERTAIN RESTATED CERTIFICATE OF
INCORPORATION AND BYLAW
PROVISIONS......................   The Restated Certificate of Incorporation
                                   (the "Franchising Certificate") and the
                                   Bylaws of Franchising (the "Franchising
                                   Bylaws) are substantially identical to the
                                   Company's Restated Certificate of
                                   Incorporation and Bylaws. Certain provisions
                                   of the Franchising Certificate and the
                                   Franchising Bylaws have the effect of
                                   delaying or making more difficult an
                                   acquisition of control of Franchising in a
                                   transaction not approved by its Board of
                                   Directors. These provisions have been
                                   designed to enable Franchising, especially in
                                   its initial years, to develop its businesses
                                   and foster its long-term growth without
                                   disruptions caused by the threat of a
                                   takeover not deemed by its Board of Directors
                                   to be in the best interest of Franchising.
                                   See "Purposes and Effects of Certain
                                   Provisions of the Franchising Certificate and
                                   Bylaws." The Franchising Certificate would
                                   eliminate certain liabilities of directors in
                                   connection with the performance of their
                                   duties. See "Liability and Indemnification of
                                   Officers and Directors--Elimination of
                                   Liability in Certain Circumstances."

PRINCIPAL OFFICE................   10750 Columbia Pike, Silver Spring, Maryland
                                   20901. Its telephone number is (301) 979-
                                   5000.

                                   [REALCO]

BUSINESS........................   Following the Distribution, Realco will
                                   retain the Company's Hotel Business and will
                                   own and manage 71 hotels in 25 states,
                                   primarily under Franchising's brands.

BOARD OF DIRECTORS..............   Effective as of the Distribution Date, the
                                   Board of Directors of Realco is expected to
                                   consist of seven persons; Stewart Bainum,
                                   Jr., Stewart Bainum, William R. Floyd, and
                                   four additional directors to be elected at a
                                   later time.

POST-DISTRIBUTION DIVIDEND
POLICY..........................   The dividend policy of Realco will be
                                   determined by Realco's Board of Directors
                                   following the Distribution.

LISTING AND TRADING MARKET......   The Realco Common Stock (formerly Company
                                   Common Stock) is expected to continue to be
                                   listed on the New York Stock Exchange
                                   following the Distribution. The trading price
                                   of Realco Common Stock will be substantially
                                   affected by the Distribution.

PRINCIPAL OFFICE................   10770 Columbia Pike, Silver Spring, Maryland
                                   20901. Its telephone number is (301) 979-
                                   3800.

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                                       6

--------------------------------------------------------------------------------

                        CHOICE HOTELS FRANCHISING, INC.

                         SUMMARY FINANCIAL INFORMATION

          The following table summarizes certain selected historical financial data of Franchising for the three fiscal years ended May 31, 1996 and the thirty-six weeks ended February 28, 1997 and February 29, 1996. The information set forth below should be read in conjunction with "Certain Information Concerning Franchising--Selected Historical Financial Data--Management's Discussion and Analysis of Financial Conditions and Results of Operations," and the Combined Financial Statements of Franchising contained elsewhere herein. Per share data is not presented because Franchising was not a publicly-held company during the periods presented below.

                                                                                                         NINE MONTHS ENDED
                                                                   YEAR ENDED MAY 31,               FEBRUARY 29,   FEBRUARY 28,
                                                                   ------------------               ------------   ------------
                                                         1994           1995          1996(1)           1996             1997
                                                         ----           ----          ----              ----             ----
                                                                                                     (Unaudited)    (Unaudited)
                                                                       (Dollars in thousands)
                                                                       ----------------------
STATEMENT OF INCOME DATA
   Revenues.......................................     $184,866       $212,672       $246,316          $187,897       $205,947
   Operating expense..............................      156,743        170,706        213,793           144,861        155,020
   Operating income...............................       28,123         41,966         32,523            43,036         50,927
   Net income.....................................        8,601         16,228         11,664            19,867         25,109
OTHER DATA
   EBITDA (2)(3)..................................     $ 37,472       $ 51,534       $ 67,590          $ 50,945       $ 58,684
   Cash flows from operating activities...........       32,357         37,851         32,394            27,144         44,526
   Cash flows from investing activities...........      (12,864)        (7,733)       (78,499)          (55,126)        (4,448)
   Cash flows from financing activities...........      (17,774)       (31,261)        48,513            29,907        (41,708)
   Number of franchised
      properties (Unaudited)......................        2,713          2,835          3,052             2,978          3,280
   Number of rooms (Unaudited)....................      239,744        245,669        261,456           255,545        278,364
   Average royalty rate (Unaudited)...............          3.1%           3.2%           3.5%              3.4%           3.4%

BALANCE SHEET DATA
   Working capital (Unaudited)....................     $  1,525       $(29,423)      $  3,956          $(11,843)      $(11,800)
   Total assets...................................      173,646       $189,087        214,158           206,994        205,461
   Notes payable to Parent........................       78,700         78,700         78,700            78,700         78,700
   Total debt.....................................      126,294        128,205        145,148           126,572        124,923
   Total Investment and advances from
      (to) Parent.................................       13,275         (3,833)        39,398            47,738         43,045

______________________

(1) 1996 includes a pre-tax charge of $24.8 million for impairment of certain long lived assets associated with Franchising's European operations.

(2) EBITDA consists of the sum of net income (loss), interest expense, income taxes, depreciation and amortization and non-cash asset writedowns. EBITDA is presented because such data is used by certain investors to determine Franchising's ability to meet debt service, fund capital expenditures and expand its business. Franchising considers EBITDA to be an indicative measure of operating performance particularly due to the large amount of goodwill and franchise rights amortization. Such information should not be considered an alternative to net income, operating income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation.

(3) 1996 excludes a pre-tax charge of $24.8 million for impairment of certain long lived assets associated with Franchising's European operations in 1996.

--------------------------------------------------------------------------------

THE DISTRIBUTION PROPOSALS

                               THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

          The Company's Board of Directors and management have determined, for the reasons set forth below, among others, to separate the Company's Franchising Business from its Hotel Business. On April 28, 1997, the Company's Board of Directors announced its intention to distribute to holders of Company Common Stock all of the outstanding Shares. On April 28, 1997, the high and low sales prices of Company Common Stock as reported on the New York Stock Exchange Composite Tape were $12 1/4 and $12 3/4, respectively. Following the Distribution, the Company will not own any Franchising Shares or other capital stock of Franchising, but will have certain contractual relationships with Franchising. See "Relationship Between the Company and Franchising After the Distribution."

          Prior to November 1, 1996, the Company and Franchising were wholly owned subsidiaries of Manor Care, Inc., a Delaware corporation ("Manor Care"). On November 1, 1996, Manor Care contributed all of the stock of Franchising to the Company and then distributed to Manor Care stockholders, on a pro rata basis, all of the stock of the Company (the "Manor Care Spin-off"). Prior to the Manor Care Spin-off, Manor Care was generally engaged, directly and through subsidiaries, in the Franchising Business, the Hotel Business and the health care business. Thus, the Manor Care Spin-off effected the separation of Manor Care's Franchising Business and Hotel Business from its health care business.

          The Board of Directors believes that the proposed Distribution will remove existing impediments to the growth of the Company's Hotel Business and, at the same time, reduce or eliminate substantial recurring conflicts between the Hotel Business and the Franchising Business. The Distribution will also enable the Hotel Business to attract, retain and effectively incentivize skilled real estate professionals and will facilitate a better understanding by the investment community of the Company's two distinct businesses.

          The Company currently owns and operates hotels for its account and also enters into franchise relationships with unrelated franchisees who own and operate hotels for their account. As a result, business conflicts between the Hotel Business and the Franchising Business are inevitable, as are franchisee perceptions that the Hotel Business "competes" with the Company's franchisees. Moreover, the potential for conflict is exacerbated due to the large size of the Company's franchise system, and the territorial protections provided by the Company to its franchisees. As a result of these conflicts, the Hotel Business has been forced, on numerous occasions, to relinquish attractive hotel acquisition and development opportunities because of franchisee complaints to Company management that a proposed site and brand posed a competitive threat. Numerous other transactions have not been pursued by the Hotel Business because of concerns raised by management of the Franchising Business regarding potential adverse franchisee reaction. The Company believes that the Distribution will resolve such conflicts.

          The Distribution, by separating the Company's two distinct businesses--hotel franchising and hotel ownership and management--should also facilitate better understanding of these business by the investment community. The Company believes that the consolidation of its service-oriented Franchise Business and capital intensive, ownership-oriented Hotel Business has resulted in confusion and misperception in the investor community about the nature and growth opportunities of the Company's various operations.

          Additionally, the Board of Directors believes that, as part of an independent company with enhanced growth opportunities, the Hotel Business will be better able to attract, retain and effectively motivate skilled professionals in the real estate development area who are compensated in large part based on successfully completing real estate development and acquisition transactions.
As an independent company freed of the conflicts which have hindered its growth, the Hotel Business will be able to provide meaningful incentive compensation arrangements that will permit it to attract, motivate and retain key personnel in the real estate development area.

          These factors led the Board to initiate consideration in November 1996, in connection with efforts to monetize the Company's owned real estate, of a possible separation of the Franchising Business and the Hotel Business. In February 1997, the Board directed management to prepare for its consideration a recommendation concerning the possible separation of the Franchising Business and the Hotel Business. In April 1997, management discussed with the Company's Board of Directors the results of its study to date, and the proposal to effect the Distribution, as ultimately developed by management of the Company with advice from its advisors, was presented to and approved by the Company's Board of Directors.

          Stockholders of the Company with inquiries relating to the Distribution should contact the Company's Investor Relations Department at (301) 979-3800. After the Distribution Date, stockholders of the Franchising should contact the Franchising Investor Relations Department at (301) 979-5000.

REVERSE STOCK SPLIT

          In order to enable Realco to maintain an acceptable trading range for Realco Common Stock after the Distribution, while also retaining sufficient liquidity for Realco Common Stock, the Company has proposed that, in connection with the Distribution, the Company's Certificate of Incorporation be amended to effect a one-for-three reverse stock split pursuant to which each three shares of Common Stock will be exchanged for one share of Common Stock. As of May 1, 1997, the Company had outstanding 61,068,547 shares of Company Common Stock (not including shares issuable upon exercise of options to purchase Company Common Stock) and had reserved for issuance under the 1996 Stock Incentive Plan 7,100,000 shares of Company Common Stock. After giving effect to the Reverse Stock Split, such numbers would be 20,356,182 and 2,366,667, respectively.

          This Amendment will not be implemented if the Distribution is not completed.

SOLVENCY OPINION

          The Board of Directors has retained American Appraisal Associates, Inc. ("American Appraisal") a financial advisory firm, to provide advice as to certain solvency matters relating to the Distribution. In a written opinion to
the Board of Directors dated             , 1997, American Appraisal stated that,
based upon the considerations set forth therein and on other factors it deemed relevant, it was of the opinion that, assuming the Distribution is consummated as proposed: (i) with respect to each of the Company and Franchising, immediately after giving effect to the Distribution (a) the fair value of such company's aggregate assets would exceed such company's total liabilities (including contingent liabilities); (b) the present fair saleable value of such company's aggregate assets would be greater than such company's probable liabilities on its debts as such debts become absolute and mature; (c) such company would be able to pay its debts and other liabilities (including contingent liabilities) as they mature; and (d) the capital remaining in such company after the Distribution would not be unreasonably small for the business in which such company is engaged, as management has indicated it is now conducted and is proposed to be conducted following consummation of the Distribution; and (ii) the excess of the value of aggregate assets of the Company, before a consummation of the Distribution, over the total identified liabilities (including contingent liabilities) of the Company. The full text of American Appraisal's opinion is set forth in Annex A, and this summary is qualified in its entirety by reference to the text of such opinion. It is a condition to the consummation of the Distribution that American Appraisal deliver an updated opinion to the Board, to be dated as of the Distribution Date, in substantially the same form as the opinion set forth in Annex A. See "The Distribution--Conditions; Termination").

          In preparing its opinion, American Appraisal relied on the accuracy and completeness of all information supplied or otherwise made available to it by the Company, and did not independently verify such information or undertake any physical inspection or independent appraisal of the assets or liabilities of the Company or Franchising. Such opinion was based on business, economic, market and other conditions existing on the date such opinion was rendered.

          American Appraisal's opinion is also based on, among other things, its review of the agreements relating to the Distribution, historical and pro forma financial information and certain business information relating to the

Company and Franchising, including that contained in this Proxy Statement, as well as certain financial forecasts and other data provided by the Company relating to the businesses and prospects of the Company and Franchising. American Appraisal also conducted discussions with the Company's management with respect to the businesses and prospects of the Company and Franchising and conducted such financial studies, analyses and investigations as it deemed appropriate in rendering its opinion.

          The Company will pay American Appraisal a fee of $70,000 for services rendered in connection with the Distribution, including services it has conducted to render its opinion.

MANNER OF EFFECTING THE DISTRIBUTION

          The general terms and conditions of the Distribution are set forth in the Distribution Agreement (the "Distribution Agreement") to be entered into by the Company and Franchising prior to the Distribution.

          If the Company's stockholders approve the Distribution Proposals and all other conditions thereto are satisfied (or waived by the Board), the Distribution will be made on a date to be established by the Board of Directors following the Annual Meeting (the "Distribution Date") to stockholders of record of the Company as of the Distribution Date (such date, the "Distribution Record Date"). The Distribution Record Date will be established by the Board of Directors following the Annual Meeting. On the Distribution Date, all of the
Shares will be delivered by the Company to         , as the Distribution Agent
(the "Distribution Agent"). As soon thereafter as practicable, certificates therefor will be mailed by the Distribution Agent to holders of Company Common Stock as of the Distribution Record Date on the basis of one share of Franchising Common Stock for every share of Company Common Stock held on such date. All shares will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights.

          No holder of Company Common Stock will be required to pay any cash or other consideration for the shares of Franchising Common Stock received in the Distribution or to surrender or exchange shares of Company Common Stock in order to receive Franchising Common Stock.

FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION

          The Company has conditioned the Distribution on the receipt of a ruling from the Internal Revenue Service to the effect, among other things, that, for federal income tax purposes, the Distribution will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended, and that:

               (1) No gain or loss will be recognized by (and no amount will be included in the income of) holders of Company Common Stock upon the receipt of Shares of Franchising Common Stock in the Distribution;

               (2) Provided that on the Distribution Date a holder of Company Common Stock holds such stock as a capital asset, the holding period for the Shares of Franchising Common Stock to be received in the Distribution will include the period during which Company Common Stock was held;

               (3) A holder's basis in Company Common Stock held immediately before the Distribution will be allocated, based upon relative fair market values at the time of the Distribution, between such Company Common Stock and the Shares of Franchising Common Stock received by the stockholder in the Distribution; and

               (4) No gain or loss will be recognized by the Company or Franchising upon the Distribution.

          Application has been made to the Internal Revenue Service for a ruling to the foregoing effect. As of the date hereof, the Internal Revenue Service has not yet issued the ruling requested. The Company believes and has been advised by its outside tax advisors that the positions asserted by the Company in requesting the ruling are consistent with the Code and the rules and regulations promulgated thereunder. However, there is no certainty that the Internal Revenue Service will issue a favorable ruling. If such ruling is not obtained, the Board's present intention is not to proceed with the Distribution. However, the Board has reserved the right to waive the receipt of such a ruling as a condition to consummation of the Distribution. The Board will not provide stockholders with notice if receipt of the tax ruling is waived as a condition to consummation of the Distribution; however, (i) the board will waive such condition only if the board believes that the receipt of shares of Franchising Common Stock will be tax free and (ii) the Company will notify stockholders if the Company either receives an unfavorable ruling from the Internal Revenue Service, or withdraws its request for such ruling, prior to the Annual Meeting. See "Background and Reasons for the Distribution--Conditions; Termination." For a description of the consequences to the Company, Franchising and the stockholders if the Distribution were not to qualify as tax free, see "Risk Factors--Certain Tax Considerations."

          THE FOREGOING IS ONLY A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND DOES NOT PURPORT TO COVER ALL FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO ALL CATEGORIES OF STOCKHOLDERS AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

LISTING AND TRADING OF FRANCHISING COMMON STOCK

          There is not currently a public market for Franchising Common Stock. Prices at which Franchising Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted. Until the Franchising Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which Franchising Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for Franchising Common Stock, investor perception of Franchising and the industries in which Franchising participates, Franchising's dividend policy and general economic and market conditions. Such prices may also be affected by certain provisions of the Franchising Certificate and Franchising Bylaws, as each will be in effect following the Distribution, which will have an antitakeover effect. See "Risk Factors--Dividend Policies" and "Purposes and Antitakeover Effects of Certain Provisions of the Franchising Certificate and Bylaws."

          Franchising intends to list the Franchising Common Stock on the New York Stock Exchange. Franchising initially will have approximately 4,406 stockholders of record based upon the number of stockholders of record of the Company as of May 1, 1997. For certain information regarding options to purchase Franchising Common Stock that will be outstanding after the Distribution, see "Relationship Between the Company and Franchising after the Distribution -- Employee Benefits Allocation Agreement."

          The Company filed a request for no-action letter with the Securities
and Exchange Commission on         , 1997, setting forth, among other things,
the Company's view that the distribution of Franchising Common Stock does not require registration under the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the effect of obtaining such no-action letter will be that the distribution of the Franchising Shares need not be registered under the Securities Act and shares of Franchising Common Stock distributed to the Company's stockholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 144 under the Securities Act. Persons who are affiliates of Franchising within the meaning of Rule 144 may not publicly offer or sell the Franchising Common Stock received in connection with the Distribution except pursuant to a registration statement under the Securities Act or pursuant to Rule 144.

LISTING AND TRADING OF REALCO COMMON STOCK

          It is expected that the Realco Common Stock (formerly Company Common Stock) will continue to be listed and traded on the New York Stock Exchange after the Distribution. Following the Distribution, Realco's financial results will no longer be consolidated with those of the Company's Franchising Business, and Realco's revenues, income and other results of operations will be substantially below those of the Company prior to the Distribution.
Accordingly, as a result of the Distribution, the trading price range of the Realco Common Stock immediately after the Distribution is expected to be significantly lower than the trading price range of Company Common Stock, and the combined trading prices of Realco Common Stock and Franchising Common Stock held by stockholders after the Distribution may be less than, equal to or greater than the trading price of Company Common Stock, prior to the Distribution. The prices at which Realco Common Stock trades after the Distribution will be determined by the marketplace and may be influenced by many factors, including, among others, the continuing depth and liquidity of the market for Realco Common Stock, investor perception of the Realco's Hotel Business, dividend policy and general economic and market conditions.

CONDITIONS; TERMINATION

          The Board has conditioned the Distribution upon, among other things,
(i) the Internal Revenue Service having issued a ruling in response to the Company's request in form and substance satisfactory to the Board; (ii) approval of each of the Distribution Proposals by the Company's stockholders; (iii) the Franchising Common Stock having been approved for listing on the New York Stock Exchange subject to official notice of issuance; (iv) the taking of all actions with respect to the Distribution required or advisable under the Securities Act and the Exchange Act and the rules and regulations promulgated thereto, including the Registration Statement on Form 10 with respect to the Franchising Common Stock (the "Form 10 Registration Statement") having become effective under the Exchange Act; (v) any third-party consents to the transactions contemplated by the Distribution Proposals having been obtained, except for those the failure of which to obtain would not have a material adverse effect on the Company or Franchising; and (vi) American Appraisal having delivered an updated opinion to the Board, dated as of the Declaration Date, in substantially the same form as the opinion attached hereto as Annex A see, "The Distribution-- Opinion of Financial Advisor"). Any of these conditions, except for approval of the Distribution Proposals by the Company's stockholders, may be waived in the discretion of the Board. Even if all the above conditions are satisfied, the Board has reserved the right to abandon, defer or modify the Distribution or the other elements of the Distribution Proposals at any time prior to the Distribution Date; however, the Board will not waive any of the conditions to the Distribution or make any changes in the terms of the Distribution or the other elements of the Distribution Proposals after the Distribution Proposals are approved by the stockholders unless the Board determines that such changes would not be materially adverse to the Company's stockholders. In determining whether any such changes would be materially adverse to the Company's stockholders, the Board of Directors will consider, as appropriate, advice from its outside financial and legal advisors as well as the recommendation of management as to the potential impact of such changes on the Company and the Company's stockholders. See "Relationship Between the Company and Franchising after the Distribution--Distribution Agreement."

                                 RISK FACTORS

CERTAIN FINANCIAL AND OPERATING CONDITIONS

          While the Hotel Business and the Franchising Business have substantial operating histories, Realco and Franchising do not have operating histories as separate stand-alone companies. Prior to the Distribution, each of the two businesses had access to the cash flow generated by the other and the Company's credit, which was based on the combined assets of the Hotel Business and the Franchising Business. Subsequent to the Distribution, Realco will not have the benefit of either the cash flow generated by, or the assets of, the Franchising Business, and Franchising will not have the benefit of either the cash flow generated by or the assets of, the Hotel Business.

          Subsequent to the Distribution, each of Realco and Franchising will be a smaller and less diversified company than the Company prior to the Distribution. In addition, the division of the Company may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of each company. Nevertheless, the Company's Board of Directors believes that separation of the two companies will also result in long-term operating efficiencies by allowing the companies to focus on their respective businesses.

SUBSTANTIAL LEVERAGE AT REALCO

          On April 23, 1997, the Company, through its wholly-owned subsidiary First Choice Properties, completed an offering of $117.5 million Multiclass Mortgage Pass-Through Certificates (collectively, the "Mortgage Securities"). The Mortgage Securities carry a blended weighted average interest rate of 7.8% and have a final maturity of May 1, 2012. The Mortgage Securities are non-recourse and collateralized by 36 hotels owned by Realco. The offerings' net proceeds of $110 million have been used to prepay a portion of the Note Payable to MNR Finance Corp., a subsidiary of Manor Care. A total yield maintenance payment of approximately $1.9 million will be made to Manor Care by Realco as a result of the prepayment.

          As of May 31, 1997, it is expected that Realco will have a long-term debt of approximately $241 million. The $241 million will include the $117.5 of mortgage securities plus $86 million of bank debt and $37.5 million of debt remaining to MNR Finance Corp. It is anticipated that Realco will incur additional debt prior to the Distribution. As a result, Realco will have significant interest expense and principal repayment obligations. This significant degree of leverage could have a potential negative impact on the ability of Realco to incur additional debt to fund future expansion. While Realco expects that its operating cash flow will be sufficient to cover its expenses, including interest costs, Realco may be required to supplement operating cash flow with asset sales, refinancing proceeds, a secondary equity offering or capital spending reductions to meet principal repayment obligations in later years. There can be no assurance that any asset sales or refinancing could be successfully concluded, although Realco has no plans for such asset sales. Any resort to alternative sources of funds may impair Realco's competitive position and reduce its cash flow.

          The ability of Realco to satisfy its obligations, to reduce its debt and to increase equity will also be dependent upon its respective future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of Realco, affecting the business operations of Realco.

CERTAIN TAX CONSIDERATIONS

          The Company has conditioned the Distribution on the receipt of a favorable ruling from the Internal Revenue Service (although the Board has reserved the right to waive receipt of the ruling as a condition to consummation of the Distribution). The Board of Directors will not provide stockholders with notice if receipt of the tax ruling is waived as a condition to consummation of the Distribution; however, (i) the Board of Directors will waive such condition only if the Board of Directors believes that the receipt of shares of Franchising Common Stock will be tax free and (ii) the Company will notify stockholders if the Company either receives an unfavorable ruling from the Internal Revenue Service, or withdraws its request for such ruling, prior to the Annual Meeting. See

"The Distribution--Federal Income Tax Aspects of the Distribution." Such rulings, while generally binding upon the Internal Revenue Service, are subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in a material respect, such ruling would be jeopardized. The Company is not aware of any facts or circumstances which would cause such representations and assumptions to be untrue. The Company and Franchising have agreed to certain restrictions on their future actions to provide further assurances that the Distribution will qualify as tax free. See "Relationship Between The Company and Franchising After the Distribution--Distribution Agreement."

          If the Distribution were not to qualify under Section 355 of the Code, then in general a corporate tax would be payable by the consolidated group of which the Company is the common parent based upon the difference between (x) the fair market value of the Franchising Common Stock and (y) the adjusted basis of the Franchising Common Stock immediately prior to the Distribution. The corporate level tax would be payable by the Company and could be substantial. See "Relationship Between the Company and Franchising after the Distribution-- Tax Sharing Agreement." In addition, under the consolidated return rules, each member of the consolidated group (including Franchising) is severally liable for such tax liability.

          Furthermore, each holder of Company Common Stock who receives shares of Franchising Common Stock in the Distribution would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the Franchising Common Stock received, which would result in (x) a dividend to the extent of such stockholder's pro rata share of the Company's current and accumulated earnings and profits, (y) a reduction in such stockholder's basis in Company Common Stock to the extent the amount received exceed such stockholder's share of earnings and profits and (z) gain from the exchange of Company Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in Company Common Stock.

NO CURRENT PUBLIC MARKET FOR FRANCHISING COMMON STOCK

          There is not currently a public market for Franchising Common Stock and there can be no assurances as to the prices at which trading in Franchising Common Stock will occur after the Distribution. Until Franchising Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. Franchising intends to list the Franchising Common Stock on the New York Stock Exchange. See "The Distribution--Listing and Trading of Franchising Common Stock."

CHANGES IN TRADING PRICES OF REALCO COMMON STOCK

          It is expected that Realco Common Stock will continue to be listed and traded on the New York Stock Exchange after the Distribution. As a result of the Distribution, the trading price range of Realco Common Stock is expected to be significantly lower than the trading price range of Company Common Stock prior to the Distribution. The combined trading prices of Realco Common Stock and Franchising Common Stock held by stockholders after the Distribution may be less than, equal to or greater than the trading prices of Company Common Stock prior to the Distribution. See "Distribution--Listing and Trading of Realco Common Stock."

CERTAIN ANTITAKEOVER FEATURES

          If the Distribution Proposals are approved and the Distribution is consummated, the Franchising Certificate and Franchising Bylaws will contain several provisions, many of which are now in effect with respect to the Company and will continue to be in effect with respect to Realco, that may make the acquisition of control of Franchising difficult or expensive, or increase the likelihood that incumbent management will retain their positions, and of depriving stockholders of opportunities to receive premiums over market value for their shares. See "Purposes and Antitakeover Effects of Certain Provisions of the Franchising Certificate and Bylaws."

POTENTIAL CONFLICTS

          Subsequent to the Distribution, the interests of Realco and Franchising may potentially conflict due to the ongoing relationships between the companies. Such sources of conflict include the fact that after the Distribution, (i) Realco and Franchising will enter into a Strategic Alliance Agreement pursuant to which Realco will grant to Franchising a right of first refusal to franchise lodging properties developed or acquired by Realco that Realco intends to franchise; Franchising will grant to Realco a conditional option to purchase the MainStay Suites hotel system; each of the parties will continue to cooperate with respect to matters of mutual interest, including new product and concept testing for Franchising in hotels owned by Realco, and Realco will authorize Franchising, in certain circumstances, to negotiate with third party vendors on Realco's behalf and (ii) Realco and Franchising will be parties to agreements pursuant to which Franchising will provide to Realco certain administrative services after the Distribution. See "Relationship Between the Company and Franchising After the Distribution." With respect to these items, the potential exists for disagreements as to the quality of the services provided by the parties and as to contract compliance. Nevertheless, the Company believes that there will be sufficient mutuality of interest between the two companies to result in a mutually productive relationship. In addition, Stewart Bainum, Jr. will serve as Chairman of the Board of Directors of Realco and Franchising and Stewart Bainum will serve as Director of Realco and Franchising. Additionally William R. Floyd will serve as a director of each of Realco and Franchising. Messrs. Bainum, Jr. Bainum and William R. Floyd as well as certain other officers and directors of Realco and Franchising will also own shares (and/or options or other rights to acquire shares) in both companies following the Distribution. Appropriate policies and procedures will be followed by the boards of directors of each company to limit the involvement of the overlapping director (and if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either Realco or Franchising on certain matters which present a conflict between the two companies.

FRAUDULENT TRANSFER CONSIDERATIONS; LEGAL DIVIDEND REQUIREMENTS

          It is a condition to the consummation of the Distribution that the Board of Directors of the Company shall have received a satisfactory opinion regarding the solvency of the Company and the permissibility of the Distribution under Section 170 of the Delaware General Corporation Law. See "The Distribution--Opinions of Financial Advisors--Solvency Opinion." The Company's Board of Directors does not intend to consummate the Distribution unless it is satisfied regarding the solvency of the Company, Franchising and the permissibility of the Distribution under Section 170 of the Delaware General Corporation Law ("DGCL"). There is no certainty, however, that a court would not find that at the time the Company effected the Distribution of Franchising, the Company or Franchising, as the case may be, (i) was insolvent, (ii) was rendered insolvent by reason of the Distribution, (iii) was engaged in a business or transaction for which the Company's or Franchising's remaining assets, as the case may be, constituted unreasonably small capital, or (iv) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured, such court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and require that the stockholders return the special dividend (in whole or in part) to the Company, or require the Company or Franchising, as the case may be, to fund certain liabilities of the other company for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, the Company, Franchising or their stock, as the case may be, would be considered insolvent if the fair value of their respective assets were less than the amount of their respective liabilities or if they incurred debt beyond their ability to repay such debt as it matures. In addition, under Section 170 of the DGCL (which is applicable to the Company in the Distribution) a corporation generally may make distributions to its stockholders only out of its surplus (net assets minus capital)and not out of capital.

          The Company's Board of Directors and management believe that, in accordance with the solvency opinion rendered in connection with the Distribution, (i) Realco and Franchising each will be solvent at the time of the Distribution (in accordance with the foregoing definitions), will be able to repay its debts as they mature following the Distribution and will have sufficient capital to carry on its businesses, and (ii) the Distribution will be made entirely out of surplus, as provided under Section 170 of the DGCL.

SIGNIFICANT BAINUM FAMILY INTEREST

          Upon completion of the Distribution, Stewart Bainum, Stewart Bainum, Jr., and Barbara Bainum are expected to beneficially own approximately 17.45%, 26.19% and 9.04%, respectively, of Company Common Stock, and Franchising Common Stock, in each case including shares with respect to which voting power is shared with other individuals or entities. See "Security Ownership of Principal Stockholders and Management." In addition, Mr. Bainum and Mr. Bainum, Jr. will be directors of Realco and Mr. Bainum, Mr. Bainum, Jr. and Ms. Bainum will be directors of Franchising. As a result, the Bainum family may be in a position to significantly influence the affairs of each of Realco and Franchising, including the election of directors.

DIVIDEND POLICIES

          The dividend policies of Realco and Franchising will be determined by their respective Boards of Directors following the Distribution. The declaration and payment of dividends by Realco will be at the discretion of the Realco Board of Directors. The declaration and payment of dividends by Franchising will be at the discretion of the Franchising Board of Directors. The Realco Board of Directors and the Franchising Board of Directors intend to re-evaluate their respective dividend policies in the future in light of their respective companies' results of operations, financial conditions, cash requirements, future prospects and other factors deemed relevant by the respective boards of directors. There can be no assurance that any dividends will be paid in the future.

IMPACT OF INFLATION AND OTHER EXTERNAL FACTORS

          Franchising's principal sources of revenues are franchise fees. Franchise fees and revenues from owned and managed hotels can be impacted by two external factors: the supply of hotel rooms within the lodging industry relative to the demand for rooms by travelers, and inflation.

          Although industry-wide supply and demand for hotel rooms recently has been fairly balanced, any excess in supply that might develop in the future could have an unfavorable impact on room revenues at Franchising's franchised hotels either by reducing the number of rooms reserved at Franchising's properties or by restricting the rates hotel operators can charge for their rooms. In addition, an excess supply of hotel rooms may discourage potential franchisees from opening new hotels, unfavorably impacting the franchise fees received by Franchising.

          Although Franchising believes that increases in the rate of inflation will generally result in comparable increases in hotel room rates, severe inflation could contribute to a slowing of the national economy, which could result in reduced travel by both business and leisure travelers. That could lead to less demand for hotel rooms, which could result in a temporary reduction in room rates and fewer room reservations, negatively impacting revenues received by Franchising. A weak economy could also reduce demand for new hotels, negatively impacting the franchise fees received by Franchising.

          Among the other unpredictable external factors which may affect Franchising's fee stream are wars, airline strikes and severe weather.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY

          Certain statements contained in this Proxy Statement under the captions "Proxy Statement Summary," "Risks Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Choice Hotels Franchising, Inc.--Business and Properties," "Realco--Business and Properties" and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company or Franchising for industry results to differ materially from any future results, performance or achievements express or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among other things: Realco's substantial leverage after the Distribution, and its plans to realize cash proceeds through leveraging its remaining assets; Realco's plans to make selected strategic investments and acquisitions and develop new hotels; Franchising's plans to expand its international franchise operations; Franchising's plans to market new brands and products; Realco's and Franchising's success in implementing their respective business strategies, including their success in arranging financing where required; competition; government regulation; general economic and business conditions; and other factors referenced in this Proxy Statement. See "Risk Factors." These forward-looking statements speak only as of the date of this Proxy Statement. The Company and Franchising expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's or Franchising's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                       RELATIONSHIP BETWEEN THE COMPANY
                    AND FRANCHISING AFTER THE DISTRIBUTION

          For purposes of governing the ongoing relationships between the Company and Franchising after the Distribution Date, and in order to facilitate the transition to two separate publicly-traded companies, the Company and Franchising will enter into various agreements setting forth the Company's and Franchising's on-going responsibilities regarding various matters outlined below. The agreements summarized in this section are included as exhibits to Franchising's Registration Statement on Form 10.

DISTRIBUTION AGREEMENT

          On or prior to the Distribution Date, the Company and Franchising will enter into a Distribution Agreement which provides for, among other things, the principal corporate transactions required to effect the Distribution, the assumption by Franchising of all liabilities relating to the Franchise Business and the allocation between the Company and Franchising of certain other liabilities, certain indemnification obligations of the Company and Franchising and certain other agreements governing the relationship between the Company and Franchising with respect to or in consequence of the Distribution. The Distribution Agreement provides that the Distribution is subject to the prior satisfaction of certain conditions including, among other things, the execution of all ancillary agreements to the Distribution Agreement, certain of which are described below, and the formal approval of the Distribution by the Company Board of Directors.

          Subject to certain exceptions, Franchising has agreed to indemnify the Company and its subsidiaries against any loss, liability or expense incurred or suffered by the Company or its subsidiaries arising out of or related to the failure by Franchising to perform or otherwise discharge liabilities allocated to and assumed by Franchising under the Distribution Agreement, and the Company has agreed to indemnify Franchising against any loss, liability or expense incurred or suffered by Franchising arising out of or related to the failure by the Company to perform or otherwise discharge the liabilities retained by the Company under the Distribution Agreement. The foregoing cross-indemnities do not apply to indemnification for tax claims and liabilities, which are addressed in the Tax Sharing Agreement described below. The Distribution Agreement also includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of a claim or suit brought by a third party.

          The Distribution Agreement also provides that by the Distribution Date, Franchising's Amended and Restated Certificate of Incorporation and Bylaws shall be in the forms attached hereto as Annexes B and C, respectively, and that Franchising and the Company will take all actions which may be required to elect or otherwise appoint, as directors of Franchising, the nine persons indicated herein. See "Description of Franchising Capital Stock," "Purposes and Antitakeover Effects of Certain Provisions of the Franchising Certificate and Bylaws" and "Management of Franchising--Directors of Franchising."

          The Distribution Agreement also provides that each of the Company and Franchising will be granted access to certain records and information in the possession of the other, and requires the retention by such information in its possession, and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of the Company and Franchising to obtain the consent of the other prior to waiving any shared privilege.

          The Distribution Agreement provides that except as otherwise specifically provided, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of the Distribution Agreement and with the consummation of the transactions contemplated by the Distribution Agreement (including transfer taxes and the fees and expenses of all counsel, accountants and financial and other advisors) shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, the Company shall be obligated to pay the legal, filing, accounting, printing and other accountable and out-of-pocket expenditures in connection with the preparation, printing and filing of the Registration Statement on Form 10 and obtaining financing.

STRATEGIC ALLIANCE AGREEMENT

          On or prior to the Distribution Date, the Company and Franchising will enter into a Strategic Alliance Agreement pursuant to which: (i) the Company will grant a right of first refusal to Franchising to franchise any lodging property that the Company develops or acquires and intends to franchise; (ii) the Company will, barring a material change in market conditions, continue to develop Sleep Inns and MainStay Suite Hotels so that it will have opened a total of 14 Sleep Inns and 15 MainStay Suite Hotels within 48 months of the Distribution Date; (iii) Franchising will grant to the Company an option, exercisable under certain circumstances, to purchase the brand names, marks, franchise agreements and other assets of the MainStay Suites hotel system; (iv) the Company and Franchising will continue to cooperate with respect to matters of material interest, including new product and concept testing for Franchising in hotels owned by the Company; and (v) the Company will authorize Franchising to negotiate with third party vendors on the Company's behalf for the purchase of certain items. The Strategic Alliance Agreement extends for a term of 20 years with a mutual termination provision on the fifth, tenth and fifteenth anniversaries.

TAX SHARING AGREEMENT

          The Company and Franchising will enter into the Tax Sharing Agreement for purposes of allocating pre-Distribution tax liabilities among the Company and Franchising and their respective subsidiaries. In general, the Company will be responsible for (i) filing consolidated federal income tax returns for the Company affiliated group and combined or consolidated state tax returns for any group that includes a member of the Company affiliated group, including in each case Franchising and its subsidiaries for the periods of time that such companies were members of the applicable group and (ii) paying the taxes relating to such tax returns to the applicable taxing authorities (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities) remitted by the Company and Franchising, respectively. Franchising will reimburse the Company for the portion of such taxes that relates to Franchising and its subsidiaries, as determined based on their hypothetical separate company income tax liabilities. The Company and Franchising have agreed to cooperate with each other, and to share information, in preparing such tax returns and in dealing with other tax matters.

EMPLOYEE BENEFITS ALLOCATION AND ADMINISTRATION AGREEMENT

          The Company anticipates that it will amend the existing Choice Hotels International Inc. Retirement Savings and Investment Plan ("401(k) Plan") and Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan ("Non-Qualified Savings Plan") to make each plan a multiple employer plan in which both Franchising and Realco will participate. The Company will enter into an Employee Benefits and Other Employment Matters Allocation and Administration Agreement (the "Employee Benefits Allocation and Administration Agreement") which will provide for (i) administration of the 401(k) Plan and Non-Qualified Plan and (ii) the allocation subsequent to the Distribution of other employee benefits, as they relate to employees who remain employed by the Company or its subsidiaries (the "Company Employees") after the Distribution and employees who are employed by Franchising after the Distribution ("Franchising Employees"). The Employee Benefits Allocation and Administration Agreement will provide that, effective as of the Distribution Date, Franchising will, or will cause one or more of its subsidiaries to assume or retain, as the case may be, all liabilities of the Company, to the extent unpaid as of the Distribution Date, under employee benefit plans, policies, arrangements, contracts and agreements, including under collective bargaining agreements, with respect to Franchising Employees. The Employee Benefits Allocation and Administration Agreement will also provide that Realco generally will assume or retain, as the case may be, all other liabilities under employee benefit plans maintained by the Company, or any of its subsidiaries with respect to employees of the Company or any of its retained subsidiaries after the Distribution. Pursuant to the Employee Benefits Allocation and Administration Agreement, Realco will continue sponsorship of the various Company profit sharing plans, stock plans and health and welfare plans with respect to the Company Employees. Franchising will establish a number of plans (other than the 401(k) Plan and Non-Qualified Savings Plan) which will allow Franchising to provide to its employees substantially the same benefits currently provided to them as employees of the Company. With respect to each Company profit sharing and retirement plan, the Company shall transfer to Franchising on or before , 1998, an amount representing the present value of the full accrued benefit of all Franchising Employees who had earned a benefit under any such

Company plan. The Employee Benefits Allocation Agreement provides for cross-guarantees between the Company and Franchising with respect to the payment of benefits under certain plans and for cross-indemnification with respect to pre-Distribution employment-related claims.

          The Employee Benefits Allocation and Administration Agreement also provides for the adjustment of outstanding options to purchase shares of Company Common Stock held by Company Employees, Franchising Employees and employees of Manor Care who hold such shares as a result of the Manor Care Spin-off. On the Distribution Date, each Company Employee and Franchising Employee holding an incentive stock option to purchase Company Common Stock will receive, for each such option, a conversion award consisting of an incentive stock option to purchase the common stock of such employee's employer after the Distribution (i.e., Franchising Common Stock for Franchising Employees and Company Common Stock for Company Employees), with the number of shares that may be acquired and the option price adjusted pursuant to a formula designed to preserve the financial value of the options. Each Company Employee and Franchising Employee holding a non-qualified option to purchase Company Common Stock that has vested on or prior to the Distribution Date, may make a one-time election to choose a conversion consisting of any percentage combination of Company Common Stock and Franchising Common Stock with the number of shares and the exercise price adjusted so as to preserve the financial value of the outstanding options. Each Company Employee and Franchising Employee holding a non-qualified option to purchase Company Common Stock that has not vested on or prior to such date, will receive a conversion award of which one-half of the financial value of which will comprise shares of common stock of such employee's employer after the Distribution, and one-half of the financial value of which will comprise a pro rata combination of shares of Realco Common Stock and Franchising Common Stock.

          On the Distribution Date, each employee of Manor Care holding vested non-qualified options to purchase shares of Company Common Stock may make a one-time election to choose a conversion consisting of any percentage combination of Company Common Stock and Franchising Common Stock with the number of shares and the exercise price adjusted so as to preserve the financial value of the outstanding options. Manor Care employees holding unvested non-qualified options to purchase shares of Company Common Stock will receive a conversion award consisting of an option to purchase shares of Realco Common Stock and an option to purchase shares of Franchising Common Stock, whereby the number of shares that may be acquired under, and the option price of, each conversion award will be set pursuant to a formula designed to allocate the financial value of the outstanding option based on the relative stock values immediately following the Distribution.

LEASE AGREEMENTS

          On or prior to the Distribution Date, the Company and Franchising will enter into a agreement with Manor Care amending the terms of the Silver Spring Lease and the Gaithersburg Lease to allocate the Company's rights and responsibilities thereunder between Franchising and Realco. It is currently expected that the Company and Franchising will allocate the Company's rights and responsibilities under the Silver Spring Lease such that Franchising will have the obligation to lease from Manor Care approximately % of the office space available under the Silver Spring Lease with financial terms approximately equal (on a square foot basis) to the terms of the Silver Spring Lease, with liability for payment allocated proportionally. See "Relationship Between the Company and Manor Care--Lease Agreements."

TRANSITIONAL SERVICE AGREEMENTS

          On or prior to the Distribution Date, the Company and Franchising will enter into a number of agreements pursuant to which Franchising will provide certain continuing services to the Company for a transitional period. Such services will be provided on market terms and conditions. Subject to the termination provisions of the specific agreements, the Company will be free to procure such services from outside vendors or may develop an in-house capability in order to provide such services internally. Management believes that these agreements are based on commercially reasonable terms including pricing and payment terms. The primary transitional services agreements are summarized below.

          Pursuant to the Employee Benefits Administration Agreement, Franchising will provide certain benefits, compensation and other services. Such other services may include benefit plan administration and accounting, COBRA administration, regulatory compliance and certain fiduciary services. Pursuant to the Tax Administration Agreement, Franchising will provide certain sales, use, occupancy, real and personal property tax return administration, audit and appeals services for the Company. Pursuant to the Vehicle Lease Agreement, Franchising will provide the use of certain vehicles to the Company.

OTHER AGREEMENTS

          On or prior to the Distribution Date, the Company and Franchising will enter into certain other agreements that will, as of 12:00 midnight on the Distribution Date, fix the respective responsibilities of the Company and Franchising with respect to the following: the provision by Manor Care of certain corporate services (including administrative and accounting systems), the provision of management services, and the procurement by Manor Care of certain products and supplies used by the Company and Franchising in their respective businesses and other miscellaneous matters. None of these agreements extends for a period greater then 18 months from the Distribution Date and they are not, either alone or in the aggregate, expected to materially affect the Company or its results of operations.

AMENDMENT TO AGREEMENTS WITH MANOR CARE

          Prior to November 1, 1996, the Company and Franchising were wholly-owned subsidiaries of Manor Care. On November 1, 1996, Manor Care effected the Manor Care Spin-off. In connection with the Manor Care Spin-off the Company and Manor Care entered into various agreements setting forth the Company's and Manor Care's on-going responsibilities regarding various matters. In connection with the Distribution, certain of these agreements will be amended to allocate certain of the Company's rights and responsibilities thereunder between Franchising and Realco.

                             ACCOUNTING TREATMENT

          The historical combined financial statements of Franchising present its financial position, results of operations and cash flows as if it were a separate entity for all periods presented. The Company's historical basis in the assets and liabilities of Franchising has been carried over.

                       POST DISTRIBUTION DIVIDEND POLICY

          The dividend policies of Realco and Franchising will be determined by their respective Boards of Directors following the Distribution.

                  CERTAIN INFORMATION CONCERNING FRANCHISING

PRO FORMA FINANCIAL DATA

          The following unaudited pro forma combined statements of income of Franchising give effect to (i) the Manor Care Distribution and related transactions and (ii) the Distribution and related transactions as if the foregoing had occurred on June 1, 1995. The pro forma financial data are provided for information purposes only and do not purport to be indicative of the results that actually would have been obtained if the Manor Care Distribution and related transactions and the Distribution and related transactions had been effected on the dates indicated or of those results that may be obtained in the future. The pro forma combined statement of income are based on preliminary estimates. The actual recording of the transactions will be based on actual costs. Accordingly, the actual recording of the Manor Care Distribution and related transactions and the Distribution and related transactions can be expected to differ from those pro forma financial statements. There were no adjustments required to the Statement of Income for the year ended May 31, 1996 as a result of the Distribution. No pro forma Statement of Income is presented for the nine months ended February 28, 1997, and no pro forma balance sheet is presented as of February 28, 1997 as there were no pro forma adjustments to the financial statements for those periods.

                    PRO FORMA COMBINED STATEMENT OF INCOME
                        FOR THE YEAR ENDED MAY 31, 1996

                                                                                         Manor Care
                                                                                        Distribution
                                                                         Historical    Adjustments(a)    Pro Forma
                                                                         -----------  -----------------  ----------
             REVENUES
                Royalty fees...........................................    $ 89,182                       $ 89,182
                Marketing and reservation fees.........................      93,237                         93,237
                European hotel operations..............................      19,609                         19,609
                Product sales and rentals..............................      26,693                         26,693
                Initial franchise fees.................................      12,253                         12,253
                Other revenue..........................................       5,342                          5,342
                                                                           --------                       --------
                  Total revenues.......................................     246,316                        246,316
                                                                           --------                       --------

             OPERATING EXPENSES
                Payroll and benefits...................................      57,056                         57,056
                Other administrative expenses..........................      38,200                         38,200
                European hotel operations..............................      19,545                         19,545
                Product sales and rentals..............................      20,709                         20,709
                Advertising and marketing..............................      41,684                         41,684
                Depreciation and amortization..........................      11,839                         11,839
                Provision for asset impairment.........................      24,760                         24,760
                                                                           --------                       --------
                  Total operating expenses.............................     213,793     $ 4,100(b)         217,893
                                                                           --------     -------           --------

                  Operating income.....................................      32,523      (4,100)            28,423
                                                                           --------     -------           --------

             OTHER INCOME AND EXPENSES
                Minority interest......................................       1,532      (1,532)(c)             --
                Interest on Notes payable to Manor Care................       7,083     -------              7,083
                Interest and other                                            2,931                          2,931
                                                                           --------     -------           --------
                  Total other expenses.................................      11,546      (1,532)            10,014
                                                                           --------     -------           --------

                Income before income taxes.............................      20,977      (2,568)            18,409
                Income taxes...........................................      (9,313)      1,623(d)          (7,690)
                                                                           --------     -------           --------
                Net income.............................................    $ 11,664     $  (945)          $ 10,719
                                                                           ========     =======           ========
                Net income per share...................................                                   $   0.17(e)
                                                                                                          ========

____________________

(a) Reflects the effect of the Manor Care Distribution and related transactions.
(b) Reflects the net additional costs associated with staffing of accounting, finance, cash management, risk management, human resources and legal personnel, directors' costs, incremental rental costs and the payment of certain consulting fees to Manor Care.
(c) Reflects the elimination of minority interest associated with the purchase of minority equity.
(d) Represents the income tax impact of pro forma adjustments at statutory rates.
(e) Pro forma income per share is computed by dividing pro forma net income by the pro forma weighted average number of outstanding common shares, aggregating 62.6 million in fiscal year 1996. The pro forma weighted average number of outstanding common shares is based on Manor Care's weighted average number of outstanding common shares at May 31, 1996.

SELECTED HISTORICAL FINANCIAL DATA OF FRANCHISING

          The following table presents selected historical combined financial data of Franchising for the five fiscal years ended May 31, 1996, 1995, 1994, 1993, 1992 and the thirty six weeks ended February 28, 1997 and February 29, 1996.

          The combined financial statements of Franchising include the assets and liabilities, revenues and expenses of the Franchising Business and the ownership and operation of 14 hotel properties in France, Germany and the United Kingdom. The Franchising combined financial statements include certain allocations of the overhead expenses incurred by the Company, and prior to November 1, 1996 incurred by Manor Care, that support all of the Franchising Business. In management's opinion, these allocations were made on a reasonable basis, however, such allocations may not be indicative of the level of expenses which will be incurred by Franchising after the Distribution. The expenses were generally allocated based upon specific identification and estimates of the relative time devoted to supporting Franchising.

          The combined income statement data for 1992 and 1993, the balance sheet data for 1992 through 1994 and the financial data as of and for the nine months ended February 29, 1996 and February 28, 1997 have been derived from unaudited combined financial statements of Franchising which in the opinion of management include all material adjustments necessary for those periods and were prepared as if Franchising were a separate entity for all periods presented. The historical combined financial data is not necessarily indicative of Franchising's future results of operations or financial condition. The data set forth below should be read in conjunction with the Unaudited Pro Forma Financial Data and the notes thereto of Franchising and the audited Combined Financial Statements of Franchising and the notes thereto and the Management's Discussion and Analysis of Historical Financial Condition and Results of Operations of Franchising included elsewhere in this Proxy Statement. For a discussion of the basis of presentation of the Franchising Combined Financial Statements, see Note 1 of the Notes to the Franchising Combined Financial Statements.

                        CHOICE HOTELS FRANCHISING, INC.

                      SELECTED HISTORICAL FINANCIAL DATA

                                                   (IN THOUSANDS)                                      NINE-MONTHS ENDED
                                     ---------------------------------------------------        ------------------------------
                                                   YEAR ENDED MAY 31,                           FEBRUARY  29,      FEBRUARY 28,
                                     ---------------------------------------------------
                                         1992         1993         1994         1995       1996         1996           1997
                                         ----         ----         ----         ----       ----         ----           ----
                                     (UNAUDITED)   (UNAUDITED)                                       (UNAUDITED)    (UNAUDITED)
STATEMENT OF INCOME DATA
Revenues..............................  $128,024     $143,054     $184,866     $212,672    $ 246,316    $187,897      $205,947
Operating expenses:
    Payroll and benefits..............    35,700       36,950       42,773       49,252       57,056      43,010        49,490
    Other administrative expenses.....    31,030       37,651       48,149       40,227       38,200      30,349        36,293
    European hotel operations.........        --           --        9,004       17,922       19,545      13,995        12,122
    Product sales and rentals.........     6,433        7,365       12,014       13,882       20,709      13,825        17,490
    Advertising and marketing.........    24,224       28,851       33,978       37,655       41,684      34,624        31,868
    Depreciation and amortization.....     8,076        9,182       10,825       11,768       11,839       9,058         7,757
    Provision for asset impairment....        --           --           --           --       24,760(1)       --            --
                                        --------     --------     --------     --------    ---------    --------      --------
       Total operating expenses.......   105,463      119,999      156,743      170,706      213,793     144,861       155,020
                                        --------     --------     --------     --------    ---------    --------      --------
Operating income......................    22,561       23,055       28,123       41,966       32,523      43,036        50,927
                                        --------     --------     --------     --------    ---------    --------      --------
OTHER INCOME AND EXPENSES
    Interest expense on Notes
      payable to Manor Care...........     7,083        7,083        7,083        7,083        7,083       5,312         5,312
    Minority interest.................        --          900        1,476        2,200        1,532       1,149            --
    Interest and other................       176          145        3,591        3,672        2,931       2,258         2,928
                                        --------     --------     --------     --------    ---------    --------      --------
       Total other income and expenses     7,259        8,128       12,150       12,955       11,546       8,719         8,240
                                        --------     --------     --------     --------    ---------    --------      --------
    Income before income taxes........    15,302       14,927       15,973       29,011       20,977      34,317        42,687
    Income taxes......................    (6,180)      (6,422)      (7,372)     (12,783)      (9,313)    (14,450)      (17,578)
                                        --------     --------     --------     --------    ---------    --------      --------
    Net income........................  $  9,122     $  8,505     $  8,601     $ 16,228    $  11,664    $ 19,867      $ 25,109
                                        ========     ========     ========     ========    =========    ========      ========
BALANCE SHEET DATA
    Total assets......................  $139,121     $170,815     $173,646     $189,087    $ 214,158    $206,994      $205,461
    Notes payable to Manor Care.......  $ 78,700     $ 78,700     $ 78,700     $ 78,700    $  78,700    $ 78,700      $ 78,700
    Total debt........................  $ 87,632     $122,909     $126,294     $128,205    $ 145,148    $126,572      $124,923
    Total liabilities.................  $111,537     $144,982     $160,371     $192,860    $ 174,760    $159,256      $162,416
       Total investments and
         advances from (to) Parent....  $ 27,584     $ 25,833     $ 13,275     $ (3,833)   $  39,398    $ 47,738      $ 43,045

__________________

(1) In 1996 Franchising recorded a pre-tax charge of $24.8 million for impairment of long lived assets associated with Franchising's European operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The principal factors that affect Franchising's results are: growth in the number of hotels; occupancies and room rates achieved by Franchising's brands; the number and relative mix of franchised hotels; and Franchising's ability to manage costs. The number of rooms at franchised properties and occupancies and room rates significantly affect Franchising's results because franchise royalty fees are based upon room revenues at franchised hotels. Increases in franchise fee revenues have a disproportionate impact on Franchising's operating margin due to the lower incremental costs associated with these revenues.

          COMPARISON OF RESULTS OF OPERATION

          THE NINE MONTHS ENDED FEBRUARY 28, 1997 AND FEBRUARY 29, 1996. Net income was $25.1 million for the nine months ended February 28, 1997, an increase of $5.2 million, or 26.4%, compared to the same period in fiscal year 1996.

          Royalty fees charged to franchisees are generally calculated based on a percentage of franchised hotels total revenues. Marketing fees charged to franchisees are generally calculated based on a percentage of franchised hotels total revenues plus, in many cases, a fixed amount per franchised room. Reservation fees charged to franchisees are also generally calculated based on a percentage of franchised hotels total revenues but may also be based upon reservation call volume. Royalty fees increase $7.3 million, or 11.0% during the nine months ended February 28, 1997 compared to the nine months ended February 29, 1996 and marketing and reservation fees increased $3.7 million, or 5.4%. These increases were primarily the result of the increase in the number of domestic franchised properties and the operating performance at those properties. Franchising's domestic franchise hotels increased by 287 properties, or 11.8% to 2,718 properties at February 28, 1997, from 2,431 properties as of February 29, 1996. Average daily room rates of domestic franchise hotels increased by approximately 4.8% for the nine months ended February 28, 1997 compared to the same period of the prior fiscal year. Average occupancies of domestic franchise hotels were 63.1% and 64.2% for the nine months ended February 28, 1997 and February 29, 1996, respectively.

          At February 28, 1997, Franchising owned and managed 14 European hotels in Germany, France and Great Britain. Revenues from European hotel operations decreased 9.2% during the nine months ended February 28, 1997 compared to the same period of the prior year. The decrease is as a result of exchange rate fluctuations as well significantly decreased revenue at a German hotel resulting from low occupancy in an increasingly competitive market.

          Product sales and rentals consists, primarily, of sales made to franchisees under Franchising's group purchasing program for franchisees but also consists of rental and sales of equipment and software used to support Franchising's reservation system. Product sales and rentals increased $3.7 million, or 20.6%, for the nine months ended February 28, 1997 compared to the nine months ended February 29, 1996, primarily due to increases in group purchasing program sales associated with the sale of furniture and fixtures for newly constructed Comfort Inns and Sleep Inns.

          Initial franchise fees are one time fees charged to new licensees for the use of proprietary marks and systems. Initial franchise fees increased $1.2 million, or 13.1%, for the nine months ended February 28, 1997 compared to the same period of the prior fiscal year. The increase is the result of an increase in the number of new properties added to the system as well as increased fees on certain brands.

          Other revenue primarily consists of relicensing fees charged to transfer ownership of a Choice branded property to a new owner, convention revenues, partnership income, and fees for the use of global distribution systems, among others. Other revenue increased approximately $3.5 million, or 30.9%, for the nine months ended February 28, 1997 compared to the same period of the prior fiscal year.

          Payroll and benefits increased $6.5 million, or 15.1%, for the nine months ended February 28, 1997 compared to the nine months ended February 29, 1996. The increase primarily relates to the increased costs of supporting Franchising's domestic reservation systems and of the increased costs of supporting Franchising's domestic marketing programs. The remainder of the increase is associated with additional personnel added to support company growth, new company initiatives and the personnel added as a result of the Manor Care Spin-off.

          Other administrative expenses increased $5.9 million, or 19.6%, for the nine months ended February 28, 1997 compared to the nine months ended February 29, 1996. The increase is due primarily to increased overhead associated with increased personnel, increased global distribution system costs, increased convention costs and miscellaneous other cost increases.

          Hotel operations expense decreased $1.9 million, or 13.4%, for the nine months ended February 28, 1997 compared to the same period of the prior fiscal. The decreased costs are consistent with the decrease in revenues.

          Gross margins on product sales and rentals were 18.7% and 22.5% during the nine months ended February 28, 1997 and February 29, 1996, respectively. The decrease is due to the change in the relative mix of product sales. Product sales made to franchisees under Franchising's group purchasing program for franchisees increased $3.7 million and represented 84.0% and 80.0% respectively, of total product sales. These sales are made at average margins of less than 10%.

          Advertising and marketing costs decreased $2.8 million, or 8.0%, during the nine months ended February 28, 1997 compared to the same period of the prior fiscal year, principally due to the timing of advertising campaigns.

          COMPARISON OF FISCAL YEAR RESULTS. Net income was $11.7 million for fiscal year 1996, a decrease of $4.6 million, or 28.1%, compared to fiscal year 1995. In fiscal year 1995, net income increased $7.6 million, or 88.7% compared to fiscal year 1994. Net income in fiscal year 1996 includes a pre-tax charge of $24.8 million related to asset impairment charges. Excluding the impact of the asset impairment charges, net income in fiscal 1996 would have increased $10.4 million, or 64.1%.

          Royalty fees in fiscal 1996, 1995 and 1994 increased $10.4 million, or 13.2%, $4.8 million, or 6.5%, and $16.1 million, or 27.7%, respectively. Marketing and reservation fees in fiscal 1996, 1995 and 1994 increased $12.7 million, or 15.8%, $8.5 million, or 11.8%, and $10.8 million, or 17.7%, respectively. These increases were primarily the result of the increase in the number of domestic franchised properties, the operating performance at those properties and the rates charged to domestic franchised properties. At the end of fiscal 1996, 1995 and 1994 Franchising had 214,613, 200,792, and 203,019
franchised domestic rooms, respectively. Average daily room rates at franchised properties were $49.49, $47.13, and $45.63 in fiscal 1996, 1995 and 1994, respectively, while average occupancies were 63.8%, 63.8% and 62.2%, respectively. Average royalty rates at franchised properties were 3.5%, 3.2% and 3.1% for fiscal years 1996, 1995 and 1994, respectively.

          At May 31, 1996, Franchising owned and managed 14 European hotels in Germany, France and Great Britain. Revenues from hotel operations increased 5.2% in fiscal 1996 over the prior year and 157.5% in fiscal 1995 over the prior year. The increase in fiscal 1996 is primarily due to improved performance of newly completed owned and managed hotels. The increase in fiscal 1995 is due primarily to the addition of owned or managed hotels associated with the Resthotel Primevere acquisition.

          Product sales and rentals increased 30.1% and 10.6% in fiscal years 1996 and 1995 from the prior years, respectively. The entire increase in fiscal 1996 and 92.4% of the increase in fiscal 1995 was due to increases in group purchasing program sales associated with the sale of furniture and fixtures for new construction Comfort Inns and Sleep Inns.

          Initial franchises fees increased $2.9 million, or 31.7%, and $730,000, or 8.5%, in fiscal 1996 and fiscal 1995, respectively. The increase is the result of an increase in the number of new properties added to the system as well as increased fees on certain brands.

          Payroll and benefits increased $7.8 million, or 15.8%, and $6.5 million, or 15.1%, in fiscal years 1996 and 1995 respectively. In fiscal 1996 and fiscal 1995, the increases primarily relate to the increased costs of supporting Franchising's domestic reservation systems and of the increased costs of supporting Franchising's domestic marketing programs. The remainder of the increase is associated with additional personnel added to support company growth and new company initiatives.

          Other administrative expenses decreased $2.0 million, or 5.0%, and $7.9 million, or 16.5%, in fiscal years 1996 and 1995, respectively. In fiscal 1996 the decrease is due to primarily to decrease overhead costs of European franchise operations while in fiscal 1994 the decrease is due to reduced European overhead costs, significantly lower travel and entertainment expenditures and a decreased reserve for bad debts.

          In fiscal 1996, hotel operations expense increased $1.6 million, or 9.1%, over the prior fiscal year. In fiscal 1995, hotel operations costs increased $8.9 million. The increases in hotel operating expenses is driven primarily by the increase in hotel operations revenue.

          Gross margins on product sales and rentals were 22%, 32% and 35% in fiscal years 1996, 1995, and 1994, respectively. The decrease is due to the change in the relative mix of product sales. Product sales made to franchisees under Franchising's group purchasing program for franchisees increased $7.1 million and $1.9 million in fiscal 1996 and 1995, respectively, and represented 80.8% and 70.5%, respectively, of total product sales. These sales are made at average margins of less than 10%.

          Advertising and marketing costs increased $4.0 million, or 10.7%, and $3.7 million, or 10.8%, in fiscal 1996 and fiscal 1995, respectively, principally due to general increases in advertising costs. These increases were offset by corresponding increases in marketing fees charged to Franchising's franchised hotels.

          Depreciation and amortization expense increased 0.6% in fiscal 1996 and 8.7% in fiscal 1995. The increase is primarily due to depreciation on additional computer hardware used to support Franchising's reservation systems.

          In fiscal year 1996, Franchising recorded a pre-tax charge against earnings of $24.8 million related to impairment of certain long-lived assets associated with Franchising's European operations. During fiscal year 1996, in connection with Franchising's equity investment in Friendly Hotels, PLC, Franchising restructured its European operations to focus more specifically on selected geographic markets. Franchising performed a review of its European operations and determined that certain assets associated with these operations were impaired. These assets relate primarily to European properties opened or acquired in fiscal years 1993 and 1994. Franchising's experience shows that newly opened or acquired properties require up to three-years to reach stabilized operating levels. Operating results at the affected properties have not improved as expected over the three year period. The amount of the impairment charge was measured in accordance with Franchising's policy. See the Combined Financial Statements and related notes included elsewhere herein.

          LIQUIDITY AND CAPITAL RESOURCES

          Historically all cash received by Franchising has been deposited in or combined with its Parent's corporate funds as part of its Parent's cash management system. Subsequent to the Distribution, Franchising will maintain its own cash balances and implement its own internal cash management system.

          The Company has $225.7 million payable to Manor Care as of May 31, 1996 assumed as part of the Manor Care Distribution. The portion of this indebtedness related to acquisitions made by Franchising has been pushed down to Franchising, and, as of February 28, 1997 and May 31, 1996, Notes payable to Manor Care by Franchising totaling $78.7 million were outstanding. Interest on the amount of the loan is payable quarterly at a rate of 9% per annum. The loan will mature on November 1, 1999 and may be prepaid in whole or in part, together with accrued interest, at Franchising's option. If the loan is repaid prior to November, 1, 1997, Franchising will be required to reimburse Manor Care on demand for any actual loss incurred or to be incurred by Manor Care (for the period up to and including November 1, 1997) in the redeployment of the funds released by any prepayment of the loan. The Notes Payable to Manor Care are expected to be repaid from operating cash flow or from third party financing.

          During fiscal 1996 and through November 1, 1996, the Company was a co-guarantor with Manor Care and other affiliates for a $250 million competitive advance and multi-currency revolving credit facility. On October 30, 1996 the Company entered into a $100.0 million competitive advance and multi-currency revolving credit facility provided by a group of seven banks. During November 1996 the Company repaid its portion of the Manor Care multi-currency credit facility, $50.1 million, with an advance from the Company's newly acquired Credit Facility. As of February 28, 1997, Franchising had $31.0 million in advances against the multi-currency portion of the newly acquired credit facility outstanding. Franchising expects to have access to a revolving credit facility prior to the Distribution and will repay its portion of borrowings under the Company's existing credit facility.

          Management believes cash flows from operations and third party financing sources will be adequate to support on-going operations, capital expenditures and meet debt service requirements for the foreseeable future. If necessary, Franchising will need to secure additional sources of financing to repay the Notes Payable to Manor Care on November 1, 1999.

          Net cash provided by operating activities for the nine months ended February 28, 1997 was $44.5 million compared to $27.1 million for the same period of the prior fiscal year. Improved cash flow resulted primarily from improved net income and a reduced change in deferred taxes.

          Franchising's working capital ratio at February 28, 1997 and May 31, 1996 was .68 and 1.14, respectively. Franchising attempts to minimize its investments in net current assets. Franchising utilizes the Credit Facility to meet seasonal fluctuations in working capital requirements. The change in the working capital ratio primarily results from an increase in accounts payable.

          Cash used in investing activities was $12.9 million, $7.7 million, and $78.5 million in fiscal 1994, 1995 and 1996, respectively. During 1994, Franchising acquired the Resthotel Primevere hotel chain operating primarily in France for $10.4 million. During 1995, Franchising repurchased one-half of the 11% interest held by its management in Choice Hotels Franchising, Inc. Approximately $19.8 million was allocated to goodwill; the purchase cost of $27.4 million was paid in June and July 1995. On May 31, 1996, Franchising repurchased the remaining 5.5% minority interest in Choice Hotels Franchising, Inc. for $27.9 million. Approximately $26.4 million was allocated to goodwill. During 1996, Franchising purchased a 5% common stock interest and a preferred stock interest in Friendly Hotels, PLC, a U.K. hotel company, for approximately $17 million.

          Investment in property and equipment includes computer hardware as well as new developments and enhancements of reservation and finance systems. During the nine months ended February 28, 1997, capital expenditures totaled $3.1 million and related primarily to the development of a new property management system and the installation of new financial systems. Capital expenditures in prior years include amounts for computer hardware, reservation systems and European hotel capital improvements.

          IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

          Franchising is required to adopt SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," no later than fiscal year 1997. Franchising's current policy is to regularly review the recoverability of the net carrying value of its long-lived assets and make adjustments accordingly. The adoption of SFAS No. 121 did not have a material impact on Franchising's financial statements.

          Franchising is required to adopt SFAS No. 123, "Accounting for Stock-Based Compensation," no later than fiscal year 1997. Management expects to adopt SFAS No. 123 utilizing the method which provides for disclosure of the impact of stock-based compensation grants. Franchising is required to adopt SFAS No. 128, "Earnings Per Share," and SFAS No. 129, "Disclosure of Information about Capital Structure," no later than fiscal year 1998. The adoption of these pronouncements will not materially affect Franchising's financial statements.

BUSINESS AND PROPERTIES

          GENERAL

          Franchising is a wholly owned subsidiary of the Company and currently conducts a significant portion of the Franchising Business. Immediately prior to the Distribution, Franchising will succeed to that portion of the Franchising Business currently conducted directly by the Company and certain other subsidiaries of the Company. The following description summarizes the current business of Franchising, as well as the business to be transferred to Franchising prior to the Distribution.

          Franchising is one of the world's largest franchisors of hotels with 3,280 properties open and operating in 33 countries at February 28, 1997. These properties principally operate under one of Franchising's brand names:
Comfort/(R)/, Quality/(R)/, Clarion/(R)/, Sleep/(R)/, Rodeway/(R)/, Econo Lodge/(R)/ and MainStay Suites/SM/. At February 28, 1997, another 797 franchise properties with a total of 71,616 rooms were under development. As a franchisor, Franchising licenses hotel operators to use Franchising's brand names and provides to these hotel operators products and services designed to increase their revenues and profitability. Key products and services provided include nationally recognized marketing and advertising programs, access to a reservation system that delivers business to the franchisees' hotels, access to innovative products and services developed by Franchising and other support services such as training programs, purchasing discounts, operating manuals, quality standards and inspections. In return for the use of Franchising's brand names and access to Franchising's products and services, franchisees pay to Franchising fees that are generally based on a percentage of the franchise hotels' gross room revenues. Franchising's franchise operations have experienced significant growth in revenues and profitability over the last few years. Franchising's compound annual growth rate from fiscal year 1992 to fiscal year 1996 was 17.8% for revenues and 30.8% for net income before unusual items. For the nine months ended February 28, 1997 total revenues and net income were $205.9 million and $25.1 million, respectively. Excluding unusual items net income for fiscal year 1996 was $26.7 million.

          THE LODGING INDUSTRY

          As of December 1996, there are approximately 3.4 million hotel rooms in the United States in hotels/motels containing twenty or more rooms. Of those rooms, approximately 1.2 million rooms are not affiliated with a national or regional brand, while the remaining approximately 2.2 million rooms are affiliated with a brand either through franchise or the ownership/management of a national or regional chain.

          During the late 1980s, the industry added approximately 500,000 hotel rooms to its inventory due largely to a favorable hotel lending environment, the ability of hotel operators to regularly increase room rates and the deductibility of passive tax losses, which encouraged hotel development. As a result, the lodging industry saw an oversupply of rooms and a decrease in industry performance.

          The lodging industry in recent years has demonstrated a recovery, based on year-to-year increases in room revenues, occupancy rates, revenue per available room ("RevPAR"), and lodging industry profitability. RevPAR is calculated by multiplying the percentage of occupied rooms by the average daily room rate charged. Since 1993, the lodging industry has been able to increase its average daily rate ("ADR") at a pace faster than the increase in the Consumer Price Index ("CPI"), a common measure of inflation published by the US Department of Labor. Smith Travel Research's estimates indicate that occupancy rates in 1996 increased to 65.2% from 65.1% in 1995, in part because of increases in room demand attributable to the 1996 Summer Olympics, the 1996 national political campaigns and conventions, and a continued improvement in the national economy. The following chart demonstrates the recent trends:

THE US LODGING INDUSTRY'S GROWTH TRENDS SINCE 1991

                  INCREASE IN               AVERAGE
                     ROOM                    DAILY     INCREASE     INCREASE    REVENUE PER
                    REVENUE                  (ROOM)     IN ADR       IN CPI      AVAILABLE                    NEW
                    VERSUS      OCCUPANCY    RATES      VERSUS       VERSUS         ROOM         PROFITS     ROOMS
 YEAR             PRIOR YEAR      RATES      (ADR)    PRIOR YEAR   PRIOR YEAR     (REVPAR)    (IN BILLIONS)  ADDED
------            ------------  ----------  --------  -----------  -----------  ------------  -------------  ------
1992..............    N/A         62.6%      $58.91      1.4%         2.9%         $36.87      break-even     36,000
1993..............    6.3%        63.5%      $60.53      2.7%         2.7%         $38.42        $ 2.4        40,000
1994..............    8.6%        64.7%      $62.86      3.8%         2.7%         $40.70        $ 5.5        45,000
1995..............    7.0%        65.1%      $65.81      4.7%         2.9%         $42.83        $ 8.5        64,000
1996..............    N/A         65.2%      $69.66      5.9%         2.9%         $45.47        $11.5        91,000

_________________
Source:  Smith Travel Research

          Franchising believes the lodging industry can be divided into three categories: luxury or upscale, middle-market and economy. Franchising believes the luxury category generally has room rates above $70 per night, the middle-market category generally has room rates between $46 and $70 per night and the economy category generally has room rates less than $46 per night.

          Service is a distinguishing characteristic in the lodging industry. Generally there are three levels of service: full-service hotels (which offer food and beverage services, meeting rooms, room service and similar guest services); limited-service hotels (which offer amenities such as swimming pools, continental breakfast, or similar services); and all-suites hotels (which usually have limited public areas, but offer guests two rooms or one room with distinct areas, and which may or may not offer food and beverage services).

          Franchising's Econo Lodge, Rodeway and Sleep brands compete primarily in the limited-service economy market; Franchising's Comfort and Quality brands compete primarily in the limited-service middle-market; Franchising's Clarion brand competes primarily in the full-service upscale market; and Franchising's MainStay Suites brand competes primarily in the all-suites middle-market.

          New hotels opened in recent years typically have been limited service hotels, as limited-service hotels are less costly to develop, enjoy higher gross margins, and tend to have better access to financing. These hotels typically operate in the economy and middle-market categories and are located in suburban or highway locations. From 1991 to 1996, the average room count in new hotels declined from 122 to 87, primarily because hotel developers found it difficult to obtain financing of more than $3 million from their primary lending sources (local banks and Small Business Administration guaranteed loan programs).

          In recent years, operators of hotels not owned or managed by major lodging companies have increasingly joined national hotel franchise chains as a means of remaining competitive with hotels owned by or affiliated with national lodging companies. Because hotels typically operate with high fixed costs, increases in revenues generated by affiliation with a franchise lodging chain can improve a hotel's financial performance. Of approximately 933 hotel properties that changed their affiliation in 1995, 77% converted from independent status to affiliation with a chain or converted from one chain to another, while only 23% canceled or were required to cancel their chain affiliation. The share of US hotel rooms affiliated with a chain was approximately 63% in 1995.

          The shift to chain membership has been most pronounced among hotels in the same categories as Franchising, i.e., the economy and middle-market categories. In 1995, 53% of all conversions to a chain from independent status or from another chain were in the economy category, 37% were in the middle-market category, and 10% were in the upscale category. Often by affiliating with a middle-market or economy brand, a hotel operator can reposition the hotel property in the price category best suited to its market.

          The large franchise chains, including Franchising, provide a number of services to hotel operators to improve the financial performance of their properties, including national reservation systems, marketing and advertising programs and direct sales programs. Franchising believes that national franchise chains with a larger number of hotels enjoy greater brand awareness among potential guests than those with fewer numbers of hotels, and that greater brand awareness can increase the desirability of a hotel to its potential guests.

          Franchising believes that hotel operators choose lodging franchisors based primarily on the perceived value and quality of each franchisor's brand and its services, and the extent to which affiliation with that franchisor may increase the franchisee's reservations and profits.

          FRANCHISE BUSINESS

          ECONOMICS OF FRANCHISE BUSINESS. The fee and cost structure of Franchising's franchise business provides significant opportunities for Franchising to increase profits by increasing the number of franchised properties. Hotel franchisors such as Franchising derive substantially all of their revenue from franchise fees. Franchise fees are comprised of an initial fee and ongoing royalty and marketing and reservation fees charged by the franchisor as a percentage of the franchisee's gross room revenues. The royalty portion of the franchise fee is intended to cover the operating expenses of the franchisor, such as expenses incurred in quality assurance, administrative support and other franchise services and to provide the franchisor with operating profits. The marketing and reservation portion of the franchise fee is intended to reimburse the franchisor for the expenses associated with providing such franchise services as the central reservation system and national marketing and media advertising.

          Much of the variable costs associated with Franchising's activities are reimbursed by the franchisees through the marketing and reservation fees. Franchising's existing base of franchises more than covers the fixed cost of the business at its current level so that the variable costs of overhead--in such areas as quality assurance, franchise development, franchise services and administration, finance and legal--represent the bulk of incremental costs associated with the addition of franchisees. Because the variable overhead costs associated with incremental franchise system growth are substantially less than the incremental royalty fees, Franchising is able to capture a significant portion of these incremental royalty fees as operating profit.

          STRATEGY. Franchising's franchise strategy is based on expanding, enhancing and maximizing--revenue of its franchise system by providing hotel operators with products and services that increase their revenues and profitability, capitalizing on its franchising and marketing expertise through joint marketing programs with preferred vendors and engaging in strategic acquisitions in the lodging, travel-related and other franchise industries. Key components of Franchising's franchise strategy include:

          . GROWTH OF FRANCHISING'S DOMESTIC FRANCHISE SYSTEM. Franchising's existing franchisees form a pool of potential buyers and builders of new hotels that may affiliate with one of Franchising's brands. Approximately 40% of new franchises sold by Franchising in the nine months ended February 28, 1997 were sold to existing franchisees. Franchising believes that its focus on improving the revenues and profitability of its franchisees will allow it to retain these current franchisees and attract new franchisees. During the ten fiscal years ended May 31, 1996, the number of properties in Franchising's domestic franchise system increased through acquisition and internal growth to 2,495 properties with 214,613 rooms, from 599 properties with 69,187 rooms. As of February 28, 1997 there were 2,718 properties with 230,561 rooms in the United States. Franchising believes that its operating structure and the services it provides to its franchisees will enable Franchising to attract new hotels to its franchise system. The following are the principal components of Franchising's franchising system and services:

                    RESERVATION SYSTEM--Franchising maintains a reservations system that delivers customers to franchisees and produces incremental revenues for both franchisees and Franchising.

                    ADVERTISING CAMPAIGNS--Franchising promotes its brand awareness through nationally recognized advertising campaigns including the long running "celebrity in a suitcase" campaign.

                    PRE-OPENING AND ONGOING SUPPORT--Franchising supports franchisees by providing assistance in opening hotels and assisting franchisees in ongoing operational problems and improving franchisee profitability through revenue management assistance and direct sales.

                    PRODUCTS AND SERVICES--Franchising provides its franchisees with access to Franchising's products and services. Many of these products and services are tested and developed by Franchising in its owned hotels before being adapted to the franchise system. For example, Franchising's franchised hotels may offer customized rooms designed to meet the needs of niche markets, such as senior citizens and business travelers. Franchising also offers its franchisees innovative food delivery concepts such as Choice Picks food court and K-Minus/SM/ Banqueting Kitchens.

                    APPROACH TO FRANCHISING--Franchising's franchising system structure and internal performance measures have been developed to appeal to current and potential franchisees.

                    -- Territorial Protection. Competition from same-brand franchisees within a specific geographic area is limited in order to protect the investments of current and potential franchisees.

                    -- Brand Segmentation. Franchising is able to meet the needs of current and potential franchisees across a wide range of market segments by maintaining an array of distinct brands, each with its own marketing and operating strategy. In addition, Franchising plans to continue to develop new brands to target high-growth segments of the lodging industry. Brand segmentation enables Franchising to franchise multiple properties-- each under a different franchise brand--in a given geographic area.

                    -- RevPAR Focus. Revenue per available room per day, or RevPAR, is calculated by multiplying the percentage of occupied rooms by the average daily room rate charged. Franchising believes that franchisees view RevPAR as the single most important measure of the operational success of their properties. Accordingly, Franchising has adopted overall systemwide RevPAR improvement as the key internal measure of performance for Franchising and its management in order to better align the goals and objectives of Franchising with those of its customers.

          . INCREASES IN AVERAGE ACTUAL ROYALTY RATES. Franchising's average actual royalty rate is determined by analyzing the revenues and royalty rates of individual properties. Each property's royalty rates vary based upon the brand and the age of the contract (with newer contracts generally having higher royalty rates). Franchising has increased its average actual royalty rate each year since 1992, and Franchising expects to continue to increase its average actual royalty rate as franchise agreements with low royalty fees expire, terminate or are amended.

          . STRATEGIC DEVELOPMENT OF THE INTERNATIONAL FRANCHISE SYSTEM. During the ten fiscal years ended May 31, 1996, the number of properties in Franchising's international franchise system increased to 557 properties with 46,843 rooms, from 46 properties with 4,505 rooms. As of February 28, 1997 there were 562 properties with 47,803 rooms in 32 International Countries. Franchising anticipates further development in its existing international markets in order to increase the number of Choice hotels and to allow for more efficient use of existing financial, marketing and human resources. In other parts of the world, Franchising intends to expand in gateway cities which attract international travelers who are familiar with Franchising's hotel brands. International development of Franchising's brands may be structured in a variety of ways, including development by Franchising directly, by master franchisees or by joint ventures.

          . EXPANSION OF PREFERRED VENDOR PROGRAMS. Franchising believes there is significant opportunity to leverage its size and marketing expertise by entering into joint marketing arrangements with national and multinational companies that want to gain exposure to the millions of guests who patronize Franchising's franchise hotels each year. In the past, these arrangements have added to Franchising's and franchisees' revenues and profits by attracting business to its franchise hotels. Franchising has also sought to structure these arrangements to include direct payments to Franchising from preferred vendors who wish to capitalize on Franchising's marketing reach. Firms that have entered into marketing arrangements with Franchising on such terms include AT&T, Pizza Hut, Nortel (formerly Northern Telecom), Alamo Rent-A Car and CUC Travel.

          . PURSUIT OF SELECTED STRATEGIC INVESTMENTS AND ACQUISITIONS. Franchising intends to pursue strategic investments and acquisitions, both in the United States and abroad, of lodging, travel-related and other franchise businesses. Franchising believes that such opportunities are significant and that Franchising has financial capability sufficient to pursue such opportunities.

          FRANCHISE SYSTEM

          Franchising's franchise hotels principally operate under one of Franchising's brand names: Comfort, Quality, Clarion, Sleep, Rodeway, Econo Lodge and MainStay Suites. The following table presents key statistics relative to Franchising's domestic franchise system over the three fiscal years ended May 31, 1996.

                      COMBINED DOMESTIC FRANCHISE SYSTEM

                                                                                          AS OF AND FOR THE
                                                                                          NINE MONTHS ENDED
                                                                                          ------------------
                                             AS OF AND FOR THE YEAR ENDED MAY 31,     FEBRUARY 29,    FEBRUARY 28,
                                             ------------------------------------     ------------    -----------
                                                    1994            1995            1996         1996                 1997
                                                    ----            ----            ----         ----                 ----
Number of properties, end of period..........       2,283           2,311           2,495        2,431                2,718
Number of rooms, end of period...............     203,019         200,792         214,613      209,047              230,561
Average royalty rate.........................          3.1%            3.2%            3.5%         3.4%                 3.4%
Average occupancy percentage.................         62.2%           63.8%           63.8%        64.2%                63.1%
Average daily (room) rate (ADR)..............    $  45.63        $  47.13        $  49.49     $  49.44             $  51.81
RevPAR*......................................    $  28.40        $  30.08        $  31.60     $  31.74             $  32.69
Royalty fees ($000s).........................    $ 62,590        $ 71,665        $ 82,239     $ 61,566             $ 69,362

_______________________

* Franchising's RevPAR figure for each fiscal year is an average of the RevPAR calculated for each month in the fiscal year. Franchising calculates RevPAR each month based on information actually reported by franchisees on a timely basis to Franchising. In contrast, Smith Travel Research's monthly RevPAR calculations are periodically updated to reflect information reported after Franchising's deadline for the receipt of monthly information. Smith Travel Research's RevPAR calculations also reflect information reported by franchisees directly to Smith Travel Research but not to Franchising and Smith Travel Research's estimates of RevPAR for properties that did not report to either Franchising or Smith Travel Research at all or for the whole period. Smith Travel Research's calculations of Franchising's domestic RevPAR for fiscal years 1994, 1995 and 1996 and the nine months ended February 28, 1996 and 1997 were $28.87, $30.56, $32.30, $31.92 and $32.91 respectively.


          No master franchisee or other franchisee accounted for 10% or more of Franchising's total revenues or revenues related to franchise operations during the last three fiscal years.

          BRAND POSITIONING

          Franchising's hotels are primarily limited-service hotels (offering amenities such as swimming pools and continental breakfast) or limited-to-full service (offering amenities such as food and beverage services, meeting rooms and room service).

          COMFORT. Comfort Inns and Comfort Suites hotels offer rooms in the limited-service, middle market category. Comfort Inns and Comfort Suites are targeted to traditional business and leisure travelers. Principal competitor brands include Days Inn, Fairfield Inn, Hampton Inn, Holiday Express and LaQuinta. At February 28, 1997, there were 1,421 Comfort Inn properties and 109 Comfort Suite properties with a total of 112,421 and 9,009 rooms, respectively, open and operating worldwide. An additional 196 Comfort Inn properties and 117 Comfort Suite properties with a total of 18,538 and 9,543 rooms, respectively, were under development.

          Comfort properties are located in the United States and in Australia, the Bahamas, Belgium, Canada, France, Germany, India, Indonesia, Ireland, Italy, Jamaica, Mexico, Norway, Portugal, Puerto Rico, Sweden, Switzerland, Thailand, the United Kingdom and United Arab Emirates. The following chart summarizes the Comfort system in the United States:

                            COMFORT DOMESTIC SYSTEM

                                                                                 AS OF AND FOR THE
                                                                                 NINE MONTHS ENDED
                                                                                 -------------------
                                        AS OF AND FOR THE YEAR ENDED MAY 31,  FEBRUARY 29,  FEBRUARY 28,
                                        ------------------------------------  ------------  ------------
                                            1994       1995          1996         1996          1997
                                            ----       ----          ----         ----          ----
Number of properties, end of period....     935         1,015         1,129      1,100         1,227
Number of rooms, end of period.........  82,479        87,551        94,160     92,510       100,711
Royalty fees ($000s)................... $31,187       $37,635       $44,657    $33,495      $ 38,442

          QUALITY. Certain Quality Inns and Quality Suites hotels compete in the limited service, middle market category while others compete in the full service, middle market category. Quality Inns and Quality Suites are targeted to traditional business and leisure travelers. Principal competitor brands include Best Western, Holiday Inn, Howard Johnson, Ramada Inn and Days Inn. At February 28, 1997, there were 578 Quality Inn properties with a total of 67,570 rooms, and 27 Quality Suites properties with a total of 3,980 rooms open worldwide. An additional 105 Quality Inn properties and 33 Quality Suites properties with a total of 11,382 rooms and 3,290 rooms, respectively, were under development.

          Quality properties are located in the United States and in Argentina, Australia, Canada, Chile, Costa Rica, the Czech Republic, Denmark, France, Germany, India, Indonesia, Ireland, Italy, Jamaica, Mexico, New Zealand, Norway, Portugal, Russia, Spain, Thailand, the United Kingdom and the United Arab Emirates.

         The following chart summarizes the Quality system in the United States:

                            QUALITY DOMESTIC SYSTEM

                                                                               AS OF AND FOR THE
                                                                               NINE MONTHS ENDED
                                                                               -------------------
                                       AS OF AND FOR THE YEAR ENDED MAY 31,  FEBRUARY 29,  FEBRUARY 28,
                                       ------------------------------------  ------------  ------------
                                          1994         1995        1996        1996         1997
                                          ----         ----        ----        ----         ----
Number of properties, end of period..     358           341         362         357         392
Number of rooms, end of period.......  45,032        43,281      45,967      44,688      48,583
Royalty fees ($000s)................. $14,890       $15,632     $16,606     $12,414     $13,379

          ECONO LODGE. Econo Lodge hotels operate in the limited-service, economy category of the lodging industry. Econo Lodges are targeted to the senior travel market and rely to a large extent on strong roadside name recognition. Principal competitor brands include Days Inn, Ho-Jo Inn, Motel 6, Ramada Limited, Red Carpet Inn, Red Roof Inn, Super 8 and Travelodge.

          At February 28, 1997, there were 699 Econo Lodge properties with a total of 45,590 rooms open and operating in the United States and Canada, and an additional 114 properties with a total of 7,901 rooms under development in those two countries. The following chart summarizes the Econo Lodge system in the United States:

                          ECONO LODGE DOMESTIC SYSTEM

                                                                                  AS OF AND FOR THE
                                                                                  NINE MONTHS ENDED
                                                                                  -----------------
                                        AS OF AND FOR THE YEAR ENDED MAY 31,  FEBRUARY 29,  FEBRUARY 28,
                                        ------------------------------------  ------------  ------------
                                             1994       1995        1996         1996           1997
                                             ----       ----        ----         ----           ----
Number of properties, end of period....      677        633          641          634            677
Number of rooms, end of period.........   46,570     42,801       42,726       42,394         44,512
Royalty fees ($000s)...................  $11,231    $12,021      $12,760       $9,692        $10,267

          CLARION. Clarion Inns, Clarion Hotels, Clarion Resorts and Clarion Suites hotels are full-service properties which operate in the upscale category. Clarion hotels are targeted to traditional business and leisure travelers. Principal competitor brands include Holiday Inn, Holiday Select, Crowne Plaza, Four Points by Sheraton, Radisson, Courtyard by Marriott and Doubletree.

          At February 28, 1997, there were 104 Clarion properties with a total of 16,802 rooms open and operating worldwide and an additional 32 properties with a total of 5,921 rooms under development. The properties are located in the United States, the Bahamas, Canada, France, Guatemala, Indonesia, Ireland, Japan, Mexico, Norway, Russia, Thailand and Uruguay. The following chart summarizes the Clarion system in the United States:

                            CLARION DOMESTIC SYSTEM

                                                                                 AS OF AND FOR THE
                                                                                 NINE MONTHS ENDED
                                                                                 -----------------
                                       AS OF AND FOR THE YEAR ENDED MAY 31,  FEBRUARY 29,  FEBRUARY 28,
                                       ------------------------------------  ------------  ------------
                                          1994          1995      1996           1996          1997
                                          ----          ----      ----           ----          ----
Number of properties, end of period...      65            63        75             69            87
Number of rooms, end of period........  12,211        10,420    12,817         11,908        14,309
Royalty fees ($000s)..................  $2,735        $2,995    $3,602         $2,576        $2,767

          RODEWAY. The Rodeway brand competes in the limited-service, economy category and is targeted to the senior travel market. Principal competitor brands include Ho-Jo Inn, Ramada Limited, Red Roof Inn, Budgetel, Shoney's Inn, Super 8 and Motel 6. At February 28, 1997, there were 219 Rodeway Inn properties with a total of 13,819 rooms, open and operating in the United States and Canada, and an additional 40 properties with a total of 2,705 rooms under development in those two countries. The following chart summarizes the Rodeway system in the United States:

                          RODEWAY DOMESTIC SYSTEM(1)

                                                                               AS OF AND FOR THE
                                                                               NINE MONTHS ENDED
                                                                               -------------------
                                       AS OF AND FOR THE YEAR ENDED MAY 31,  FEBRUARY 29,  FEBRUARY 28,
                                       ------------------------------------  ------------  ------------
                                          1994        1995         1996         1996           1997
                                          ----        ----         ----         ----           ----
Number of properties, end of period...     214         208           201         196            214
Number of rooms, end of period........  13,806      13,067        12,547      12,085         13,444
Royalty fees ($000s)..................  $1,941      $2,302        $2,506      $1,862         $2,053

__________________________

(1) Includes data pertaining to the Friendship Inn system, which is being combined with the Rodeway Inn system.

          SLEEP INN. Established in 1988, Sleep Inn is a new-construction hotel brand in the limited-service, economy category. Sleep Inns are targeted to the traditional business and leisure traveler. Principal competitor brands include Days Inn, Fairfield Inn, Holiday Express, LaQuinta Inn, Ho-Jo Inn and Ramada Inn.

          At February 28, 1997, there were 122 Sleep Inn properties with a total of 9,077 rooms open and operating worldwide. An additional 146 properties with a total of 10,952 rooms were under development. The properties are located in the United States, Canada and the Cayman Islands. The following chart summarizes the Sleep system in the United States:

                             SLEEP DOMESTIC SYSTEM

                                                                                AS OF AND FOR THE
                                                                                NINE MONTHS ENDED
                                                                                -------------------
                                       AS OF AND FOR THE YEAR ENDED MAY 31,  FEBRUARY 29,  FEBRUARY 28,
                                       ------------------------------------  ------------  ------------
                                          1994         1995         1996         1996          1997
                                          ----         ----         ----         ----          ----
Number of properties, end of period....     34           51           87           75           120
Number of rooms, end of period.........  2,921        3,672        6,396        5,462         8,906
Royalty fees ($000s)...................  $ 605       $1,080       $2,108       $1,527        $2,454

          MAINSTAY SUITES. MainStay Suites, Franchising's newest hotel brand, is a middle market, extended-stay lodging product targeted to travelers who book hotel rooms for five or more consecutive nights. The first MainStay Suites hotel, which Realco owns and manages, opened in Plano, Texas, in November 1996. An additional 14 properties with 1,384 rooms were under development as of February 28, 1997.

          The MainStay Suites brand is designed to fill the gap between existing upscale and economy extended-stay lodging products. Principal competitors for the brand include Candlewood hotels, TownPlace Suites, as well as competition from all-suite hotel properties and traditional extended stay operators in both the upscale market (Residence Inn, Homewood Suites, Hawthorne Suites and Summerfield Suites) and the economy market (Extended Stay America, Studio Plus and Oakwood).

          INTERNATIONAL FRANCHISE OPERATIONS

          Franchising's international franchise operations have traditionally been operated as a division separate from its domestic franchise operations. In some cases, international master franchisees are not required to separately report royalty results by brand, making brand results on a worldwide basis unavailable. In the past fiscal year, Franchising entered into arrangements to enter eight new international markets. At February 28, 1997, Choice had 562 franchise hotels open in 32 countries outside the United States. The following table illustrates the growth of Franchising's international franchise system over the three fiscal years ended May 31, 1996; and the nine months ended February 29/28, 1996 and 1997.

                    COMBINED INTERNATIONAL FRANCHISE SYSTEM

                                                                               AS OF AND FOR THE
                                                                               NINE MONTHS ENDED
                                                                               -------------------
                                       AS OF AND FOR THE YEAR ENDED MAY 31,  FEBRUARY 29,  FEBRUARY 28,
                                       ------------------------------------  ------------  ------------
                                         1994          1995        1996          1996           1997
                                         ----          ----        ----          ----           ----
Number of properties, end of period...    430           524        557           547             562
Number of rooms, end of period........ 36,725        44,877     46,843        46,498          47,803
Royalty fees ($000s).................. $1,667       $ 1,998     $1,586        $1,143         $ 1,350

                    EUROPE. Choice is the second-largest international franchised hotel chain in Europe, with 272 hotels open in 14 countries at February 28, 1997. In a move to realign and streamline its European operations, in May 1996 Franchising, through its subsidiary, Manor Care Hotels (France) S.A., consummated a transaction with Friendly Hotels, PLC ("Friendly") whereby Franchising purchased an equity interest for approximately $17 million in Friendly to finance the development of ten new Comfort Inn or Quality Inn hotels in the United Kingdom and Ireland. Additionally, Friendly purchased from Franchising a master franchise for the United Kingdom and Ireland. Franchising closed its London office as a result of the transaction. Franchising's French and German operations were consolidated into Franchising's Paris, France office, which directly operates Franchising's business in most of Europe. There is also a master franchise arrangement in Scandinavia.

               THE MIDDLE EAST. In August 1995, Franchising signed a master franchise for Israel. Franchising opened its first franchised property in Dubai, United Arab Emirates, in December 1995. At February 28, 1997, there were two properties open in this region.

               ASIA/PACIFIC. During fiscal year 1996, Company franchisees opened seven hotels in Australia, two in New Zealand, two in India, two in Thailand and four in Indonesia, bringing the total number of properties open in the Asia/Pacific region at February 28, 1997 to 59.

               CARIBBEAN. Franchising's master franchisee had 6 properties open in 4 Caribbean countries at February 28, 1997.

               CENTRAL AND SOUTH AMERICA. Franchising recently signed master franchise agreements covering Brazil, Uruguay, Paraguay and Argentina. Franchising also has master franchisees operating in Guatemala, Costa Rica, Chile and Mexico. In total there were 19 open properties in this region at February 28, 1997.

               CANADA. Choice Hotels Canada (a joint venture with Journey's End Corporation of Belleville, Ontario, Canada ("Journey's End")) is Canada's largest lodging organization with 204 properties open at February 28, 1997. The joint venture, owned 50% by Franchising and 50% by Journey's End, was formed in 1993 when Journey's End converted substantially all of its controlled hotels to Franchising's brands and Franchising contributed its operations in Canada to form Choice Hotels Canada.

          FRANCHISE SALES

          Franchising markets franchises principally to: (i) developers of hotels, (ii) owners of independent hotels and motels, (iii) owners of hotels affiliated with other franchisors' brands, (iv) its own franchisees, who may own, buy or build other hotels which can be converted to Franchising's brands, and (iv) contractors who construct any of the foregoing. In fiscal year 1996, existing franchisees accounted for approximately one-half of Franchising's new franchise agreements. In considering hotels for conversion to one of Franchising's brands, or sites for development of new hotels, Franchising seeks properties in locations which are in close proximity to major highways, airports, tourist attractions and business centers that attract travelers.

          At February 28, 1997, Franchising employed approximately 40 sales directors, each of whom is responsible for a particular region or geographic area. Sales directors contact potential franchisees directly and receive compensation based on sales generated. Franchise sales efforts emphasize the benefits of affiliating with one of Franchising's well-known brand names, Franchising's commitment to improving RevPAR, Franchising's "celebrity in a suitcase" television advertising campaign (formerly used for the entire Choice family of brands and now used principally for its three largest brands, Comfort, Quality and Econo Lodge), Franchising's reservation system, Franchising's training and support systems, and Franchising's history of growth and profitability. Because it offers brands covering a broad spectrum of the lodging marketplace, Franchising is able to offer each prospective franchisee a brand that fits its needs, lessening the chances that the prospective franchisee would need to consider a competing franchise system.

          Because retention of existing franchisees is important to Franchising's growth strategy, existing franchisees are offered the right to object to a same-brand property within 15 miles, and are protected from the opening of a same-brand property within a specific distance, generally two to five miles, depending upon the size of the property and the market size. Franchising believes that it is the only major franchise company to routinely offer such territorial protection to its franchisees.

          During the nine months ended February 28, 1997, Franchising received 788 franchise applications, approved 655 applications, signed 546 franchise agreements and placed 300 new properties into operation in the United States under Franchising's brands. Of those placed into operation, 147 were newly constructed hotels. By comparison, during the nine months ended February 29, 1996, Franchising received 610 franchise applications, approved 497 applications, signed 305 franchise agreements and had 201 new U.S. properties come on line. Applications may not result in signed franchise agreements either because an applicant is unable to obtain financing or because Franchising and the applicant are unable to agree on the financial terms of the franchise agreement.

          FRANCHISE AGREEMENTS

          A franchise agreement grants a franchisee the right to non-exclusive use of Franchising's franchise system in the operation of a single hotel at a specified location, typically for a period of 20 years, with certain rights to each of the franchisor and franchisee to terminate before the twentieth year. When the responsibility for development is sold to a master franchisee, that party has the responsibility to sell to local franchisees Franchising's brands and the master franchisee generally must manage the delivery of necessary services (such as quality assurance, reservations and marketing) to support the franchised hotels in the master franchise area. The master franchisee collects the fees paid by the local franchisee and remits an agreed share to Franchising. Master franchise agreements generally have a term of at least 10 years.

          Franchise agreements, other than master franchise agreements, can be terminated by either party prior to the conclusion of their term under certain circumstances, such as at certain anniversaries of the agreement or if a franchisee fails to bring properties into compliance with contractual quality standards within specified periods of time. Early termination options give Franchising flexibility in eliminating or re-branding properties which become weak performers for reasons other than contractual failure by the franchisee. Master franchise agreements typically contain provisions permitting Franchising to terminate the agreement for failure to meet a specified development schedule.

          Franchise fees vary among Franchising's different brands, but generally are competitive with or slightly below the industry average within their market group. Franchise fees usually have four components: an initial, one time affiliation fee; a royalty fee; a marketing fee; and a reservation fee. Proceeds from the marketing fee and reservation fee are used exclusively to fund marketing programs and Franchising's central reservation system, respectively. Most marketing fees support brand-specific marketing programs, although Franchising occasionally contributes a portion of such fees to marketing programs designed to support all of Franchising's brands. Royalty fees and affiliation fees are the principal source of profits for Franchising.

          Under the terms of the standard franchise agreements, Franchising's franchisees are typically required to pay the following initial fees and on-going fees as a percentage of gross room revenues:

                             QUOTED FEES BY BRAND

                   INITIAL FEE
                    PER ROOM/    ON-GOING FEES AS A PERCENTAGE OF GROSS ROOM REVENUES
                                 ----------------------------------------------------
BRAND                MINIMUM      ROYALTY FEES     MARKETING FEES        RESERVATION FEES
-----                -------      ------------     --------------        ----------------
Comfort Inn        $300/$45,000       5.25%             2.1%                   1.75%
Comfort Suites     $300/$50,000        5.0%             2.1%                   1.75%
Quality Inn        $300/$35,000        4.0%             2.1%                   1.75%
Quality Suites     $300/$50,000        4.0%             2.1%                   1.25%
Sleep Inn          $300/$40,000        4.5%             2.1%                   1.75%
Clarion            $300/$40,000       2.75%             1.0%                   1.25%
Econo Lodge        $250/$25,000        4.0%             3.5%(1)                  --
MainStay Suites    $300/$30,000        4.5%             2.5%(1)                  --
Rodeway
Year 1             $250/$25,000        3.5%            1.25%                   1.25%
Year 2                       --        3.0%            1.25%                   1.25%
 Year 3                      --        3.0%            1.00%                   1.00%

_____________________

(1)   Fee includes both Marketing and Reservations

          Franchising has increased its average actual royalty rate since FY93, primarily by raising the royalty fee for Comfort franchisees to 5.25% of annual gross room revenues ("GRR") from 4.0% of GRR in 1993, and by raising the royalty rate for franchisees in the former Friendship franchise system to 3.0% of GRR from 2.0% of GRR in 1991. For the nine months ended February 28, 1997, Franchising's average actual royalty rate was 3.4%. Franchising believes that its average actual royalty rate will continue to increase as older franchise agreements expire, terminate or are amended.

          At February 28, 1997, Franchising had 2,718 franchise agreements in effect in the United States and 562 franchise agreements in effect in other countries. The average age of the franchise agreements was 4 years. One hundred thirteen of the franchise agreements are scheduled to expire during the five year period beginning February 28, 1997; however, franchise agreements generally contain early termination provisions.

          FRANCHISE OPERATIONS

          Franchising's operations are designed to improve RevPAR for Franchising's franchisees, as this is the measure of performance that most directly impacts franchisee profitability. It is Franchising's belief that by helping its franchisees to become more profitable it will enhance its ability to retain its existing franchisees and attract new franchisees. The key aspects of Franchising's franchise operations are:

          CENTRAL RESERVATION SYSTEM. On average, approximately 22% of the room nights booked at franchisees' properties are reserved through the toll-free telephone reservation system operated by Franchising. Franchising's reservation system consists of a computer reservation system known as CHOICE 2001, five reservation centers in North America and several international reservation centers run by Franchising or its master franchisees. The CHOICE 2001 system is designed to allow trained operators to match each caller with a the Company-branded hotel meeting the caller's needs. It provides an instant data link to Franchising's franchised properties as well as to the Amadeus, Galileo, SABRE and Worldspan airline reservation systems thereby facilitating the reservation process for travel agents.

          To more sharply define the market and image for each of its brands, Franchising began advertising separate toll-free reservation numbers for all of its brands in fiscal year 1995. Franchising allows its reservation agents to cross-sell Franchising's hotel brands. If a room in the Choice hotel brand requested by a customer is not available in the location or price range that the customer desires, the agent may offer the customer a room in another Choice brand hotel that meets the customer's needs. Franchising believes that cross-selling enables Franchising and its franchisees to capture additional business.

          On-line reports generated by the CHOICE 2001 system enable franchisees to analyze their reservation patterns over time. In addition, Franchising provides and is currently improving a yield management product for its franchisees to allow them to improve the management of their mix of rates and occupancy based on current and forecasted demand on a property by property basis. Franchising also markets to its franchisees a property management product. Such products are designed to manage the financial and operations information of an individual hotel and improve its efficiency.

          BRAND NAME MARKETING AND ADVERTISING. Franchising's marketing and advertising programs are designed to heighten consumer awareness of Franchising's brands. Marketing and advertising efforts are focused primarily in the United States and include national television and radio advertising, print advertising in consumer and trade media and promotional events, including joint marketing promotions with vendors and corporate partners.

          Franchising is recognized for its "celebrity in a suitcase" television advertisements. In fiscal year 1996, Franchising began using brand-specific marketing and largely discontinued the strategy of advertising its multiple brands under the Choice umbrella, although it continues to use its "suitcase" ads for its three largest brands, Comfort, Quality and Econo Lodge. The marketing fees generated by these brands are used, in part, to fund a national network television advertising campaign. Franchising's smaller hotel brands conduct advertising campaigns that also include cable television, radio and print.

          Franchising conducts numerous marketing programs targeting specific groups, including senior citizens, motorist club members, families, government and military employees, and meeting planners. Other marketing efforts include telemarketing and telesales campaigns, domestic and international trade show programs, publication of group and tour rate directories, direct-mail programs, discounts to holders of preferred credit cards, centralized commissions for travel agents, fly-drive programs in conjunction with major airlines, and twice yearly publication of a Travel and Vacation Directory.

          Marketing and advertising programs are directed by Franchising's Marketing Department, which utilize the services of independent advertising agencies. Franchising also employs sales personnel at its Silver Spring, Maryland, headquarters and in its Phoenix, Arizona, office. These sales personnel use telemarketing to target specific customer groups, such as potential corporate clients in areas where Franchising's franchised hotels are located, the motor coach market, and meeting planners. Most of these sales personnel sell reservations and services for all of Franchising's brands, but four are responsible exclusively for the Clarion brand.

          Franchising's regional sales directors work with franchisees to maximize RevPAR. These directors advise franchisees on topics such as how to market their hotels and how to maximize the benefits offered by Franchising's reservations system.

          QUALITY ASSURANCE PROGRAMS. Consistent quality standards are critical to the success of a hotel franchise. Franchising has established quality standards for all of its franchised brands which cover housekeeping, maintenance, brand identification and level of services offered. Franchising inspects properties for compliance with its quality standards when application is made for admission to the franchise system. The compliance of existing franchisees with quality standards is monitored through scheduled and unannounced Quality Assurance Reviews conducted at least once per year at each property. Properties which fail to maintain a minimum score are reinspected on a more frequent basis until deficiencies are cured, or until such properties are terminated .

          To encourage compliance with quality standards, Franchising offers various brand-specific incentives to franchisees who maintain consistent quality standards. Franchisees who fail to meet minimum quality standards may be subject to consequences ranging from written warnings to termination of the franchisee's franchise agreement.

          TRAINING. Franchising maintains a training department which conducts mandatory training programs for all franchisees and their employees. Franchising also conducts regularly scheduled regional and national training meetings for both property-level staff and managers. Training programs teach franchisees how to take advantage of Franchising's reservation system and marketing programs, and fundamental hotel operations such as housekeeping, maintenance, and inventory yield management.

          Training is conducted by a variety of methods, including group instruction seminars and video programs. Franchising is developing an interactive computer-based training system that will train hotel employees at their own pace. Franchisees will be required to purchase hardware to operate the training system, and will use software developed by Franchising.

          RESEARCH AND DEVELOPMENT. Franchising seeks to enhance RevPAR by providing to franchisees systems and products that will reduce costs and/or improve their operations. Research and development activity resulted in the launch of three new franchise products in fiscal year 1996, Choice Picks food court, MainStay Suites hotels and K-Minus food service.

          In January 1996, Franchising introduced its MainStay Suites franchise hotel brand, an extended-stay product targeted to travelers who book hotel rooms for five or more consecutive nights. See "-- MainStay Suites."

          In November 1995, Franchising introduced Choice Picks food court, a customized, modular food-service system tailored to the needs of middle-market hotels. Choice Picks food courts offer hotel guests a "choice pick" of nationally known branded food items, such as Nathan's Famous hot dogs, sandwiches made with Healthy Choice/(R)/ deli meats, Pizzeria Uno/(R)/ pizza and calzone, Nestle Toll House/(R)/ cookies and muffins, I Can't Believe It's Yogurt/(R)/ desserts, and Coca-Cola/(R)/ beverages. The typical Choice Picks food court can be operated by as few as two employees, thus providing the properties with lower operating costs than properties with conventional restaurants. Franchisees pay Franchising a one-time affiliation fee and monthly royalty fees equal to a percentage of gross revenues on Choice Picks food court sales. Franchisees must buy equipment and food service modules necessary to set up a Choice Picks food court. Franchising intends to market Choice Picks food court to larger hotel operators and other potential customers outside of Franchising's franchise system.

          In November 1995, Franchising also began to offer to its franchisees the K-Minus food service system, which eliminates expensive banquet kitchens by outsourcing food preparation and limiting on-site work to assembly and rethermalization. Compared with a traditional banquet operation, the K-Minus food service system saves labor costs and energy. Franchisees who wish to implement the K-Minus system are given design and technical assistance by Franchising. Franchising receives a one-time technical assistance fee for the provision of these services based on the scope of the project.

          PURCHASING. Franchising's product services department negotiates volume purchases of various products needed by franchisees to run their hotels, including such items as furniture, fixtures, carpets and bathroom amenities. The department also helps to ensure consistency in such products across its exclusively new-construction brands, Sleep Inn and MainStay Suites brands. Sales to franchisees by Franchising were $18.1 million during the nine months ended February 28, 1997, up from $14.3 million for the same period the prior year.

          DESIGN AND CONSTRUCTION. Franchising maintains a design and construction department to assist franchisees in refurbishing, renovating, or constructing their properties prior to or after joining the system. Department personnel assist franchisees in meeting Franchising's brand specifications by providing technical expertise and cost-savings suggestions.

          FINANCIAL ASSISTANCE PROGRAMS. Franchising has established programs or helped franchisees obtain financing through (i) a wholly owned subsidiary; (ii) strategic partnerships with hotel lenders and/or (iii) by referral to hotel lenders for hotel refinancing, acquisition, renovation and development. Some of the specific programs include:

          (a) Second mortgage financing for the development and construction of Quality Inn, Quality Suites, Quality Inn & Suites, Comfort Inn, Comfort Suites, Comfort Inn & Suites, MainStays and Sleep Inns. The terms of the financing will depend on each franchisees credit worthiness, the amount of the proposed loan and the current economic conditions. Generally not more than 25% of the project will be financed. Total debt cannot exceed 75% of the fair market value.

          (b) Econo Lodge exterior renovation program. Loans up to an amount of $17,500 per property are given to franchisees for standardized exterior renovation. Franchisee participation requires, among other things, extension of the franchise agreement. The loan is forgiven at the expiration of the extended franchise agreement, assuming no defaults have occurred thereunder.

          (c) Solomon Brothers in conjunction with Suburban Capital Markets Inc. is offering a $100 million construction to permanent financing program to qualified franchisees. All Choice brands are included in this program. The construction loan will be issued for a term up to three years at a floating rate of 355 basis points over the 30-day LIBOR. The loan amount will not exceed 75% of loan to cost. The franchisee will be responsible for cost of all third party reports and fees in the amount of 2.75% of the loan amount. A stabilized debt service coverage ratio of at least 1.4:1 is required for the permanent loans, which are issued for a 10 year term with amortization up to 25 years and a fixed interest rate of 260 basis points over the 10 year U.S. Treasury interest rate on the day of closing. The permanent loan will require a fee of 1% of the loan amount.

          COMPETITION

          Competition among franchise lodging chains is intense, both in attracting potential franchisees to the system and in generating reservations for franchisees. In addition, hotel chains and independent hotels compete intensely for guests and for meeting and banquet business.

          Franchising's principal competitor brands at the national and international level in the economy category of the lodging industry are LaQuinta, Ho-Jo Inn, Ramada Inn, Motel 6, Ramada Limited, Red Carpet Inn, Red Roof Inn, Budgetel, Hampton Inn, Fairfield Inn, Holiday Express, Shoney's Inn, Super 8, Days Inn, and Travelodge. Franchising's principal competitor brands at the national and international level in the middle market category of the lodging industry are Days Inn, Fairfield Inn, Hampton Inn, Holiday Express, LaQuinta, Holiday Inn, Best Western, Howard Johnson and Ramada Inns. Franchising's principal competitor brands at the national and international level in the upscale category are Holiday Inn, Holiday Select, Crowne Plaza, Four Points by Sheraton, Radisson, Courtyard by Marriott and Doubletree.

          Franchising believes that hotel operators choose lodging franchisors based primarily on the perceived value and quality of each franchisor's brand and services, and the extent to which affiliation with that franchisor may increase the franchisee's reservations and profits. Hotel operators may also select a franchisor in part based on the franchisor's reputation among other franchisees, and the success of its existing franchisees.

          Choice is the second largest hotel franchiser in the world. The largest, HFS, Inc., has over 4,600 franchised hotels. Holiday Inn Worldwide has 1,240, Promus Hotel Corp. has 597, Marriott International has 394 and Carlson Hospitality Worldwide has 248./*/

          Franchising's prospects for growth are largely dependent upon the ability of its franchisees to compete in the lodging market, since Franchising's franchise system revenues are based on franchisees' gross room revenues (but not directly on franchisees' profitability).


___________________
/*/ The figures in this paragraph are with respect to U.S. hotel properties as indicated in the August 1996 issue of Lodging Hospitality.
                                      -------------------

          The ability of a hotel to compete may be affected by a number of factors, including the location and quality of its property, the number and quality of competing properties nearby, its affiliation with a recognized name brand, and general regional and local economic conditions. The effect of economic conditions on Franchising's results is substantially reduced by the geographic diversity of Franchising's franchised properties, which are located in all 50 states and in 33 countries, as well as its range of products and room rates.

          SERVICE MARKS AND OTHER INTELLECTUAL PROPERTY

          The service marks Quality Inn, Quality Suites, Comfort Inn, Comfort Suites, Clarion Hotel, Sleep Inn, Econo Lodge, Rodeway Inn, MainStay Suites and related logos are material to the Franchising Business. Franchising, directly and through its franchisees, actively uses these marks. All of the material marks are registered with the United States Patent and Trademark Office, except for MainStay Suites and K-Minus, which are the subject of pending applications. In addition, Franchising has registered certain of its marks with the appropriate governmental agencies in over 100 countries where it is doing business or anticipates doing business in the foreseeable future. Franchising seeks to protect its brands and marks throughout the world, although the strength of legal protection available varies from country to country.

          NON-HOTEL PROPERTIES

          The principal executive offices of Franchising are located at 10750 Columbia Pike, Silver Spring, Maryland, 20901. On the Distribution Date, Franchising and Manor Care will execute leases relating to such offices and to certain other real estate being made available to Franchising by Manor Care. See "Relationship Between Manor Care and Franchising After the Distribution." Franchising owns its reservation system offices in Phoenix, AZ and Minot, ND. Franchising leases two additional reservation system offices in Grand Junction, CO, pursuant to leases that expire in 1999 and 2000, and occupies additional space in Toronto, Canada, on a month-to-month basis. In addition, Franchising leases 12 sales offices across the United States. Franchising's European headquarters, which Franchising leases pursuant to a lease that expires on December 31, 1997, is located in Paris, France. Franchising also leases one international sales offices in France pursuant to a lease that terminates in June 1998. Management believes that its executive, reservation systems and sales offices are sufficient to meet its present needs and does not anticipate any difficulty in securing additional or alternative space, as needed, on terms acceptable to Franchising.

          SEASONALITY

          Franchising's principal sources of revenues are franchise fees based on the gross room revenues of its franchise properties and revenues generated by its owned and managed hotels. Franchising experiences seasonal revenue patterns similar to those of the lodging industry in general. This seasonality can be expected to cause quarterly fluctuations in the revenues, profit margins and net income of Franchising.

          REGULATION

          Franchising's franchisees are responsible for compliance with all laws and government regulations applicable to the hotels they own or operate. The lodging industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and beverage (such as health and liquor license laws), building and zoning requirements and laws governing a hotel owner's relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. The failure to obtain or retain liquor licenses or an increase in the minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect Franchising's owned hotels. Both at the federal and state level, there are proposals under consideration to increase the minimum wage and introduce a system of mandated health insurance. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that Franchising is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. These and other initiatives could adversely affect Franchising as well as the lodging industry in general.

          The Federal Trade Commission (the "FTC") and certain other jurisdictions (including France, Province of Alberta, Canada, and Mexico and various states) regulate the sale of franchises. The FTC requires franchisors to make extensive disclosure to prospective franchisees but does not require registration. A number of states require registration or disclosure in connection with franchise offers and sales. In addition, several states have "franchise relationship laws" or "business opportunity laws" that limit the ability of the franchisor to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. While Franchising's franchising operations have not been materially adversely affected by such regulation, Franchising cannot predict the effect of future regulation or legislation.

          IMPACT OF INFLATION AND OTHER EXTERNAL FACTORS

          Franchising's principal sources of revenues are franchise fees. Franchise fees and revenues from owned and managed hotels can be impacted by two external factors: the supply of hotel rooms within the lodging industry relative to the demand for rooms by travelers, and inflation.

          Although industry-wide supply and demand for hotel rooms recently has been fairly balanced, any excess in supply that might develop in the future could have an unfavorable impact on room revenues at Franchising's franchised hotels either by reducing the number of rooms reserved at Franchising's properties or by restricting the rates hotel operators can charge for their rooms. In addition, an excess supply of hotel rooms may discourage potential franchisees from opening new hotels, unfavorably impacting the franchise fees received by Franchising.

          Although Franchising believes that increases in the rate of inflation will generally result in comparable increases in hotel room rates, severe inflation could contribute to a slowing of the national economy, which could result in reduced travel by both business and leisure travelers. That could lead to less demand for hotel rooms, which could result in a temporary reduction in room rates and fewer room reservations, negatively impacting revenues received by Franchising. A weak economy could also reduce demand for new hotels, negatively impacting the franchise fees received by Franchising.

          Among the other unpredictable external factors which may affect Franchising's fee stream are wars, airline strikes and severe weather.

          EMPLOYEES

          Franchising employed 2,243 people full-time at February 28, 1997. Less than 5% of Franchising's employees are represented by unions. Such union contracts expire between August 1997 and August 1999. Franchising considers its relations with its employees to be satisfactory.

          LEGAL PROCEEDINGS

          Neither the Company nor Franchising is a party to any litigation, other than routine litigation incidental to the Franchising Business. None of such litigation, either individually or in the aggregate, is expected to be material to the business, financial condition or results of operations of Franchising.

MANAGEMENT

          BOARD OF DIRECTORS OF FRANCHISING

          The current directors of Franchising are William R. Floyd, Donald J. Landry and James A MacCutcheon. Prior to the Distribution Date, the Company, as sole stockholder of Franchising, plans to elect a total of nine persons to the Board of Franchising so that the persons will constitute the entire Franchising Board of Directors effective as of the Distribution Date. From and after the Distribution Date, Franchising's Board of Directors will be classified into three classes, designated Class I, Class II and Class III, each class to be as nearly equal in number of directors as possible. The term of the initial Class I directors will terminate on the date of the 1998 annual meeting of Franchising's stockholders; the term of the initial Class II directors will terminate on the date of the 1999 annual meeting of Franchising's stockholders; and the term of the initial Class III directors will terminate on the date of the 2000 annual meeting of Franchising's stockholders. At each annual meeting of Franchising's stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

          The name, age, proposed class of directorship upon consummation of the Distribution and business background (other than executive officers who are directors) of the nine persons who are expected to be the directors of Franchising from and after the Distribution Date are set forth below.

     NAME                               AGE         CLASS OF DIRECTOR
     ----                               ---         -----------------
     Stewart Bainum, Jr................  50            Class
     Stewart Bainum....................  77            Class
     Barbara Bainum....................  52            Class
     William R. Floyd..................  52            Class
     Paul R. Gould.....................  50            Class
     Robert C. Hazard, Jr..............  61            Class
     Frederic V. Malek.................  59            Class
     Gerald W. Petitt..................  50            Class
     Jerry E. Robertson, Ph.D..........  63            Class

          BACKGROUND OF DIRECTORS

          For biographical information with respect to the persons listed above, see "Other Proposals Relating to the Annual Meeting--Proposal Five: Election of Directors."

          THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

          Upon consummation of the Distribution, the Franchising Board of Directors is expected to consist of nine members. It is expected that the Board of Directors will hold five meetings during the fiscal year and that the standing committees of the Board will include the Audit Committee, the Finance Committee, the Compensation/Key Executive Stock Option Plan Committee and the Nominating Committee. The members of the committees have not yet been determined.

          The Compensation/Key Executive Stock Option Plan Committee will administer the Franchising stock option plans and grant stock options thereunder, will review compensation of officers and key management employees, will recommend development programs for employees such as training, bonus and incentive plans, pensions and retirement, and will review other employee fringe benefit programs.

          The Finance Committee will review the financial affairs of Franchising and will recommend financial objectives, goals and programs to the Board of Directors and to management.

          The Audit Committee will review the scope and results of the annual audit, will review and approve the services and related fees of Franchising's independent public accountants, will review Franchising's internal accounting controls and will review it's Internal Audit Department and its activities.

          The Nominating Committee will recommend to the Board of Directors the members to serve on the Board of Directors during the ensuing year. The Committee will not consider nominees recommended by stockholders.

          COMPENSATION OF DIRECTORS

          Prior to the Distribution, it is expected that Franchising will adopt the Choice Hotels Franchising, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan. Part A of the Plan will provide that eligible non-employee directors will be granted options to purchase 5,000 shares of Franchise Common

Stock on their date of election and will be granted options to purchase 1,000 shares on their date of election in subsequent calendar years. Part B of the Plan will provide that eligible non-employee directors may elect, prior to May 31 of each year, to defer a minimum of 25% of committee fees earned during the ensuing fiscal year. The fees which are so deferred will be used to purchase Franchise Common Stock on the open market within 15 days after December 1, February 28 and May 31 of such fiscal year. Pending such purchases, the funds will be credited to an Interest Deferred Account, which will be interest bearing. Stock which is so purchased will be deposited in a Stock Deferred Account pending distribution in accordance with the Plan.

          Directors who will be employees of Franchising will receive no separate remuneration for their services as directors. Pursuant to the Non-Employee Director Stock Compensation Plan to be adopted by Franchising prior to the Distribution, eligible non-employee directors will receive annually, in lieu of cash, restricted stock of Franchising, the fair market value of which at the time of grant will be equal to $30,000, which will represent the Board retainer and meeting fees. In addition, all non-employee directors will receive $1,610 per diem for Committee meetings attended, except where the Committee meeting is on the same day as a Board meeting, and will be reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings.

          EXECUTIVE OFFICERS OF FRANCHISING

          The name, age, proposed title upon consummation of the Distribution and business background of each of the persons who are expected to become on the Distribution Date the executive officers of Franchising are set forth below. The Company is currently seeking a candidate for the position of Senior Vice President, General Counsel and Secretary. The business address of each prospective executive officer is 10750 Columbia Pike, Silver Spring, Maryland 20901, unless otherwise indicated.

NAME                    AGE                   POSITION
----                    ---                   --------
Stewart Bainum, Jr...... 50  Chairman of the Board
William R. Floyd........ 52  Vice Chairman and Chief Executive Officer
James A. MacCutcheon.... 44  Executive Vice President, Chief Financial Officer
                             and Treasurer
Donald J. Landry........ 48  President
Thomas Mirgon........... 41  Senior Vice President, Human Resources
Barry L. Smith.......... 54  Senior Vice President - Marketing
Joseph M. Squeri........ 31  Vice President - Finance and Controller

          James A. MacCutcheon. Executive Vice President, Chief Financial Officer and Treasurer of the Company since November 1996; Senior Vice President, Chief Financial Officer and Treasurer of the Company's predecessor (together with the Company, "Choice Hotels") since September 1993; Senior Vice President, Chief Financial Officer and Treasurer of Manor Care from September 1993 to November 1996; Senior Vice President - Finance and Treasurer of Manor Care from October 1987 to September 1993; Treasurer of Vitalink from September 1992 to January 1997 and a Director since September 1994.

          Donald J. Landry. President of Choice Hotels since January 1995; President of Manor Care Hotel Division ("MCHD") since March 1992; various executive positions with Richfield Hotel Management, Inc. and its predecessors for more than 20 years, including President of MHM Corporation.

          Thomas Mirgon. Senior Vice President, Human Resources of the Company since March 1997; Vice President, Administration of Interim Services from August 1993 to February 1997; employed by Taco Bell Corp. from January 1986 to August 1993, last serving as Senior Director, Field Human Treasures from February 1992 to August 1993.

          Barry L. Smith. Senior Vice President - Marketing of Choice Hotels since February 1989.

          Joseph M. Squeri. Vice President - Finance and Controller of the Company since March 1997; Director of Investment Funds, The Carlyle Group, from November 1994 to February 1997; various positions with Arthur Andersen LLP from July 1987 to November 1994, most recently as Manager.

          For biographical information with respect to the other persons listed above, see "Other Proposals Relating to the Annual Meeting--Proposal Five:
Election of Directors."

          COMPENSATION OF EXECUTIVE OFFICERS

          SUMMARY COMPENSATION. The following tables set forth certain information concerning the annual and long term compensation of those persons who, following the Distribution, will serve as the chairman of the board and the three other most highly compensated executive officers of Franchising (the "Named Officers"). No information is presented for Messrs. Floyd and Mirgon, who will serve as Chief Executive Officer and Senior Vice President - Human Resources, respectively, following the Distribution, as they were not employed by either the Company or Manor Care as of the end of last fiscal year.

                                                   SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                                              ------------
                                          FISCAL                ANNUAL COMPENSATION           STOCK OPTION      ALL OTHER
                                                                -------------------
NAME AND PRINCIPAL POSITION                YEAR         SALARY          BONUS        OTHER     SHARES(#)(1)   COMPENSATION (2)
---------------------------               ------        ------          -----        -----    -------------   -------------
Stewart Bainum,(3)...................      1996        $625,102         $337,555       (4)        60,000         $33,543
   Chairman                                1995         572,308          343,385       (4)            --           9,000
                                           1994         457,867(5)       274,720       (4)        40,000          14,150

James A. MacCutcheon (6).............      1996         301,517          135,682       (4)        25,000          13,176
   Senior Vice President,                  1995         273,199          136,600       (4)            --          13,176
   Chief Financial Officer and             1994         258,360          129,150       (4)        15,000           6,750
   Treasurer

Donald L. Landry.....................      1996         366,702          201,686       (4)            --           5,000
President                                  1995         311,635          171,399       (4)        40,000           2,250
                                           1995         275,712          144,059       (4)        25,000           3,537

Barry L. Smith.......................      1996         233,640          116,820       (4)         5,000          10,427
   Sr. Vice President, Marketing           1995         221,668          104,561       (4)            --           6,750
                                           1994         209,151           98,642       (4)         5,000           3,072

(1) Represents options to purchase shares of Manor Care Common Stock. In connection with the Manor Care Spin-off, the options to purchase Manor Care Common Stock were converted, in some cases 100%, to options to purchase Company Common Stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Manor Care Spin-off. In the Distribution, the options will be adjusted and converted into options to purchase Franchising Common Stock.

(2) Represents amounts contributed by Manor Care or the Company for fiscal years 1996, 1995 and 1994 under the Manor Care 401(k) Plan and the Non-Qualified Savings Plan, which provide retirement and other benefits to eligible employees, including the Named Officers. Amounts contributed in cash or stock by the Company during fiscal year 1996 under the Manor Care 401(k) Plan for the Named Offices were as follows: Mr. Bainum, Jr., $49,000; Mr. MacCutcheon, $4,410; Mr. Landry, $1,752 and Mr. Smith, $3,489. Amounts contributed in cash or stock of Manor Care during fiscal year 1995 under the Manor Care Non-Qualified Saving Plan for the Named Officers were as follows:
    Mr. Bainum, Jr., $24,543; Mr. MacCutcheon, $8,766; Mr. Landry, $3,498 and Mr. Smith $6,938.

(3) As of the end of the fiscal year 1996, Mr. Bainum, Jr. was the Chairman and Chief Executive Officer of Manor Care and Choice Hotels. The compensation reflected here is the total compensation received for services rendered to both Manor Care and Choice Hotels.

(4) The value of perquisites and other compensation does not exceed the lesser of $50,000 or 10% of the amount of annual salary and bonus paid as to any of the Named Officers.

(5) Mr. Bainum, Jr. took an unpaid leave of absence during April and May 1994.

(6) As of the end of the fiscal year 1996, Mr. MacCutcheon was Senior Vice President, Chief Financial Officer and Treasurer of Manor Care and Choice Hotels. On November 1, 1996, Mr. MacCutcheon resigned from his position at Manor Care and assumed the position of Executive Vice President and Chief Financial Officer of the Company. The compensation reflected here is total compensation received for services rendered to both Manor Care and Choice Hotels.

          STOCK OPTIONS. The following tables set forth certain information at May 31, 1996 and for the fiscal year then ended concerning options to purchase Manor Care Common Stock granted to the Named Officers. All Common Stock figures and exercise prices have been adjusted to reflect stock dividends and stock splits effective in prior fiscal years. In connection with the Manor Care Spin-off, existing Manor Care stock options, which are shown here, were subject to certain adjustments or conversion into options to purchase Company Common Stock.

                 MANOR CARE STOCK OPTION GRANTS IN FISCAL 1996

                                        INDIVIDUAL GRANTS
                         ----------------------------------------------
                                          PERCENTAGE OF
                                          TOTAL OPTIONS                                  POTENTIAL REALIZABLE VALUE OF ASSUMED
                            NUMBER OF     GRANTED TO ALL     EXERCISE                    RATE OF STOCK PRICE APPRECIATION FOR
                             OPTIONS       EMPLOYEES IN     BASE PRICE   EXPIRATION                 OPTION TERM(2)
                                                                                       -------------------------------------------
          NAME              GRANTED(1)    FISCAL YEAR 1996   PER SHARE      DATE               5%(3)                  10%(4)
          ----              ---------     ----------------   ---------      ----               -----                  ------
Stewart Bainum, Jr.(5)....    60,000           10.5%          $30.31      6/21/2005          $1,143,600              2,898,606
James A. MacCutcheon(5)...    25,000            4.4%          $30.31      6/21/2005          $  476,500              1,207,750
Donald J. Landry(5).......        --             --               --             --                  --                     --
Barry L. Smith(5).........     5,000            0.9%          $30.31      6/21/2005          $   95,300                241,550

_____________________

(1) In connection with the Manor Care Spin-off, the options to purchase Manor Care Common Stock, which are shown here, were converted, in some cases 100%, to options to purchase Company Common Stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Manor Care Spin-off. On the Distribution Date, the options will be adjusted and converted into options to purchase Franchising Common Stock.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionees.

(3) A 5% per year appreciation in stock price from $30.31 per share yields
    $49.37.

(4) A 10% per year appreciation in stock price from $30.31 per share yields $78.62.

(5) The options granted to the officers vest at the rate of 20% per year on the first through the fifth anniversary of the date of the stock option grant.

                   AGGREGATE OPTION EXERCISES IN FISCAL 1996
                         AND YEAR-END OPTION VALUES(1)

                         SHARES                     NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                        ACQUIRED ON                 OPTIONS AT MAY 31, 1996    IN-THE-MONEY OPTIONS AT
                                                 ----------------------------
                        EXERCISE   VALUE REALIZED  EXERCISABLE  UNEXERCISABLE       MAY 31, 1996 (2)
                                                                              ----------------------------
NAME                        #            $              #             #        EXERCISABLE  UNEXERCISABLE
----                    ---------  --------------  -----------  -------------  -----------  -------------
Stewart Bainum, Jr.            --              --      635,500        229,500  $17,236,482     $4,684,465
Donald J. Landry               --              --       37,000        148,000      810,190      2,668,992
James A. MacCutcheon       16,500        $510,180       84,250        118,250    2,399,197      3,359,956
Barry L. Smith             12,600         334,880           --         54,100           --      1,334,179

   ________________

   (1) Represents options to purchase Manor Care Common Stock. In connection with the Manor Care Spin-off, the options to purchase Manor Care Common Stock, which are shown here, were converted, in some cases 100%, to options to purchase Company Common Stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Company Spin-off. Upon the Distribution, the options will be adjusted and converted into options to purchase Franchising Common Stock.

   (2) The closing price of Manor Care Common Stock as reported by the New York Stock Exchange on May 31, 1996 was $39.00. The value is calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Manor Care Common Stock underlying the option.

EMPLOYMENT AGREEMENTS

          Effective upon the Distribution Date, Franchising is expected to enter into an employment agreement with Stewart Bainum, Jr., providing for Mr. Bainum, Jr.'s employment as Chairman of the Board of Franchising. The agreement will have a term of three years. Either Franchising or Mr. Bainum may terminate the agreement upon 30 days' prior written notice on the first and second anniversary dates of the agreement. The agreement will provide that Mr. Bainum, Jr. will devote 12.5% of his professional time to the affairs of Franchising, 12.5% of his professional time to the affairs of the Company and the remaining 75% of his professional time to the affairs of Manor Care. The agreement provides for a base salary of $82,044 per annum for services to Franchising and a maximum bonus of 60% of Mr. Bainum, Jr.'s base compensation based upon the performance of Franchising.

          Effective upon the Distribution Date, Franchising is expected to assume an employment agreement between the Company and William R. Floyd. The agreement has a term of five years from October 21, 1996 and provides for a base salary of $425,000 per annum, subject to annual adjustments and an annual bonus of up to 60% of his base compensation, based on performance (including a customer satisfaction component). Pursuant to the Employment Agreement, the Company granted to Mr. Floyd 85,470 shares of restricted Company Common Stock and options to purchase 307,693 shares of Company Common Stock, of which 34,188 of the options are incentive stock options granted under the Company 1997 Long Term Incentive Plan. The remainder of the options are Non-Qualified stock options. Upon assumption of the Employment Agreements by Franchising, such restricted stock and options will be adjusted and converted into Franchising Common Stock and options. See "Relationship Between the Company and Franchising after the Distribution--Employee Benefits Allocation and Administration Agreement." Mr. Floyd's employment agreement further provides that, with respect to Mr. Floyd's participation in the Choice Hotels International, Inc. Supplemental Executive Retirement Plan (the "SERP"), (i) Mr. Floyd's normal retirement age will be 62 and (ii) no minimum years of services for benefit eligibility will be applicable. Effective upon the Distribution Date, the Company is expected to assign its rights under that employment agreement to Franchising.

          Effective upon the Distribution Date, Franchising is expected to assume an employment agreement between the Company and Mr. MacCutcheon. The agreement has a term of five years from November 1, 1996 and provides for a base salary of $313,576 per annum, subject to annual adjustments and an annual bonus of up to 55% of his base compensation, based on the Company's performance (including a customer satisfaction component). Effective upon the Distribution Date, the Company is expected to assign its rights under that employment agreement to Franchising.

          Effective upon the Distribution Date, Franchising is expected to assume an employment agreement between the Company and Mr. Landry. Under the terms of the agreement, Mr. Landry's annual salary is presently $404,250 with annual cost-of-living increases. The agreement extends through November 30, 1999. The agreement provides for an annual bonus of up to 55% of his base compensation based in part on the performance of the Company. Following the Distribution, Mr. Landry's annual bonus will be based on the performance of Franchising. Effective upon the Distribution Date, the Company is expected to assign its rights under that employment agreement to Franchising.

          Effective upon the Distribution Date, Franchising is expected to assume an employment agreement between the Company and Thomas Mirgon. The agreement has a term of five years from March 3,1997 and provides for a base salary of $230,000 per annum, subject to annual adjustments and an annual bonus of up to 50% of his base compensation, based on the Franchising's performance. The agreement also provides for (i) a one-time cash payment of $50,000, payable in two equal installments: the first within 30 days of March 3, 1997 and the second within 30 days of March 3, 1998; and (ii) a grant of 30,000 non-qualified options and 10,000 incentive stock options. Effective upon the Distribution Date, the Company is expected to assign its rights under that employment agreement to Franchising.

RETIREMENT PLANS

          Franchising will adopt the SERP. Participants are selected by the Board or any designated committee and must be at the level of Senior Vice President or above.

          Participants in the SERP receive a monthly benefit for life based upon final average salary and years of service. Final average salary is the average of the monthly base salary, excluding bonuses or commissions, earned in a 60 month period out of the 120 months of employment which produces the highest average, prior to the first occurring of the early retirement date or the normal retirement date. The normal retirement age is 65, and participants must have a minimum of 15 years of service. Participants may retire at age 60 and may elect to receive reduced benefits commencing prior to age 65, subject to Board approval. All of the Named Officers who will be participants are age 55 or younger, so that none of their compensation reported above would be included in the final average salary calculation. See "Certain Information Concerning Franchising--Employment Agreements" for a discussion of the terms applicable to Mr. Floyd's participation in the SERP.

          Assuming that the following officers continue to be employed by Franchising until they reach age 65, their credited years of service would be as follows:

                                                CURRENT YEARS                   YEARS OF SERVICE
          NAME OF INDIVIDUAL                      OF SERVICE                         AT AGE 65
----------------------------------      -----------------------------     ----------------------------
Stewart Bainum, Jr., ...........                     22.5                               38
James A. MacCutcheon ...........                        9                               30
Donald J. Landry ...............                        4                               22
Thomas Mirgon ..................                        0                               24
Barry L. Smith .................                        7                               18

          The table below sets forth estimated annual benefits payable upon retirement to persons in specified compensation and years of service classifications. These benefits are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for social security and other amounts.

                          YEARS OF SERVICE/BENEFIT AS
                      PERCENTAGE OF FINAL AVERAGE SALARY

                                                                                    25 OR
       REMUNERATION                               15/15%         20/22.5%         MORE/30%
       ------------                           -------------   -------------   ----------------
       $300,000............................      $45,000         $ 67,500        $ 90,000
        350,000............................       52,500           78,750         105,000
        400,000............................       60,000           90,000         120,000
        450,000............................       67,500          101,250         135,000
        500,000............................       75,000          112,500         150,000
        600,000............................       90,000          135,000         180,000

          It is expected that upon the Distribution, the existing 401(k) plan will be amended to provide for a multiple employer plan in which both Franchising and Realco will participate. The 401(k) Plan is a defined contribution retirement, savings and investment plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and includes a cash or deferred arrangement under Section 401(k) of the Code. All employees age 21 or over and who have worked for Franchising (or the Company) for a twelve month period during which such employee completed at least 1,000 hours will be eligible to participate. Subject to certain non-discrimination requirements, each employee will be able to contribute an amount to the 401(k) Plan on a pre-tax basis up to 15% of the employee's salary, but not more than the current federal limit of $9,500. Franchising will match contributions made by its employees subject to certain limitations. The amount of the match will be equal to a percentage of the amount of salary reduction contribution made on behalf of a participant during the plan year based upon a formula that involves the profits of Franchising (or, prior to the Distribution, the Company) for the year and the number of years of service of the participant. Amounts contributed by Franchising or the Company pursuant to the 401(k) Plan for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

          It is expected that upon the Distribution, the existing Non-Qualified Savings Plan will also be amended to provide for a multiple employer plan in which both Franchising and Realco will participate. Certain select highly compensated members of management of Franchising will be eligible to participate in the Non-Qualified Savings Plan. The Non-Qualified Savings Plan is structured so as to provide the participants with a pre-tax savings vehicle to the extent that pre-tax savings are limited under the 401(k) Plan as a result of various governmental regulations, such as non-discrimination testing. Amounts contributed by Franchising or the Company under the Non-Qualified Savings Plan for fiscal year 1997 for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

          The Franchising match under the 401(k) Plan and the Non-Qualified Savings Plan will be limited to a maximum aggregate of 6% of the annual salary of a participant. Likewise, participant contributions under the two plans will not exceed the aggregate of 15% of the annual salary of a participant.

OPTION AND STOCK PURCHASE PLANS

          Prior to the Distribution, it is expected that Franchising will adopt the Franchising Employee Stock Purchase Plan (the "Franchising Stock Purchase Plan"). Under the Franchising Stock Purchase Plan, all employees who have completed one year of service are eligible to participate. Eligible employees may purchase stock of Franchising in an amount of no less than 2% nor more than 10% of compensation (as defined in the Stock Purchase Plan), subject to an overall maximum purchase per employee per calendar year of $25,000. At the end of each quarterly offering period, Franchising will contribute cash equal to 10% of the purchase price of the common stock so purchased. Franchising will pay the administrative costs for the purchase of the Company common stock.

          Prior to the Distribution, it is expected that Franchising will adopt the Franchising 1997 Long-Term Incentive Plan (the "Franchising Incentive Plan"), pursuant to which key employees of Franchising and its subsidiaries are eligible to be granted awards under the Franchising Incentive Plan. The types of awards that may be granted under the Incentive Plan are restricted shares, incentive stock options, Non-Qualified stock options, stock appreciation rights and performance shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTION

          Upon consummation of the Distribution, certain management employees of Franchising and of the Company will hold options to purchase shares of Company Common Stock. See "Relationship Between Franchising and the Company After the Distribution--Employee Benefits Allocation Agreement."

          For a discussion of certain contracts to be executed between the Company and Franchising as of the Distribution Date, see "Relationship Between Franchising and the Company After the Distribution." For a discussion of the historical financial relationship between the Company and Franchising, see "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

SECURITY OWNERSHIP

          The following table sets forth the amount of Franchising Common Stock expected to be beneficially owned by (i) each director and director nominee of Franchising, (ii) the chief executive officer of Franchising and the Named Officers, (iii) all officers and directors of Franchising as a group and (iv) all persons who are expected to own beneficially more than 5% of Franchising Common Stock, based on Company Common Stock beneficially owned by such persons on May 1, 1997. Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901. On the Distribution Date, the holders of Company Common Stock as of the Record Date will be entitled to receive one share of Franchising Common Stock for each share of Company Common Stock. For purposes of the following table, it is assumed that all options to purchase shares of Company Common Stock held by the persons specified will be converted into options to purchase Franchising Common Stock. For a discussion of the treatment of outstanding options to purchase Company Common Stock in connection with the Distribution, see "Relationship Between the Company and Franchising." "After the Distribution--Employee Benefits Allocation Agreement."

                                                           TOTAL SHARES OF                    PERCENT OF SHARES
                                                         COMPANY COMMON STOCK                    OUTSTANDING
                                                            EXPECTED TO BE                     EXPECTED TO BE
       NAME OF BENEFICIAL OWNER                           BENEFICIALLY OWNED               BENEFICIALLY OWNED (1)
----------------------------------------------    --------------------------------   --------------------------------
Stewart Bainum, Jr..........................                15,993,471     (2)                   26.19%
Stewart Bainum..............................                10,657,122     (3)                   17.45%
Barbara Bainum..............................                 5,520,867     (4)                    9.04%
William R. Floyd............................                    85,570     (5)                        *
Paul A. Gould...............................                     2,844     (6)                        *
Robert C. Hazard, Jr........................                    40,756     (7)                        *
Donald J. Landry............................                   207,756     (8)                        *
James A. MacCutcheon........................                   180,545     (9)                        *
Frederic V. Malek...........................                     5,510    (10)                        *
Thomas Mirgon...............................                         0                                *
Gerald W. Petitt............................                    86,281    (11)                        *
Jerry E. Robertson, Ph.D....................                    20,824    (12)                        *
Barry L. Smith..............................                   243,734    (13)                        *
All Directors and Officers as a Group
(15 persons)................................                33,045,280    (14)                   54.12%
Bruce Bainum................................                 5,512,302    (15)                    9.03%
Ronald Baron................................                11,708,883    (16)                   19.18%

______________
*Less than 1% of class.


(1) Percentages are based on 61,068,547 shares outstanding on May 1, 1997 plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable within 60 days thereafter.

(2) Includes 549,152 shares owned directly by the Stewart Bainum, Jr. Declaration of Trust dated March 13, 1996, the sole trustee and beneficiary of which is the reporting person. Also includes 5,417,761 shares owned by Bainum Associates Limited Partnership ("Bainum Associates") and 4,415,250 shares owned by MC Investments Limited Partnership ("MC Investments"), in both of which Mr. Bainum, Jr. is managing general partner with the sole right to dispose of the shares; 3,567,869 shares held directly by Realty Investment Company, Inc. ("Realty"), a real estate management and investment company in which Mr. Bainum, Jr. has shared voting authority; 1,779,628 shares owned by Mid Pines Associates Limited Partnership ("Mid Pines"), in which Mr. Bainum, Jr. is managing general partner and has shared voting authority and 10,600 shares owned by the Foundation for Maryland's Future, in which Mr. Bainum, Jr. is the sole director. Also includes 251,000 shares which Mr. Bainum, Jr. has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after May 1, 1997, and 1,504 and 707 shares, respectively, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Choice Hotels International, Inc. Retirement Savings and Investment Plan ("401(k) Plan") and the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan ("Non-Qualified Savings Plan").

(3) Includes 3,906,278 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary, his joint interest in 1,013,167 shares owned by Bainum Associates and 1,296,281 shares owned by MC Investments, each of which is a limited partnership in which Mr. Bainum has joint ownership with his wife as a limited partner and as such has the right to acquire at any time a number of shares equal in value to the liquidation preference of their limited partnership interests; 3,567,869 shares held directly by Realty, in which Mr. Bainum and his wife have shared voting authority; and 70,305 shares held by the Commonweal Foundation of which Mr. Bainum is Chairman of the Board of Directors and has shared voting authority. Also includes 798,711 shares held by the Jane
          L. Bainum Declaration of Trust , the sole trustee and beneficiary of which is Mr. Bainum's wife, and 1,667 shares which Mr. Bainum has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after December 31, 1996. Also includes 2,844 shares of restricted stock granted by the issuer to Mr. Bainum which is not vested but which Mr. Bainum has the right to vote.

(4) Includes 101,013 shares owned directly by Ms. Bainum. Also includes 1,779,628 shares owned by Mid Pines, in which Ms. Bainum's trust is a general partner and has shared voting authority, 3,567,869 shares owned by Realty, in which Ms. Bainum's trust has voting stock and shares voting authority and 70,305 shares owned by Commonweal Foundation, in which Ms. Bainum is President and Director and has shared voting authority. Also includes 2,052 shares of restricted stock issued to Ms. Bainum under the Choice Hotels International, Inc. Non-Employee Director Stock Compensation Plan (the "Non-Employee Director Stock Compensation Plan") which shares are not vested, but which Ms. Bainum has the right to vote.

(5) Consists of restricted shares granted pursuant to Mr. Floyd's employment agreement which are not yet vested, but which Mr. Floyd has the right to vote.

(6) Consists of restricted shares granted pursuant to the Non-Employee Director Stock Compensation Plan which shares are not vested, but which Mr. Gould has the right to vote.

(7) Includes 32,384 shares owned directly by Mr. Hazard; 2,844 restricted shares granted under the Non-Employee Director Stock Compensation Plan, which are not yet vested, but which Mr. Hazard has the right to vote. Also includes 5,000 shares which Mr. Hazard has the right to acquire pursuant to stock options which are presently exercisable and 113 shares and 415 shares, respectively, which Mr. Hazard has the right to receive upon termination of his employment pursuant to the terms of the 401(k) Plan and the Non-Qualified Savings Plan.

(8) Includes 205,866 shares which Mr. Landry has the right to acquire pursuant to stock options which are presently exercisable or exercisable within 60 days of May 1, 1997 and 108 shares and 170 shares, respectively, which Mr. Landry has the right to receive upon termination of his employment pursuant to the terms of the 401(k) Plan and the Non-Qualified Savings Plan.

(9) Includes 180,311 shares which Mr. MacCutcheon has the right to acquire pursuant to stock options which are presently exercisable or exercisable within 60 days of May 1, 1997 and 234 shares which Mr. MacCutcheon has the right to receive upon termination of his employment with the Company pursuant to the terms of the 401(k) Plan.

(10) Includes 1,666 shares which Mr. Malek has the right to acquire pursuant to stock options which are presently exercisable and 2,844 restricted shares granted under the Non-Employer Director Stock Compensation Plan which are not vested, but which Mr. Malek has the right to vote.

(11) Includes 69,776 shares held directly by Mr. Petitt and 8,661 shares held in trust for minor children for which Mr. Petitt is trustee. Beneficial ownership of such shares is disclaimed. Also includes 2,844 restricted shares granted under the Company Non-Employee Director Stock Compensation Plan which are not yet vested, but which Mr. Petitt has the right to vote. Also includes 5,000 shares which Mr. Petitt has the right to acquire pursuant to stock options which are presently exercisable.

(12) Includes 15,500 shares owned by the JJ Robertson Limited Partnership, of which Mr. Robertson and his wife are the general partners with shared voting authority, 2,844 restricted shares granted under the Non-Employer Director Stock Compensation Plan which are not yet vested, but which Mr. Robertson has the right to vote. Also includes 1,666 shares which Mr. Robertson has the right to acquire pursuant to stock options which are presently exercisable and 814 shares acquired pursuant to the Choice Hotels International, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan.

(13) Includes 243,483 shares which Mr. Smith has the right to acquire pursuant to stock options which are presently exercisable or exercisable within 60 days of May 1, 1997 and 86 shares and 165 shares, respectively, which Mr. Smith has the right to receive upon termination of his employment pursuant to the terms of the 401(k) Plan and the Non-Qualified Savings Plan.

(14) Includes a total of 895,659 shares which the officers and directors included in the group have the right to acquire pursuant to stock options which are presently exercisable, or exercisable within 60 days of May 1, 1997, and a total of 2,045 shares and 1,457 shares, respectively, which such directors and officers have the right to receive upon termination of their employment with the Company pursuant to the terms of the 401(k) Plan and the Non-Qualified Savings Plan.

(15) Includes 94,500 shares owned directly by Mr. Bainum. Also includes 1,779,628 shares owned by Mid Pines, in which Mr. Bainum is a general partner and has shared voting authority, 3,568,869 shares owned by Realty in which Mr. Bainum's trust has voting stock and shares voting authority and 70,305 shares owned by the Commonweal Foundation, in which Mr. Bainum is a Director and has shared voting authority. Mr. Bainum's address is 8737 Colesville Road, Suite 800, Silver Spring, Maryland, 20910.

(16) As of May 13, 1997, based on a Schedule 13-D, as amended, filed by Mr. Baron with the Securities and Exchange Commission (the "Commission"). Mr. Baron's address is 450 Park Avenue, Suite 2800, New York, New York 10022.

DESCRIPTION OF CAPITAL STOCK OF FRANCHISING

          Under the Restated Certificate of Franchising, which is attached as Annex B to this Proxy Statement, the total number of shares of capital stock that Franchising has authority to issue is 165,000,000, consisting of 160,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock (the "Preferred Stock"), par value $.01 per share.

          Based on the number of shares of Company Common Stock outstanding on May 1, 1997, it is expected that approximately 61,068,547 shares of Franchising's Common Stock will be issued to stockholders of the Company in the Distribution. All of the shares Franchising's Common Stock to be distributed to the Company stockholders in the Distribution will be fully paid and non-assessable.

     COMMON STOCK

          The Franchising Certificate designates common stock consisting of 160,000,000 shares. Holders of Franchising Common Stock are entitled to receive, subject to preferences that may be applicable from time to time with respect to any outstanding Preferred Stock, such dividends as are declared by the Board of Directors of Franchising, one vote for each share at all meetings of stockholders, and, subject to preferences that may be applicable from time to time with respect to any outstanding Preferred Stock, the remaining assets of Franchising upon liquidation, dissolution or winding up of Franchising. Franchising is authorized to issue additional shares of common stock without further stockholder approval (except as may be required by applicable law or stock exchange regulations).

          With respect to the issuance of common shares of any additional series, the Board of Directors of Franchising is authorized to determine, without any further action by the holders of Franchising's Common Stock, among other things, the dividend rights, dividend rate, conversion rights, voting rights and rights and terms of redemption, as well as the number of shares constituting such series and the designation thereof. Should the Board of Directors of Franchising elect to exercise its authority, the rights and privileges of holders of Franchising's Common Stock could be made subject to rights and privileges of any such other series of common stock. the Company has no present plans to issue any common stock of a series other than Franchising's Common Stock.

          See "Post-Distribution Dividend Policy" for a description of the dividend policy of the Company after the Distribution.

          PREFERRED STOCK

          The Franchising's Board of Directors is authorized to issue up to 5,000,000 shares of Preferred Stock without further stockholder approval (except as may be required by applicable law or stock exchange regulations) and to fix from time to time, by resolution or resolutions, the relative powers, preferences and rights and the qualifications, limitations or restrictions of any series of Preferred Stock, as well as the number of shares constituting such series and the designation thereof.

          PREEMPTIVE RIGHTS

          Holders of shares of Company Common Stock have no preemptive rights.

PURPOSES AND ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE FRANCHISING CERTIFICATE AND BYLAWS

          Prior to the Distribution Date, the Franchising Certificate and Bylaws of Franchising (the "Franchising Bylaws") will be amended by the Company as sole stockholder of Franchising to make the Franchising Certificate and Franchising Bylaws substantially similar to the Company Certificate and the Company Bylaws as currently in effect. Such amendment to the Franchising Certificate and Franchising Bylaws may have an antitakeover effect with respect to Franchising.

          FRANCHISING CERTIFICATE AND BYLAWS

          The Franchising Certificate contains several provisions that will make difficult an acquisition of control of Franchising, by means of a tender offer, open market purchase, a proxy fight or otherwise, that is not approved by the Franchising Board. The Franchising Bylaws also contain provisions that could have an antitakeover effect.

          The purposes of the relevant provisions of the Franchising Certificate and the Franchising Bylaws are to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of Franchising and to encourage persons seeking to acquire control of Franchising to consult first with the Board of Directors to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of Franchising to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to stockholders of Franchising or an unsolicited proposal for the restructuring or sale of all or part of Franchising. The Company and Franchising believe that, as a general rule, such proposals would not be in the best interests of Franchising and its stockholders.

          There has been a history of the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover or a restructuring or sale of all or part of the Company or another similar extraordinary corporate action. Such actions are often undertaken by the third-party without advance notice to, or consultation with, the management or board of directors of the target company. In many cases, the purchaser seeks representation on the Company's board of directors in order to increase the likelihood that its proposal will be implemented by the Company. If the Company resists the efforts of the purchaser to obtain representation on the Company's board, the purchaser may commence a proxy contest to have its nominees elected to the board in place of certain directors or the entire board. In some cases, the purchaser may not truly be interested in taking over the Company, but may use the threat of a proxy fight and/or a bid to take over the Company as a means of forcing the Company to repurchase its equity position at a substantial premium over market price.

          The Company and Franchising believe that the imminent threat of removal of Franchising's management or Board in such situations would severely curtail the ability of management or the Board to negotiate effectively with such purchasers. The management or the Board of Franchising would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving Franchising which may ultimately be undertaken. If the real purpose of a takeover bid were to force Franchising to repurchase an accumulated stock interest at a premium price, management or the Board would face the risk that, if it did not repurchase the purchaser's stock interest, Franchising's business and Franchising's management would be disrupted, perhaps irreparably.

          Certain provisions of the Franchising Certificate and Bylaws, in the view of the Company and Franchising, will help ensure that the Franchising Board, if confronted by a surprise proposal from a third-party which has acquired a block of stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders. In addition, certain other provisions of the Franchising Certificate are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempt to take over Franchising.

          These provisions, individually and collectively, will make difficult and may discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of the stockholders, and may delay or frustrate the assumption of control by a holder of a large block of Franchising and the removal of incumbent management, even if such removal might be beneficial to the stockholders. Furthermore, these provisions may deter or could be utilized to frustrate a future takeover attempt which is not approved by the incumbent Board of Directors, but which the holders of a majority of may deem to be in their best interests or in which stockholders may receive a substantial premium for their stock over prevailing market prices of such stock. By discouraging takeover attempts, these provisions may have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual or rumored takeover attempts.

          Set forth below is a description of such provisions in the Franchising Certificate and Bylaws. Such description is intended as a summary only and is qualified in its entirety by reference to the Franchising Certificate and Bylaws, the form of which is attached to this Proxy Statement as Annexes B and C, respectively.

          CLASSIFIED BOARD OF DIRECTORS. The Franchising Certificate provides for the Franchising Board to be divided into three classes serving staggered terms so that directors' initial terms will expire either at the 1998, 1999 or 2000 annual meeting of stockholders. Starting with the 1998 annual meeting of Franchising stockholders, one class of directors will be elected each year for three-year terms. See "Management of Franchising--Board of Directors of Franchising."

          The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Franchising Board in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Franchising Board. Such a delay may help ensure that the Franchising Board, if confronted by a holder attempting to force a stock repurchase at a premium above market prices, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes are the best interests of the stockholders.

          The classified board provision could have the effect of discouraging a third-party from making a tender offer or otherwise attempting to obtain control of Franchising, even though such an attempt might be beneficial to Franchising and its stockholders. The classified board provision could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the classified board provision is designed to discourage accumulations of large blocks of Franchising stock by purchasers whose objective is to have such stock repurchased by Franchising at a premium, the classified board provision could tend to reduce the temporary fluctuations in the market price of Franchising's stock that could be caused by accumulations of large blocks of such stock. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

          The Company and Franchising believe that a classified board of directors will help to assure the continuity and stability of the Franchising Board and Franchising's business strategies and policies as determined by the Board, because generally a majority of the directors at any given time will have had prior experience as directors of Franchising. The classified board provision will also help assure that the Franchising Board, if confronted with an unsolicited proposal from a third-party that has acquired a block of the voting stock of Franchising, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

          REMOVAL; FILLING VACANCIES. The Franchising Certificate provides that only a majority of the Board then in office shall have the authority to fill any vacancies on the Board, including vacancies created by an increase in the number of directors. In addition, the Franchising Certificate provides that a new director elected to fill a vacancy on the Board will serve for the remainder of the full term of his or her class and that no decrease in the number of directors shall shorten the term of an incumbent. These provisions relating to removal and filling of vacancies on the Board will preclude stockholders from enlarging the Board or removing incumbent directors and filling the vacancies with their own nominees.

          LIMITATIONS ON STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. The Franchising Certificate and Bylaws provide that stockholder action can be taken only at an annual meeting of stockholders and prohibit stockholder action by written consent in lieu of a meeting. The Franchising Certificate and Bylaws provide that, special meetings of stockholders can be called only by the Chairman or Vice Chairman of Franchising's Board or by the Secretary of Franchising within 10 calendar days after receipt of the written request of a majority of the total number of directors Franchising would have if there were no vacancies or, if there are no directors in office, by a majority of the stockholders. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by or at the direction of the Board.

          The provisions of the Franchising Certificate and Bylaws restricting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by a majority of the entire Board. These provisions would also prevent the holders of a majority of the voting power of the voting stock from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders of Franchising entitled to vote on a proposed action the opportunity to participate in determining such proposed action. Moreover, a stockholder could not force a stockholder consideration of a proposal over the opposition of the Franchising Board by calling a special meeting of stockholders prior to the time the Board believed such consideration to be appropriate.

          The Company and Franchising believe that such limitations on stockholder action will help to assure the continuity and stability of the Franchising Board and Franchising's business strategies and policies as determined by the Board, to the benefit of all of Franchising's stockholders. If confronted with an unsolicited proposal from stockholders in Franchising, the Board will have sufficient time to review such proposal and to seek the best available result for all stockholders, before such proposal is approved by such stockholders by written consent in lieu of a meeting or through a special meeting of stockholders.

          NOMINATIONS OF DIRECTORS AND STOCKHOLDER PROPOSALS. The Franchising Bylaws establish an advance notice procedure with regard to the nomination other than by or at the direction of the Board of candidates for election as directors and with regard to stockholder proposals to be brought before an annual or special meeting of stockholders. Specifically, Franchising's Bylaws require that stockholders desiring to bring any business, including nominations for directors, before an annual meeting of stockholders, deliver advance written notice thereof to the Secretary of the Company. The Bylaws further require that the notice by the stockholder set forth a description of the business to be brought concerning the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, including their names an addressees, the class and number of shares of the Company that are owned beneficially and of record by each of them, and any material interest of either of them in the business proposed to be brought before the meeting.

          The purpose of the advance notice provision is to provide the Company's board the opportunity to inform stockholders, prior to an annual meeting of stockholders, of any business propose to be conducted at such meeting (including any recommendation as to the board's position with respect to any action to be taken). In the case of the advance notice nomination procedures, the Company's board is afforded a meaningful opportunity to consider and inform directors and stockholders of the qualifications of the proposed nominees.

          Although the Franchising Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or of any other proposal submitted by stockholders, the Franchising Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular stockholder meeting if the proper procedures are not followed, and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

          SUPERMAJORITY VOTE FOR BUSINESS COMBINATIONS. The affirmative vote of holders of shares representing not less than two-thirds of the voting power of the Franchising is required for the approval of any proposal to merge or consolidate with any other entity (other than an entity 90% owned by Franchising) or sell, lease or exchange all or substantially all of the Franchising's assets. Likewise, the Franchising Certificate and Bylaws provide that any change or repeal of this provision requires the same vote of shares representing two-thirds of the voting power of Franchising. Although an effective impediment to unwanted takeovers, it is important to note and these provisions may also make desired alliances with other business more difficult and time consuming to implement.

          ISSUANCE OF PREFERRED STOCK. The Franchising Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock without stockholder approval and to fix by resolution the relative powers, preferences and rights and the qualifications, limitations or series and its specific designation. Such action by the Franchising Board would effectively dilute the voting power of any potential suitor of Franchising, making a takeover substantially more difficult.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

          ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES

          Pursuant to authority conferred by Delaware General Corporation Law
Section 102, the Restated Certificate provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for breach of the director's duty of loyalty to the Company or the stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends, unlawful stock redemptions or repurchases and for any transaction from which the director derived an improper personal benefit. This provision is intended to eliminate the risk that a director might incur personal liability to the Company or its stockholders for breach of the duty of care. The Restated Certificate also provides that if Delaware law is amended to further limit the liability of directors, then the liability of a director of the Company shall be further limited to the fullest extent permitted by Delaware law as so amended.

          INDEMNIFICATION AND INSURANCE

          Delaware General Corporation Law Section 145 contains provisions permitting and, in some situations, requiring Delaware corporations, such as Franchising, to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation in those capacities. The Restated Certificate contains provisions requiring indemnification by Franchising of its directors and officers to the fullest extent permitted by law. Among other things, the Restated Certificate provides indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

                     CERTAIN INFORMATION CONCERNING REALCO

PRO FORMA FINANCIAL DATA OF REALCO

          The following unaudited pro forma combined statements of income illustrate the estimated effects on Realco of the Distribution and related transactions. The pro forma balance sheet is based on the February 28, 1997 balance sheet of Realco and assumes that the Distribution was consummated on that date. The Pro Forma income statement is based on the income statement of Realco for the thirty six weeks ended February 28, 1997 and the fiscal year ended May 31, 1996 and assumes that the Distribution was consummated at the beginning of each such period. The pro forma financial data are provided for information purposes only and do not purport to be indicative of the results that actually would have been obtained if the Distribution and related transactions had been effected on the dates indicated or of those results that may be obtained in the future. The pro forma combined statements of income are based on preliminary estimates. The actual recording of the transactions will be based on actual costs. Accordingly, the actual recording of the Distribution and related transactions can be expected to differ from these pro forma financial statements.

                                     REALCO

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF FEBRUARY 28, 1997

                                                                                   FRANCHISE
                                                          CHOICE HOTELS           DISTRIBUTION       OTHER         PRO FORMA
                                                        INTERNATIONAL, INC.      ADJUSTMENTS(A)   ADJUSTMENTS       REALCO
                                                       --------------------     --------------    -----------      ---------
                    ASSETS
Current Assets
   Cash and cash equivalents..................               $  3,331              $ (1,834)     $       --        $  1,497
   Receivables (net of allowance for
     doubtful accounts).......................                 27,491               (19,838)             --           7,653
   Other current assets.......................                  5,918                (3,613)             --           2,305
                                                             --------              ---------     ----------        --------
     Total current assets.....................                 36,740               (25,285)             --          11,455

Property and equipment, at cost, net of
     accumulated depreciation.................                339,800               (26,151)             --         313,649
Lodging franchise rights, net of accumulated
     amortization.............................                 56,509               (56,509)             --              --
Goodwill, net of accumulated amortization.....                 61,137               (61,137)             --              --
Other assets..................................                 42,297               (36,379)          5,610(D)       11,528
                                                             --------             ---------      ----------        --------
TOTAL ASSETS..................................               $536,483             $(205,461)     $    5,610        $336,632
                                                             ========             ---------      ==========        ========
   LIABILITIES AND EQUITY
Current liabilities
  Current portion of mortgages and                           $    595             $    (146)     $       --        $    449
  long-term debt..............................
  Accounts payable............................                 37,928               (30,914)             --           7,014
  Accrued expenses............................                 12,607                (6,025)             --           6,582
                                                             --------             ---------      ----------       ---------
        Total current liabilities.............                 51,130              (37,085)              --          14,045
                                                             --------             ---------      ----------       ---------

Mortgages and other long-term debt............                 95,727              (46,223)         117,500(D)      167,004
Notes payable to Manor Care...................                225,723              (78,700)        (110,000)(D)      37,023
Deferred income taxes and other liabilities...                  1,718                 (408)              --           1,310
Equity........................................                162,185              (43,045)          (1,890)(D)     117,250
                                                             --------            ---------       ----------        --------
TOTAL LIABILITIES AND EQUITY..................               $536,483            $(205,461)      $   $5,610        $336,632
                                                             ========            =========       ==========        ========

                                    REALCO

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED FEBRUARY 28, 1997

                                                          CHOICE HOTELS       DISTRIBUTION         OTHER        PRO FORMA
                                                       INTERNATIONAL, INC.    ADJUSTMENTS(A)     ADJUSTMENTS      REALCO
                                                       -------------------    --------------     -----------    ---------
REVENUES
  Franchise...................................             $185,206              $(192,692)       $7,486(B)      $    --
  Hotel operations............................              134,306                (13,255)                      121,051
                                                           --------              ---------     ---------       ---------
    Total revenues............................              319,512               (205,947)        7,486         121,051
                                                           --------              ---------     ---------       ---------
OPERATING EXPENSES
  Franchise...................................              142,898               (142,898)           --              --
  Hotel operations............................              107,948                (12,122)        7,486(B)      103,312
                                                                 --                     --         2,966(C)        2,966
                                                           --------              ---------        ------        --------
    Total operating expenses..................              250,846               (155,020)       10,452         106,278
                                                           --------              ---------        ------        --------
INCOME BEFORE OTHER EXPENSES AND
INCOME TAXES..................................               68,666                 50,927        (2,966)(C)      14,773
                                                           --------              ---------        ------        --------
OTHER EXPENSES
  Interest expense on Notes payable to Manor
      Care....................................               15,236                 (5,312)       (7,425)(D)       2,499
  Minority interest...........................                   --                     --            --              --
  Other interest and other expenses, net......                3,370                 (2,928)        6,955(D)        7,397
                                                           --------              ---------       -------        -------
     Total other expenses.....................               18,606                 (8,240)         (470)         9,896
                                                           --------              ---------       -------        -------
Income before income taxes....................               50,060                (42,687)       (2,496)         4,877
                                                           --------              ---------       -------        -------
Income taxes..................................               20,600                (17,578)       (1,013)(F)     (2,009)
                                                           --------              ---------       -------        -------
Net income....................................             $ 29,460              $ (25,109)      $ 1,483        $ 2,868
                                                           ========              =========       =======        =======

                                    REALCO

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                        FOR THE YEAR ENDED MAY 31, 1996

                                                                   CHOICE HOTELS         DISTRIBUTION         OTHER       PRO FORMA
                                                                 INTERNATIONAL, INC.    ADJUSTMENTS(A)     ADJUSTMENTS     REALCO
                                                                 -------------------    --------------     -----------    ---------
REVENUES
   Franchise.............................................           $219,164             $(226,707)        $ 7,543(B)     $
   Hotel operations......................................            155,709               (19,609)         12,946(E)       149,046
                                                                    --------             ---------         -------         --------
       Total revenues....................................            374,873              (246,316)         20,489          149,046
                                                                    --------             ---------         -------         --------
OPERATING EXPENSES
   Franchise.............................................            194,248              (194,248)             --               --
   Hotel operations......................................            139,835               (19,545)          7,543(B)       127,833
                                                                                                            11,688(E)        11,688
                                                                          --                    --           3,955(C)         3,955
                                                                    --------             ---------         -------         --------
        Total operating expenses.........................            334,083              (213,793)         23,186          143,476
                                                                    --------             ---------         -------         --------
INCOME BEFORE OTHER EXPENSES AND
INCOME TAXES.............................................             40,790               (32,523)         (2,697)           5,570
                                                                    --------             ---------         -------         --------
OTHER EXPENSES
   Interest expense on notes payable to Manor Care..                  19,673                (7,083)         (9,900)(D)        2,690
                                                                          --                    --             666(E)           666
   Minority interest................................                   1,532                (1,532)             --               --
   Other interest and other expenses, net...........                   3,727                (2,931)          9,300(D)        10,096
                                                                    --------             ---------         -------         --------
        Total other expenses.............................             24,932               (11,546)             66           13,452
                                                                    --------             ---------         -------         --------
Income before income taxes...............................             15,858               (20,977)         (2,763)          (7,882)
                                                                    --------             ---------         -------         --------
Income taxes.............................................              7,400                (9,313)         (1,091)(F)       (3,004)
                                                                    --------             ---------         -------         --------
Net Income...............................................           $  8,458             $ (11,664)        $(1,672)       $  (4,878)
                                                                    ========             =========         =======         ========

                                    REALCO

          NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS

A.   Represents adjustment to reflect the Distribution.
B. Represents the adjustment to record franchise fee revenue and franchise fee expense on Realco owned hotels previously eliminated in consolidation.
C. Represents the net additional costs associated with staffing of accounting, finance, cash management, risk management, human resources and legal personnel and directors' costs to operate Realco on a stand alone basis.
D. Represents the following relating to Realco's refinancing of $110 million of notes payable to Manor Care with $117.5 million of commercial backed mortgage securities in April 1997:
     . Record $117.5 million of commercial backed mortgage securities and repayment of $110 million of Manor Care notes payable.
     . Record prepayment penalty of $1.9 million relating to Manor Care notes payable. The extraordinary loss related to the $1.9 million prepayment penalty is not reflected in the accompanying pro forma combined income statements.
     . Record escrow reserves for furniture and equipment and taxes in other assets of $3.0 million.
     .    Record deferred financing costs of $2.6 million.
     . Record incremental interest expense and deferred financing amortization related to the commercial backed mortgage securities.
E. Represents the adjustment to record the revenue, operating costs and incremental interest expense related to the acquisition of 16 hotels in 1996.
F. Represents the income tax impact of pro forma adjustments at statutory rates.

BUSINESS AND PROPERTIES

          Realco will operate the Hotel Business as previously operated by the Company.

          Realco will be a leading national hotel Company with a portfolio of 71 hotels containing 10,330 rooms located in 25 States as of February 28, 1997. Each hotel is branded with one of the Choice franchise brands. Realco's hotels operate in one of three principal segments of the lodging industry: all-suite, full service and limited service. The majority of Realco's hotels have been acquired by the Company since 1992 at prices below their replacement cost. All of these hotels have benefited from the investment of capital to improve the renovated hotels. Since June 1992, the Company has spent $260.4 to buy and renovate 54 hotel properties. More recently, the Company shifted its development efforts to the construction of Sleep Inn hotels and MainStay Suite hotels.

          Realco's strategy is to: (i) optimize the operating performance and value of its existing portfolio of hotels through the consistent application of high quality sales, marketing and operating programs; (ii) capitalize on the under-served, high growth, mid-priced, extended-stay all-suite segment with the development of 20 MainStay Suite hotels; (iii) develop other high quality, consumer focused hotels such as Sleep Inns; and (iv) pursue the opportunistic acquisition of existing hotels whereby substantial value can be created.

          The Company's performance is a beneficiary of the operating leverage inherent in the lodging industry and is further supported by the substantial discount to replacement cost of its existing portfolio. The 54 hotels acquired since 1992 have an investment basis of approximately 55.3% of current estimated replacement cost. In addition to the initial renovation of acquired hotels, Realco has spent approximately 5% of revenue for ongoing improvements to the hotels, thereby maintaining the physical assets to optimize competitive advantages in each local market.

          Realco's strategy to build 20 MainStay Suites hotels is intended to provide the Company with hotels positioned to benefit from the demand/supply imbalance in the mid-priced, extended stay all-suite segment which will produce higher than average return on investment.

          Realco's historical existing hotel acquisition program and the current MainStay Suite hotel development program are illustrative of management's capabilities to timely ascertain market trends, conceive of strategies and to implement those strategies.

          HISTORICAL ACQUISITION STRATEGY

          The primary focus of Realco from 1992 through 1995 was the acquisition of existing hotels at prices below their replacement cost with the intent to increase their value through (i) the investment of capital to improve the hotels and (ii) the installation of professional management and marketing teams to operate the renovated hotels. Since June 1992, the Company has spent $260.4 million to buy and renovate 54 hotels containing 7,809 rooms. In fiscal year 1997, the Company acquired two hotels and is in the process of renovating them. Additionally, the Company is in the process of renovating and converting a facility in Charlotte, NC to a Clarion Hotel from a senior assisted living facility which the Company acquired in 1994.

          In addition to the acquired hotels, Realco owns and operates 8 hotels developed or acquired prior to 1992, 7 Sleep Inn hotels and 1 MainStay Suites hotel developed by the Company since 1994.

                                                                          REALCO EXISTING HOTEL ACQUISITIONS
                                                ------------------------------------------------------------------------------------
                                                                                                             AS OF AND FOR THE
                                                                                                             NINE MONTHS ENDED
                                                                                                             -----------------
                                                               FISCAL YEAR                               FEBRUARY 29,  FEBRUARY 28,
                                                -----------------------------------------------------    ------------  ------------
                                                     1993          1994          1995         1996        1996           1997
                                                -----------------------------------------------------   ----------------------------
Total acquisitions..........................              7            13            16          16          15               2
Total number of rooms acquired..............          1,276         1,933         2,336       1,940       1,873             324
Total cost of acquisitions (in millions)
 (including initial improvements)...........        $  30.9       $  55.8       $  83.3     $  71.8     $  67.5         $  17.9
Average cost per room.......................        $24,216       $28,867       $35,659     $37,010     $36,038         $55,246

    Net operating income for the seven hotels purchased in fiscal year 1993 increased from $6.6 million in fiscal 1995 to $8.0 million in fiscal 1996, a 22% improvement. For the 13 hotels purchased in fiscal year 1994, net operating income increased 38% to $10.0 million in fiscal year 1996 from $7.2 million in fiscal year 1995. Net operating income for the 16 hotels acquired in fiscal year 1995 was $6.7 million in fiscal year 1996, a 268% increase over the $1.8 million achieved in fiscal year 1995. The following chart summarizes occupancy improvements for original portfolio hotels, and fiscal 1993, 1994, 1995 and 1996 acquisitions. Occupancy rates for the year acquired reflect only the period during which the properties were owned by the Company. Because many of the recently acquired and developed hotels have not yet reached stabilized levels of operating performance, the Company believes that revenues and gross profit at these hotels will continue to grow.

                                                                               REALCO HOTELS OCCUPANCY
                                                  ---------------------------------------------------------------------------------
                                                                                                               AS OF AND FOR THE
                                                                                                               NINE MONTHS ENDED
                                                                                                               -----------------
                                                                   FISCAL YEAR                           FEBRUARY 29,  FEBRUARY 28,
                                                  ------------------------------------------------   ------------------------------
                                                       1993         1994       1995           1996        1996          1997
                                                  ---------------------------------------------------------------------------------
Original Domestic Portfolio..................         62.27%       64.16%     67.19%         68.02%      66.36%        69.80%
Fiscal 1993 Acquisitions.....................         56.17        63.20      73.68          76.17       74.22         73.05
Fiscal 1994 Acquisitions.....................            --        66.09      70.71          73.76       72.06         72.98
Fiscal 1995 Acquisitions.....................            --           --      48.96          58.49       54.64         65.19
Fiscal 1996 Acquisitions.....................            --           --         --          53.23       49.53         59.24

     THE HOTEL PROPERTIES

     Realco's hotel properties serve three primary segments of the lodging industry; all-suites, full service and limited service. Each hotel, except Miami Beach, which is under physical renovation, is branded with one of the Choice franchise flags.

     ALL-SUITES HOTELS. Realco has 6 hotels in the all-suite segment open and 13 hotels under construction or in the development process. Realco's all-suite hotel properties compete in the moderate and upscale price segments. The table below identifies Realco's all-suite hotels by brand and price segment.

                                                 ALL-SUITE HOTELS
                                                                             NUMBER     NUMBER     PRICE
                                    BRAND                                  OF HOTELS   OF ROOMS   SEGMENT
                                    -----                                  ---------   --------   -------
     Quality Suites............................................                3         345      upscale
     Comfort Suites............................................                2         232     mid-price
     MainStay Suites...........................................                1          96     mid-price

     Realco, as of May 31, 1997, had an additional 10 MainStay Suites hotels under construction with 970 rooms.

     FULL-SERVICE HOTELS. Realco has 16 hotels in the full service segment. Realco's full service hotels compete in the mid-price and upscale price segments. The table below identifies Realco's full service hotels by brand and price segment.

                              FULL SERVICE HOTELS

                                                   NUMBER      NUMBER     PRICE
              BRAND                               OF HOTELS   OF ROOMS   SEGMENT
              -----                               ---------   --------  ---------
     Clarion Hotels & Inns...................        11         2,114     upscale
     Quality Hotel & Inns....................         5         1,327    mid-price

     LIMITED SERVICE HOTELS. Realco has 49 hotels in the limited service segment open and six hotels under construction or in the development process. Realco's limited service hotels properties compete in the mid-price and economy price segments. The table below identifies Realco's limited service hotels by brand and price segment.

                            LIMITED SERVICE HOTELS

                                                 NUMBER      NUMBER      PRICE
                    BRAND                       OF HOTELS   OF ROOMS    SEGMENT
                    -----                       ---------   --------    -------
     Comfort Inn............................       31         4,074    mid-price
     Quality Inns...........................        8         1,014    mid-price
     Sleep Inns.............................        7           757    mid-price
     Econo Lodge............................        1           120     economy
     Rodeway Inns...........................        1           101     economy
     Independent............................        1           150     economy

     EXTERNAL DEVELOPMENT

     Realco's focus on external development is geared to (i) capitalize on the under-served, high-growth, mid-priced extended stay all-suite segment, and (ii) the development of other high-quality, consumer-focused hotels.

     To effect these strategies, Realco maintains a Real Estate Development and Construction Department staff. This staff effects the identification of target markets, specific site identification, negotiation, due diligence, planning, zoning and other approval requirements, design and construction of new hotels. The Real Estate Development staff have served in the past as the focal point to effect the Company's historical acquisition strategy. This dual capacity to acquire existing hotels or build new hotels allows the Company to be responsive to changing market conditions.

     The following is a list of the new hotels developed by the Company since 1994 or currently under development:

                                                                                     CALENDAR
     MARKET                                                       HOTEL           YEAR OF OPENING
     ------                                                       -----           ---------------
     Dallas/Plano, TX.........................................    Sleep                1994
     San Antonio, TX..........................................    Sleep                1995
     Baton Rouge, LA..........................................    Sleep                1996
     Houston/Airport, TX......................................    Sleep                1996
     Austin/Round Rock, TX....................................    Sleep                1996
     Dallas/Plano, TX.........................................    MainStay             1996
     Raleigh, NC..............................................    Sleep                1997
     Dallas/Arlington, TX.....................................    Sleep                1997
     Kansas City/Airport, MO(1)...............................    Sleep                1997
     Charlotte, NC(1).........................................    Sleep                1997
     Rockville, MD(1).........................................    Sleep                1997
     Providence/Airport, RI(1)................................    MainStay             1997
     Cincinnati/Blue Ash, OH(1)...............................    MainStay             1997
     Kansas City/Airport, MO(1)...............................    MainStay             1997
     Indianapolis, IN(1)......................................    MainStay             1997
     Louisville, KY(1)........................................    MainStay             1997
     Denver/Tech Center, CO(1)................................    MainStay             1998
     Orlando/Lake Mary, FL(1).................................    MainStay             1998
     Jacksonville, FL(1)......................................    MainStay             1998
     Greenville, SC(1)........................................    MainStay             1998

          Nashville/Brentwood, TN(1)...........................  MainStay            1998
          Miami/Airport, FL(2).................................  MainStay            1998
          Denver/Airport, CO(1)................................  Sleep               1998
          Miami/Airport, FL(2).................................  Sleep               1998
          Ft. Lauderdale/Cypress Creek, FL(2)..................  Sleep               1998
          Pittsburgh/Airport, PA(2)............................  MainStay            1998
          Fishkill/Poughkeepsie, NY(2).........................  MainStay            1998

(1)  Hotel under construction

(2) The Company has acquired the land and is in final planning stages prior to start of construction.

          Realco's focus on the development of MainStay Suites is based on the sector-wide demand/supply imbalance as evidenced by numerous industry studies. According to industry studies, demand for extended stay lodging far exceeds supply. Demand in the mid-price market is very high, yet supply additions have been minimal. The extended stay, all-suite segment, defined as stays of five or more nights, consists of 228 million room nights annually, or 27% of total U.S. industry demand, according to industry sources. Only 1.5% of total room supply is dedicated extended stay rooms. Realco's capacities in both Real Estate Development and Hotel Operations are leveraged to capitalize on this opportunity.

          MainStay Suites has been created by the Company with a unique product design and service package which enhances property level appeal, productivity and profitability. Realco believes that MainStay Suites projects will produce a stabilized unleveraged pre-tax property level return on investment of 15% or higher.

          Realco's initial development of 20 MainStay Suites combined with Choice Franchising other franchised MainStay Suites is intended to result in a brand with national recognition.

          Realco's MainStay Suites hotel properties will average approximately 100 suites and be developed on 2.5 to 3.0 acres of land in suburban office parks or locations proximate to major employers, restaurants and retail amenities. MainStay Suites feature high quality, interior corridor building construction with amenities and features demanded by consumers. All suites feature a bedroom area, living room area with a pull-out couch or recliner, private bathroom and fully furnished kitchen. The kitchen area includes a full-size refrigerator, dishwasher, microwave, stove, coffee maker, toaster and all cooking and serving utensils. Each suite features an over-sized counter serving as an eating or working center, along with two ergonomic chairs. Suite alternatives include a studio suite or one-bedroom suite. Each suite includes two direct dial phone lines, voice mail and other automated phone services.

          The Company and Franchising have developed a state-of-the-art automated checkin/out property management system which enables guests with reservations to obtain their key from the kiosk unassisted. This feature allows transaction time to be shortened and provides operating efficiencies while enhancing guest satisfaction.

          Based on experience from the first MainStay Suites opened by Realco in Plano, Texas, guest satisfaction is very high. Financial results to-date have met or exceeded the Company's expectations.

          OPERATIONS

          Each of Realco's owned and managed hotels operates under one of Choice Franchise brand names. The following table illustrates the growth of Realco over the four fiscal years ended May 31, 1996 and for the nine months ended February 28, 1997.

                                                                                              AS OF AND FOR THE
                                                                                             NINE MONTHS ENDED
                                                        FISCAL YEAR                   FEBRUARY 29,      FEBRUARY 28,
                                     ----------------------------------------------   ------------      ------------
                                            1993     1994     1995     1996              1996               1997
                                     ----------------------------------------------   ------------------------------
Number of properties, end of period           19       32       48       65               63                  71
Number of rooms, end of period             3,686    5,605    7,941    9,713            9,687              10,330
Average occupancy percentage               61.36%   64.18%   67.10%   66.61%           65.09%              67.36%
Average daily (room) rate (ADR)           $49.53   $49.15   $51.28   $55.97           $55.46              $59.16

RevPAR                                    $30.39   $31.54   $34.40   $37.28           $36.10              $39.85

     OPERATING SYSTEMS AND PROCEDURES. Realco's hotels take advantage of the same systems and services available to franchisees with respect to a particular brand. The hotels participate in the central reservation system, marketing and advertising efforts and volume purchasing discounts and are subject to the same quality assurance program. In addition, Realco has instituted the following systems in each of the hotels it operates.

     . YIELD MANAGEMENT. An automated yield management program has been installed at hotels which allows the local management to take advantage of the supply and demand conditions in their marketplace. The system is automated to the point that it performs calculations and suggests pricing strategies to the local hotel management. The program continues to update information based on the availability of room supply and reservation volume within each hotel.

     . TRAINING. Realco has developed a training system for all guest services representatives that teaches the basic sales techniques. A computerized guest comment system was developed to solicit the comments of guests and the experiences they had at the hotel while providing management with immediate guest feedback.

     . ACCOUNTING SYSTEMS. Each of the Realco-operated hotels has a computerized front desk and accounting system. This system allows key financial indicators (such as daily occupancy and revenue) to be immediately gathered from each hotel and electronically transmitted to the key operating officers and managers of Realco. This instant access to information allows management to quickly spot trends and make corrections and changes where necessary. The system is completely computerized and allows for cost savings in the accounting and bookkeeping departments of each hotel. In addition, control over operational and capital expenditures is provided by a dedicated group of financial controllers in the corporate office. This group works with the hotel operations group to maintain expense standards as well as established operating procedures.

     . TIME AND ATTENDANCE SYSTEM. Each hotel maintains an automated time and attendance system that is tied into a central payroll system at the corporate headquarters. This computerized method of tracking time allows management to make quick decisions on controlling labor costs and provides immediate information on projected costs.

     . FOOD AND BEVERAGE. The food and beverage efforts are headed by a vice president of food and beverage. The department is responsible for the daily food and beverage activities of the various hotels, as well as the development of new food concepts. This group was responsible for the development, testing and implementation of the Choice Picks food court concept. Recently, the Company opened a new food and beverage concept called "Classic Sports Food, Drink and Memories" in its Richardson, Texas hotel. A sports theme restaurant, this concept has been developed jointly with the Classic Sports Network, a national cable television service. This agreement allows for the use of certain trademarks at Realco's locations. Additional "Classic Sports Food, Drink and Memories" are planned for three other Realco hotels.

     . ANNUAL BUSINESS PLANNING PROCESS. Each hotel prepares a zero-based annual business plan which incorporates historical performance and market conditions. The plan which is reviewed and approved by senior management, provides detailed strategies in the key operating areas of marketing, guest services and food and beverage. The plan also includes a comprehensive capital expenditures process which serves to maintain the physical plant in optimal condition based on market conditions and operating strategies. The annual plan serves as a fundamental measurement of management's performance.

PROPERTIES

The following chart lists by market segment Realco's hotels at February 28, 1997:

               HOTEL                                             MARKET                                       NUMBER OF ROOMS
               -----                                             ------                                       ---------------
     ALL SUITE
     ---------
          Upscale
          -------
          Quality Suites Deerfield......................    Ft. Lauderdale, Florida                                107
          Quality Suites................................    Raleigh, North Carolina                                114
          Quality Suites Shady Grove....................    Rockville, Maryland                                    124

          Mid-Price
          ---------
          Comfort Suites Haverhill......................    Boston, Massachusetts                                  131
          Comfort Suites Deerfield......................    Ft. Lauderdale, Florida                                101
          MainStay Suites Plano.........................    Dallas, Texas                                           96
          MainStay Suites Warwick(1)....................    Providence, Rhode Island                                94
          MainStay Suites Blue Ash(1)...................    Cincinnati, Ohio                                       100
          MainStay Suites Airport(1)....................    Kansas City, Missouri                                   88
          MainStay Suites Northwest(1)..................    Indianapolis, Indiana                                   88
          MainStay Suites(1)............................    Louisville, Kentucky                                   100
          MainStay Suites Tech Center(1)................    Denver, Colorado                                       100
          MainStay Suites Lake Mary(1)..................    Orlando, Florida                                       100
          MainStay Suites South Pointe(1)...............    Jacksonville, Florida                                  100
          MainStay Suites(1)............................    Greenville, South Carolina                             100
          MainStay Suites Brentwood(1)..................    Nashville, Tennessee                                   100

     FULL SERVICE
     ------------
          Upscale
          -------
          Clarion Hotel Baltimore.......................    Baltimore, Maryland                                    103
          Clarion Hotel Worthington.....................    Columbus, Ohio                                         232
          Clarion Hotel Richardson......................    Dallas, Texas                                          296
          Clarion on the Lake...........................    Hot Springs, Arkansas                                  151
          Clarion Hotel Miami Airport...................    Miami, Florida                                         103
          Clarion Hotel Hollywood Beach.................    Miami-Ft. Lauderdale, Florida                          309
          Clarion Hotel.................................    Mobile, Alabama                                        250
          Clarion Hotel Virginia Beach..................    Norfolk-Virginia Beach, Virginia                       149
          Clarion Hotel Roanoke.........................    Roanoke, Virginia                                      148
          Clarion Hotel Springfield.....................    Springfield, Missouri                                  199
          Clarion Hotel(2)..............................    Charlotte, North Carolina                              174

          Mid Price
          ---------
          Quality Inn South Point.......................    Jacksonville, Florida                                  184
          Quality Hotel Airport.........................    Los Angeles, California                                278
          Quality Hotel Maingate Anaheim(4).............    Los Angeles, California                                284
          Quality Inn & Suites Hampton..................    Norfolk-Virginia Beach, Virginia                       190
          Quality Hotel Arlington.......................    Washington, DC                                         391

     LIMITED SERVICE
     ---------------
          Mid-Price
          ---------
          Comfort Inn Albuquerque.......................    Albuquerque, New Mexico                                114
          Quality Inn Anderson..........................    Anderson, South Carolina                               121
          Comfort Inn Norcross..........................    Atlanta, Georgia                                       110
          Comfort Inn Pikesville(5).....................    Baltimore, Maryland                                    186
          Comfort Inn University........................    Baton Rouge, Louisiana                                 150
          Comfort Inn Danvers...........................    Boston, Massachusetts                                  136
          Comfort Inn Brooklyn..........................    Brooklyn, New York                                      67
          Comfort Inn Canton............................    Canton, Ohio                                           124
          Comfort Inn Airport...........................    Charleston, South Carolina                             122

               HOTEL                                             MARKET                                       NUMBER OF ROOMS
               -----                                             ------                                       ---------------
          Comfort Inn Charlotte.........................    Charlotte, North Carolina                              150
          Quality Inn & Suites - Crown Point............    Charlotte, North Carolina                              100
          Comfort Inn...................................    Cincinnati, Ohio                                       117
          Comfort Inn Middleburg Heights................    Cleveland, Ohio                                        136
          Comfort Inn College Station...................    College Station, Texas                                 114
          Comfort Inn Columbia..........................    Columbia, South Carolina                                98
          Comfort Inn DFW Airport.......................    Dallas-Fort Worth, Texas                               152
          Quality Inn Plymouth..........................    Detroit, Michigan                                      123
          Comfort Inn Deerfield East....................    Ft. Lauderdale, Florida                                 69
          Comfort Inn Hershey...........................    Harrisburg, Pennsylvania                               125
          Comfort Inn Hilton Head.......................    Hilton Head Island, South Carolina                     150
          Quality Inn & Suites Indianapolis.............    Indianapolis, Indiana                                  116
          Quality Inn Lincoln...........................    Lincoln, Nebraska                                      108
          Quality Inn & Suites Lumberton................    Lumberton, North Carolina                              120
          Comfort Inn Collierville......................    Memphis, Tennessee                                      94
          Comfort Inn & Suites, Miami Springs...........    Miami, Florida                                         165
          Comfort Inn Miami Springs.....................    Miami, Florida                                         110
          Miami Beach Hotel(3)..........................    Miami, Florida                                         150
          Comfort Inn - Lee Road........................    Orlando, Florida                                       145
          Comfort Inn - Turf Paradise...................    Phoenix, Arizona                                       155
          Comfort Inn - North...........................    Phoenix, Arizona                                       153
          Comfort Inn Portland..........................    Portland, Maine                                        126
          Quality Inn Richmond..........................    Richmond, Virginia                                     194
          Quality Inn Midvalley.........................    Salt Lake City, Utah                                   132
          Comfort Inn by the Bay(4).....................    San Francisco, California                              135
          Comfort Inn Westport..........................    St. Louis, Missouri                                    170
          Comfort Inn Sturgis...........................    Sturgis, Michigan                                       83
          Comfort Inn Traverse City.....................    Traverse City, Michigan                                 96
          Comfort Inn Tyson's...........................    Washington, D.C.                                       250
          Comfort Inn West Palm Beach...................    West Palm Beach, Florida                               158
          Comfort Inn Wichita...........................    Wichita, Kansas                                        114

          Economy
          -------
          Sleep Inn Round Rock..........................    Austin, Texas                                          107
          Sleep Inn Six Flags...........................    Dallas-Ft. Worth, Texas                                124
          Sleep Inn Baton Rouge.........................    Baton Rouge, Louisiana                                 101
          Sleep Inn Plano...............................    Dallas, Texas                                          104
          Sleep Inn Intercontinental....................    Houston, Texas                                         107
          Econo Lodge Tolleson..........................    Phoenix, Arizona                                       120
          Rodeway Inn Tempe.............................    Phoenix, Arizona                                       101
          Sleep Inn Raleigh.............................    Raleigh, North Carolina                                107
          Sleep Inn San Antonio.........................    San Antonio, Texas                                     107
          Sleep Inn University City(1)..................    Charlotte, North Carolina                              120
          Sleep Inn Airport(1)..........................    Denver, Colorado                                       119
          Sleep Inn Airport(1)..........................    Kansas City, Missouri                                  107
          Sleep Inn Rockville(1)........................    Washington, D.C.                                       107

____________________
(1)  Hotel under construction.
(2)  Hotel closed for renovation.
(3)  Hotel under renovation.
(4)  Leased property.
(5)  Hotel on leased land.

MANAGEMENT

     BOARD OF DIRECTORS OF REALCO

     Immediately prior to the Distribution, six of the nine current member of the Company's Board of Directors will resign. After the Distribution, the Realco Board of Directors will consist of seven directors.

     The name, age, proposed class of directorship upon consummation of the Distribution and business background (other than executive officers who are directors) of three of the seven persons who are expected to become on the Distribution Date the directors of Realco are set forth below. The Company's Board of Director will select candidates for the remaining directorships prior to the Distribution.

     NAME                                    AGE            POSITION
     ----                                    ---            --------
     Stewart Bainum, Jr...................   50               Class
     Stewart Bainum.......................   77               Class
     William R. Floyd.....................   52               Class

     For biographical information with respect to the other persons listed above, see "Other Proposals Relating to the Annual Meeting--Proposal Five Election of Directors."

     THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     It is expected that the Realco Board of Directors will hold five meetings during the fiscal year and that the standing committees of the Realco Board of Directors will include the Audit Committee, the Finance Committee, the Compensation/Key Executive Stock Option Plan Committee and the Nominating Committee.

     The Compensation/Key Executive Stock Option Plan Committee administers Realco's stock option plans and grants stock options thereunder, reviews compensation of officers and key management employees, recommends development programs for employees such as training, bonus and incentive plans, pensions and retirement, and reviews other employee fringe benefit programs.

     The Finance Committee reviews the financial affairs of Realco and recommends financial objectives, goals and programs to the Board of Directors and to management.

     The Audit Committee reviews the scope and results of the annual audit, will review and approve the services and related fees of Realco's does independent public accountants, will review Realco's internal accounting controls and reviews Realco's Internal Audit Department and its activities.

     The Nominating Committee recommends to the Board of Directors the members to serve on the Board of Directors during the ensuing year. The Committee does not consider nominees recommended by stockholders.

     COMPENSATION OF DIRECTORS

     The Company has previously adopted the Choice Hotels International, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan. Part A of the Plan provides that eligible non-employee directors will be granted options to purchase 5,000 shares of Realco Common Stock on their date of election and will be granted options to purchase 1,000 shares on their date of election in subsequent calendar years. Part B of the Plan provides that eligible non-employee directors may elect, prior to May 31 of each year, to defer a minimum of 25% of committee fees earned during the ensuing fiscal year. The fees which are so deferred will be used to purchase Realco Common Stock on the open market within 15 days after December 1, February 28 and May 31 of such fiscal year. Pending such purchases, the funds will be credited to an Interest Deferred Account, which will be interest bearing. Stock which is so purchased will be deposited in a Stock Deferred Account pending distribution in accordance with the Plan.

     Directors who will be employees of Realco will receive no separate remuneration for their services as directors. Pursuant to the Non-Employee Director Stock Compensation Plan to be adopted by Realco prior to the Distribution, eligible non-employee directors will receive annually, in lieu of cash, restricted stock of Realco, the fair market value of which at the time of grant will be equal to $30,000, which will represent the Board retainer and meeting fees. In addition, all non-employee directors will receive $1,610 per diem for Committee meetings attended, except where the Committee meeting is on the same day as a Board meeting, and will be reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings.

     EXECUTIVE OFFICERS OF REALCO

     The name, age, proposed title upon consummation of the Distribution and business background of each of the persons who are expected to become on the Distribution Date the executive officers of Realco are set forth below. The Company is currently seeking candidates for the positions of Senior Vice President, Chief Financial Officer and Treasurer and Vice President-Finance and Controller. The business address of each prospective executive officer is 10750 Columbia Pike, Silver Spring, Maryland 20901, unless otherwise indicated.

NAME                                    AGE                        POSITION
----                                    ---                        --------
Stewart Bainum, Jr.................     50        Chairman of the Board
Antonio DiRico.....................     44        President and Chief Operating Officer
Weldon Humphries...................     59        Senior Vice President, Asset Management
Kevin P. Hanley....................     39        Senior Vice President, Real Estate and Development
Edward A. Kubis....................     38        Senior Vice President, General Counsel and Secretary

     Antonio DiRico. Senior Vice President, Hotel Operations of the Company since November 1996; Senior Vice President, Hotel Operations of MCHD from May 1992 to November 1996; Senior Vice President of Richfield Hotel Management, Inc. and its predecessor, MHM Corporation, from May 1975 to May 1992.

     Weldon Humphries. Senior Vice President, Real Estate and Development of the Company since February 1981; Senior Vice President, Real Estate and Development of Manor Care from August 1981 to November 1996.

     Kevin P. Hanley. Vice President, Real Estate and Development of the Company since December 1994; Executive Vice President of Hospitality Investment Trust from September 1994 to November 1994; Senior Vice President, Development and Acquisitions of Motel 6, L.P. from May 1992 to September 1994; various other positions with Motel 6, L.P. since January 1987.

     Edward A. Kubis. Senior Vice President, General Counsel and Secretary of Choice since November 1996; Assistant General Counsel and Assistant Secretary, Manor Care from December 1993 to November 1996; Senior Attorney, Real Estate, from December 1990 to December 1993; Staff Attorney, Real Estate from June 1987 to December 1990.

     For biographical information with respect to the other persons listed above, see "Other Proposals Relating to the Annual Meeting--Proposal Five Election of Directors."

OTHER PROPOSAL RELATING TO THE ANNUAL MEETING


                     PROPOSAL FIVE:  ELECTION OF DIRECTORS

ELECTION OF DIRECTORS AT THE ANNUAL MEETING

     At the Annual Meeting, stockholders will elect three directors to hold office until the 2000 Annual Meeting of stockholders and until their successors are elected and qualified.

     The names of the nominees for election as directors at the Annual Meeting and the present directors whose terms of office do not expire in 1996 are set forth in the following table. The Company has no reason to believe that any nominee for election will not be able to serve as a director. However, should any nominee become unavailable to serve, the proxies solicited hereby may be voted for election of such other person as may be nominated by the Board of Directors.

     It is expected that in connection with the consummation of the Distribution, Barbara Bainum, Robert C. Hazard, Jr., Gerald W. Petitt, Jerry B. Robertson, Ph.D. and Paul A. Gould will each resign as director of the Company effective as of the Distribution Date and become directors of Franchising. For a discussion of the board of Directors of the Company after the Distribution, see "The Distribution Proposals--Realco--Management of Realco." For a discussion of the Board of Directors of Franchising after the Distribution, see "The Distribution Proposals--Management of Franchising--Board of Directors of Realco."

PRESENT BOARD OF DIRECTORS INCLUDING NOMINEES FOR RE-ELECTION:

                                                                                     TERM TO         DIRECTOR OF
                    NAME                               AGE        POSITION           EXPIRE      CHOICE HOTELS SINCE
                    ----                               ---        --------           ------      -------------------
NOMINEES FOR TERMS EXPIRING IN 2000:

Barbara Bainum........................................  52        Director            2000               1996
Robert C. Hazard, Jr..................................  61        Director            2000               1980
Frederic V. Malek.....................................  59        Director            2000               1990

DIRECTORS WHOSE TERMS EXPIRE AFTER 1997 AND WHO
  ARE NOT CURRENTLY NOMINEES FOR RE-ELECTION:

Stewart Bainum........................................  77        Director            1998               1963
Gerald W. Petitt......................................  50        Director            1998               1981
Jerry E. Robertson, Ph.D..............................  63        Director            1998               1989
Stewart Bainum, Jr....................................  50   Chairman of the Board    1999               1977
                                                                and Director
William R. Floyd......................................  52        Director            1999               1996
Paul A. Gould.........................................  50        Director            1999               1996

     Stewart Bainum, Jr., Chairman of the Board of the Company since November 1996; Chairman of the Board of Choice Hotels from March 1987 to June 1990; Chairman of the Board and Chief Executive Officer of Manor Care and Manor Care Health Services, Inc. ("MCHS") since March 1987; Chief Executive Officer of Manor Care since March 1987 and President since June 1989; Vice Chairman of the Board of Vitalink Pharmacy Services, Inc. ("Vitalink") since December 1994; Vice Chairman of the Board of Manor Care and subsidiaries from June 1982 to March 1987; Director of Manor Care since August 1981, of Vitalink since September 1991, of MCHS since 1976 and of Choice Hotels since 1977; Chief Executive Officer of MCHS since June 1989 and President from May 1990 to May 1991; Chairman of the Board and Chief Executive Officer of Vitalink from September 1991 to February 1995 and President and Chief Executive Officer from March 1987 to September 1991.

          Stewart Bainum. Vice Chairman of the Board of Manor Care and subsidiaries since March 1987; Chairman of the Board of Manor Care from August 1981 to March 1987, Chief Executive Officer from July 1985 to March 1987, President from May 1982 to July 1985; Chairman of the Board of MCHS from 1968 to March 1987 and a Director since 1968; Director of Vitalink from September 1991 to September 1994; Chairman of the Board of Choice Hotels from 1972 to March 1987 and a Director since 1963; Chairman of the Board of Realty Investment Company, Inc. since 1965.

          Barbara Bainum. President, Secretary and Director of the Commonwealth Foundation since December 1990, December 1984 and December 1994, respectively; Secretary and Director of Realty Investment Company, Inc. since July 1989 and March 1982, respectively; Family Services Agency, Gaithersburg, Maryland, Clinical Social Work since September 1994; Department of Social Services, Rockville, Maryland, Social Work Case Management from September 1992 to May 1993; member of the Boards of Trustees of Columbia Union College (September 1987 to May 1991) and Atlantic Union College (September 1985 to May 1987).

          William R. Floyd. Chief Executive Officer of the Company since October 1996; Chief Operating Officer of Taco Bell Corp., (a subsidiary of PepsiCo) from July 1995 to October 1996, Chief Operating Officer of KFC (a subsidiary of PepsiCo) from August 1994 to July 1995; National Vice President of Taco Bell Company Operations from July 1992 to August 1994, Vice President of Taco Bell Eastern Operations from December 1990 to January 1992.

          Paul Gould. Managing Director of Allen & Company Incorporated (investment banking firm) for more than five years and other positions at Allen & Company Incorporated since 1973. Director: Telecommunications International, Inc., United Video Satellite Group, Inc. and National Patent Development Corporation; Board of Trustees: The New School, The Hackley School and The Holderness School.

          Robert C. Hazard, Jr. Hotel Developer. Co-Chairman of Choice Hotels from January 1995 to November 1996 and a Director since December 1980; Chairman from June 1990 to January 1995 and Chief Executive Officer from December 1980 to January 1995; President from December 1980 to June 1990. Advisory Board Outrigger Hotels.

          Frederic V. Malek. Director of Manor Care since 1990; Director of MCHS from 1990 to February 1997; Co-Chairman of CB Commercial Real Estate Group, since April 1989; Chairman of Thayer Capital Partners since March 1993; Campaign Manager for Bush-Quayle '92 from January 1992 to November 1992; Vice Chairman of NWA, Inc. (airlines), July 1990 to December 1991; Director: American Management Systems, Inc., Automatic Data Processing Corp., FPL Group, Inc. (an affiliate of Florida Power and Light--power company), ICF Kaiser International, Inc., Intrav, Inc. (travel and leisure services), National Education Corporation, Northwest Airlines and various Paine Webber mutual funds.

          Gerald W. Petitt. Hotel Developer, Co-Chairman of Choice Hotels from January 1995 to November 1996 and a Director since December 1980; President from June 1990 to January 1995 and Chief Operating Officer from December 1980 to January 1995.

          Jerry E. Robertson, Ph.D. Director of Manor Care since 1989; Director of MCHS from 1989 to February 1997; Retired; Executive Vice President, 3M Life Sciences Sector and Corporate Services from November 1986 to March 1994;
Director: Allianz Life Insurance Company of North America, Cardinal Health, Inc., Coherent, Inc., Haemonetics Corporation, Life Technologies, Inc., Medwave, Inc., Project Hope and Steris Corporation.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL THE NOMINEES NAMED HEREIN.

          BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

          From November 1, 1996 (the date the Manor Care Spin-off was consummated), the Board of Directors has consisted of nine directors, four whom were not officers or employees of the Company. for the fiscal year ended

May 31, 1997, each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board of Directors on which such director served.

          The Compensation/Key Executive Stock Option Plan Committee administers the Company's stock option plans and grant stock options thereunder, reviews compensation of officers and key management employees, recommends development programs for employees such as training, bonus and incentive plans, pensions and retirement, and reviews other employee fringe benefit programs.

          The Finance Committee reviews the financial affairs of the Company and recommends financial objectives, goals and programs to the Board of Directors and to management.

          The Audit Committee reviews the scope and results of the annual audit, reviews and approves the services and related fees of the Company's independent public accountants, reviews the Company's internal accounting controls and reviews the Company's Internal Audit Department and its activities.

          The Nominating Committee recommends to the Board of Directors the members to serve on the Board of Directors during the ensuing year. The Committee will not consider nominees recommended by stockholders.

          COMPENSATION OF DIRECTORS

          In connection with the Manor Care Spin-off, the Company adopted the Choice Hotels International, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan. Part A of the Plan provides that eligible non-employee directors will be granted options to purchase 5,000 shares of Common Stock on their date of election and will be granted options to purchase 1,000 shares on their date of election in subsequent calendar years. Part B of the Plan provides that eligible non-employee directors may elect, prior to May 31 of each year, to defer a minimum of 25% of committee fees earned during the ensuing fiscal year. The fees which are so deferred will be used to purchase Common Stock on the open market within 15 days after December 1, February 28 and May 31 of such fiscal year. Pending such purchases, the funds will be credited to an Interest Deferred Account, which will be interest bearing. Stock which is so purchased will be deposited in a Stock Deferred Account pending distribution in accordance with the Plan.

          Directors who are employees of the Company will receive no separate remuneration for their services as directors. Pursuant to the Non-Employee Director Stock Compensation Plan, eligible non-employee directors will receive annually, in lieu of cash, restricted stock of the Company, the fair market value of which at the time of grant will be equal to $30,000, which will represent the Board retainer and meeting fees. In addition, all non-employee directors will receive $1,610 per diem for Committee meetings attended, except where the Committee meeting is on the same day as a Board meeting, and will be reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings.

          COMPENSATION OF EXECUTIVE OFFICERS

          The following tables set forth certain information concerning the annual and long term compensation of the chairman of the board and the four other most highly compensated executive officers of the Company (the "Named Officers") who were employed by Manor Care or the predecessor of the Company at May 31, 1996. In addition, information is presented with respect to certain persons who no longer serve as officers of the Company. No information is presented for William R. Floyd, Chief Executive Officer, or Thomas Mirgon, Senior Vice President - Human Resources, as neither were employed by Manor Care, the Company or its predecessor at May 31, 1996.

                          SUMMARY COMPENSATION TABLE


                                                                                                  LONG-TERM
                                                                                                 COMPENSATION
                                                                                                 ------------
                                     FISCAL                       ANNUAL COMPENSATION            STOCK OPTION         ALL OTHER
                                                                  -------------------
NAME AND PRINCIPAL POSITION           YEAR               SALARY           BONUS          OTHER    SHARES(#)(1)      COMPENSATION(2)
---------------------------           ----               ------           -----          -----    ------------      ---------------
Stewart Bainum, Jr.(3)..............   1996             $625,102         $337,555         (5)        60,000           $33,543
Chairman and-Chief Executive
Officer                                1995              572,308          343,385         (5)            --             9,000
                                       1994              457,867(4)       274,720         (5)        40,000            14,150
Richard P. Kaden(6).................   1996              196,603           88,471         (5)         8,000             2,925
Sr. Vice President, Franchise          1995              187,007           59,971         (5)            --             2,458
Operations                             1994              133,270                0         (5)        10,000             1,868

James A. MacCutcheon(7).............   1996              301,517          135,682         (5)        25,000            13,176
Senior Vice President,                 1995              273,199          136,600         (5)            --            13,176
Chief Financial Officer and            1994              258,360          129,150         (5)        15,000             6,750
Treasurer

Donald L. Landry....................   1996              366,702          201,686         (5)            --             5,000
President                              1995              311,635          171,399         (4)        40,000             2,250
                                       1995              275,712          144,059         (4)        25,000             3,537
Barry L. Smith......................   1996              233,640          116,820         (5)         5,000            10,427
Sr. Vice President, Marketing          1995              221,668          104,561         (5)            --             6,750
                                       1994              209,151           98,642         (5)         5,000             3,072
Robert C. Hazard, Jr.(8)............   1996              403,489          201,745         (5)            --            20,932
Co-Chairman                            1995              373,709          186,855         (5)            --             9,000
Choice Hotels International, Inc.      1994              346,124          173,062         (5)            --            14,150

Gerald W. Petitt(8).................   1996              330,129          165,065         (5)            --            18,770
Co-Chairman                            1995              323,553          161,776         (5)            --             9,000
Choice Hotels International, Inc.      1994              283,193          141,596         (5)            --            14,150

____________________
(1) Represents options to purchase shares of Manor Care Common Stock. In connection with the Manor Care Spin-off, options to purchase Manor Care Common Stock were converted, in some cases 100%, to options to purchase Company Common Stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Manor Care Spin-off. In the Distribution, the options will be adjusted.

(2) Represents amounts contributed by Manor Care for fiscal years 1996, 1995 and 1994 under the Manor Care 401(k) Plan and the Non-Qualified Savings Plan, which provide retirement and other benefits to eligible employees, including the Named Officers. Amounts contributed in cash or stock by Manor Care during fiscal year 1996 under the Manor Care 401(k) Plan for the Named Officers were as follows: Mr. Bainum, Jr., $9,000; Mr. Landry, $1,752; Mr. Kaden, $977; Mr. MacCutcheon, $4,410;
          and Mr. Smith, $3,489. Amounts contributed in cash or stock by Manor Care during fiscal year 1996 under the Manor Care Non-Qualified Savings Plan for the Named Officers were as follows: Mr. Bainum, Jr., $24,543; Mr. Landry, $3,498; Mr. Kaden, $1,948; Mr. MacCutcheon, $8,766; and Mr. Smith, $6,938.

(3) As of the end of the fiscal year 1996, Mr. Bainum, Jr. was Chairman and Chief Executive Officer of Manor Care and Choice Hotels. On November 1, 1997, Mr. Bainum, Jr. resigned as Chief Executive Officer of Choice Hotels. The compensation received for services rendered to both Choice Hotels and Manor Care.

(4)       Mr. Bainum, Jr. took an unpaid leave of absence during April and May
          1994.

(5) The value of perquisites and other compensation does not exceed the lesser of $50,000 or 10% of the amount of annual salary and bonus paid as to any of the Named Officers.

(6)       Mr. Kaden resigned from the Company on November 29, 1996.

(7) As of the end of the fiscal year 1996, Mr. MacCutcheon was Senior Vice President, Chief Financial Officer and Treasurer of Manor Care and Choice Hotels. On November 1, 1996, Mr. MacCutcheon resigned from his position at Manor Care and assumed the position of Executive Vice President and Chief Financial Officer of the Company. The compensation reflected here is total compensation received for services rendered to both Choice Hotels and Manor Care.

(8) Mr. Hazard and Mr. Petitt served as Co-Chairmen of Choice Hotels from January 1995 to May 31, 1996. Prior to January 1, 1995, Mr. Hazard served as Chairman and Chief Executive Officer of Choice Hotels and Mr. Petitt served as President and Chief Operating Officer of Choice Hotels. Neither Mr. Hazard nor Mr. Petitt continue to serve as executive officers of the Company.

          The following tables set forth certain information at May 31, 1996 and for the fiscal year then ended concerning options to purchase Manor Care Common Stock granted to the Named Officers. All Common Stock figures and exercise prices have been adjusted to reflect stock dividends and stock splits effective in prior fiscal years. In connection with the Manor Care Spin-off, existing Manor Care stock options, which are shown here, were converted, in some cases 100%, to options to purchase Company Common Stock.

                 MANOR CARE STOCK OPTION GRANTS IN FISCAL 1996

                                        INDIVIDUAL GRANTS
                         ----------------------------------------------
                                           PERCENTAGE OF                                       POTENTIAL REALIZABLE VALUE OF
                                           TOTAL OPTIONS                                        ASSUMED RATE OF STOCK PRICE
                            NUMBER OF     GRANTED TO ALL     EXERCISE BASE                    APPRECIATION FOR OPTION TERM(2)
                             OPTIONS       EMPLOYEES IN          PRICE          EXPIRATION
         NAME               GRANTED(1)   FISCAL YEAR 1996      PER SHARE           DATE          5%(3)              10%(4)
         ----               ----------   ----------------      ---------           ----          -----              ------
Stewart Bainum, Jr.(5).....   60,000           10.5%             $30.31         6/21/2005     $1,143,600           2,898,606
Richard P. Kaden (5).......    8,000            1.4%              30.31         6/21/2005        152,480             386,480
Donald J. Landry...........      ___            ___                 ___               ___            ___                 ___
James A. MacCutcheon(5)....   25,000            4.4%              30.31         6/21/2005        476,500           1,207,750
Barry Smith(5).............    5,000            0.9%              30.31         6/21/2005         95,300             241,550
Robert C. Hazard, Jr.......      ___            ___                 ___               ___            ___                 ___
Gerald W. Petitt...........      ___            ___                 ___               ___            ___                 ___

__________________
(1) In connection with the Manor Care Spin-off, the options to purchase Manor Care Common Stock, which are shown here, were converted, in some cases 100%, to options to purchase Company Common Stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Manor Care Spin-off. In the Distribution, the options will be adjusted.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionees.

(3)       A 5% per year appreciation in stock price from $30.31 per share yields
          $49.37.

(4) A 10% per year appreciation in stock price from $30.31 per share yields $78.62.

(5) The options granted to the officers vest at the rate of 20% per year on the first through the fifth anniversary of the date of the stock option grant.

                   AGGREGATE OPTION EXERCISES IN FISCAL 1996
                         AND YEAR-END OPTION VALUES(1)

                                 SHARES                              NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                               ACQUIRED ON                          OPTIONS AT MAY 31, 1996        IN-THE-MONEY  OPTIONS AT
                                                                ------------------------------
                                EXERCISE       VALUE REALIZED     EXERCISABLE  UNEXERCISABLE            MAY 31, 1996 (2)
                                                                                                 ----------------------------
          NAME                     #                  $                #             #            EXERCISABLE  UNEXERCISABLE
          ----                  --------       --------------     ----------   -------------      -----------  -------------
Stewart Bainum, Jr............        --                   --        635,500        229,500       $17,236,482    $ 4,684,465
Richard P, Kaden..............        --                   --          2,166         15,834            39,659        212,949
Donald J. Landry..............        --                   --         37,000        148,000           810,190      2,668,992
James A. MacCutcheon..........    16,500             $510,180         84,250        118,250         2,399,197      3,359,956
Barry Smith...................    12,600              334,880             --         54,100                --      1,334,179
Robert C. Hazard, Jr..........        --                   --         78,000         34,500         2,281,721      1,034,130
Gerald W. Petitt..............    18,300              536,119         39,500         34,500         1,184,330     10,034,130

(1) Represents options to purchase shares of Manor Care Common Stock. In connection with the Manor Care Spin-off, the options to purchase Manor Care Common Stock, which are shown here, were converted, in some cases 100%, to options to purchase Company Common Stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Manor Care Spin-off. In the Distribution, the options will be adjusted.

(2) The closing price of Manor Care's Common Stock as reported by the New York Stock Exchange on May 31, 1996 was $39.00. The value is calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Company Common Stock underlying- the option.

EMPLOYMENT AGREEMENTS

          The Company has entered into an employment agreement with Stewart Bainum, Jr., effective November 1, 1996, providing for Mr. Bainum, Jr.'s employment as Chairman of the Board of the Company. The agreement has a term of three years. Either the Company or Mr. Bainum may terminate the agreement upon thirty days' prior written notice on the first and second anniversary dates of the agreement. The agreement provides that Mr. Bainum, Jr. will devote 25% of his professional time to the affairs of the Company, and the remaining 75% of his professional time to the affairs of Manor Care. The agreement provides for a base salary of $164,088 per annum for services to the Company and a maximum bonus of 60% of Mr. Bainum, Jr.'s base compensation based upon the performance of the Company.

          For a description of employment agreements for Messrs. Floyd, MacCutcheon, Landry and Mirgon, see "Choice Hotels Franchising, Inc.-- Management--Employment Agreements."

CERTAIN RELATIONSHIPS AND TRANSACTIONS

          In connection with the Manor Care Spin-off, the Company entered into certain agreements with Manor Care, of which Mr. Bainum, Jr. is Chairman of the Board and Chief Executive Officer and beneficially owns approximately 24.25% of the outstanding Manor Care Common Stock.

          MANOR CARE LEASE AGREEMENTS. The Company and Manor Care entered into a lease agreement with respect to the complex in Silver Spring, Maryland at which the Company's principal executive offices are located (the "Silver Spring Lease"). Pursuant to the Silver Spring Lease, the Company leases from Manor Care for a period of 30 months certain office space (approximately 30% of the complex initially, with provisions to allow the Company to use additional square footage as needed) at a monthly rental rate equal to one-twelfth of the operating expenses (as defined therein) of the complex net of third party rental income paid to Manor Care by other tenants of the complex, less a pro rata portion of the operating expenses attributable to the space occupied by Manor Care (initially approximately 29% of the complex). At the beginning of each fiscal year following the November 1 ( the date of the Manor Care distribution) date, Manor Care's occupancy percentage is redetermined. Operating expenses include all of the costs associated with operating and maintaining the complex including, without limitation, supplies and materials used to maintain the complex, wages and salaries of employees who operate the complex, insurance for the complex, costs of repairs and capital improvements to the complex, the fees of the property manager (which may be Manor Care), costs and expenses associated with leasing space at the complex and renovating space rented to tenants, costs of environmental inspection, testing or cleanup, principal and interest payable on indebtedness secured by mortgages against the complex, or any portion thereof, and charges for utilities, taxes and facilities services. The Company and Manor Care also entered into (i) a sublease agreement with respect to certain office space in Gaithersburg, Maryland (the "Gaithersburg Lease") pursuant to which the Company is obligated to rent from Manor Care, on terms similar to the Silver Spring Lease, certain additional space as such space becomes available during the 30 month period following the date of the Manor Care Spin-off and (ii) a sublease agreement with respect to the Comfort Inn N.W., Pikesville, Maryland, pursuant to which the Company subleases the property from Manor Care on the same terms and conditions that govern Manor Care's rights and interests under the lease relating to such property.

          THE MANOR CARE LOAN AGREEMENT.   On November 1, 1996, the Company and
a subsidiary of Manor Care entered into a loan agreement (the "Loan Agreement"), governing the repayment by the Company of an Aggregate of $225.7 million previously advanced to the Company by Manor Care. The Loan Agreement contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to make certain investments, incur debt, change its line of business, dispose of assets, create liens, enter into transactions with affiliates and otherwise restrict certain corporate activities. The Loan Agreement also restricts the Company's ability to pay dividends. In addition, the Loan Agreement contains, among other financial covenants, requirements that the Company maintain specified financial ratios, including minimum net worth, maximum leverage and minimum interest coverage. Interest on the amount of the loan is payable semiannually at a rate of 9% per annum. The loan will mature on November 1, 1999 and may be prepaid in whole or in part, together with accrued interest, at the option of the Company. If prepayment is made on or before November 1, 1997, the Company will pay a penalty equal to the difference between the stated interest rate and the annualized interest rate on a U.S. Treasury Note or Bill for a relevant period until November 1, 1997. If prepayment is made after November 1, 1997, there is no penalty. The Company will be required to repay the loan with the proceeds from the monetization of Company-owned hotels.

          On April 23, 1997, the Company, through its wholly-owned subsidiary First Choice Properties, completed an offering of the Mortgage Securities. The net proceeds of $110 million from the offering were used to prepay a portion of the loan from Manor Care. A total yield maintenance payment of $1.9 million will be made to Manor Care as a result of the prepayment.

          CORPORATE SERVICES AGREEMENT.   The Company and Manor Care entered
into the Corporate Services Agreement (the "Corporate Services Agreement") which provides for the provision, by Manor Care, of certain corporate services, including administrative, accounting, systems and, for a fixed annual fee of $1.0 million, certain consulting services.

          TIME SHARING AGREEMENT. On October 10, 1996, the Company entered into a Time Sharing Agreement with Manor Care under which the Company has the right to lease from time to time a Cessna Citation VI owned by Wilderness Investment Company, Inc., a corporation which is solely owned by Stewart Bainum at the rate of $1,150 per flight hour. During the 1996 fiscal year, the Company incurred a total of $100,631 for aircraft usage pursuant to the Lease.

          In the opinion of management, the foregoing transactions were on terms at least as advantageous to the Company as could have been obtained from non-affiliated persons.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

          The following table sets forth the amount of Company Common Stock beneficially owned by (i) each director of the Company , (ii) the chief executive officer of the Company and the Named Officers, (iii) all officers and directors of the Company as a group and (iv) all persons who own beneficially more than 5% of the Company Common Stock. Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901. On the Distribution Date, the holders of Company Common Stock as of the Record Date will be entitled to receive one share of Franchising Common Stock for each share of Company Common Stock.

                                                TOTAL SHARES OF       PERCENT OF SHARES
                                                COMPANY COMMON          OUTSTANDING
                                             STOCK EXPECTED TO BE      EXPECTED TO BE
NAME OF BENEFICIAL OWNER                      BENEFICIALLY OWNED     BENEFICIALLY OWNED
------------------------                      ------------------     ------------------
Stewart  Bainum, Jr.........................      15,993,471(2)              26.19%
Stewart  Bainum.............................      10,657,122(3)              17.45%
Barbara Bainum..............................       5,520,867(4)               9.04%
William R. Floyd............................          85,570(5)                  *
Paul A. Gould...............................           2,844(6)                  *
Robert C. Hazard, Jr........................          40,756(7)                  *
Donald J. Landry............................         207,756(8)                  *
James A. MacCutcheon........................         180,545(9)                  *
Frederic V. Malek...........................          5,510(10)                  *
Thomas Mirgon...............................                 0                   *
Gerald W. Petitt............................         86,281(11)                  *
Jerry E. Robertson, Ph.D....................         20,824(12)                  *
Barry L. Smith..............................        243,734(13)                  *
All Directors and Officers as a Group                                            *
(17 persons)................................     33,072,267(14)              54.12%
Bruce Bainum................................      5,512,302(15)               9.03%
Ronald Baron................................     11,708,883(16)              19.18%

____________________
(1) Percentages are based on 61,068,547 shares outstanding on May 1, 1997 plus, for each person, the shares which would be issued assuming, that such person exercises all options it holds which are exercisable at May 1, 1997 or become exercisable within 60 days thereafter.

(2) Includes 549,152 shares owned directly by the Stewart Bainum, Jr. Declaration of Trust dated March 13, 1996, the sole trustee and beneficiary of which is the reporting person. Also includes 5,417,761 shares owned by Bainum Associates Limited Partnership ("Bainum Associates") and 4,415,250 shares owned by MC Investments Limited Partnership ("MC Investments"), in both of which Mr. Bainum, Jr. is managing general partner with the sole right to dispose of the shares; 3,567,869 shares held directly by Realty Investment Company, Inc. ("Realty"), a real estate management and investment company in which Mr. Bainum, Jr. has shared voting authority; 1,779,628 shares owned by Mid Pines Associates Limited Partnership ("Mid Pines"), in which Mr. Bainum, Jr. is managing general partner and has shared voting authority and 10,600 shares owned by the Foundation for Maryland's Future, in which Mr. Bainum, Jr. is the sole director. Also includes 251,000 shares which Mr. Bainum, Jr. has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after May 1, 1997, and 1,504 and 707 shares, respectively, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Choice Hotels International, Inc. Retirement Savings and Investment Plan ("401(k) Plan") and the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan ("Non-Qualified Savings Plan").

(3) Includes 3,906,278 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary, his joint interest in 1,013,167 shares owned by Bainum Associates and 1,296,281 shares owned by MC Investments, each of which is a limited partnership in which Mr. Bainum has joint ownership with his wife as a limited partner and as such has the right to acquire at any time a number of shares equal in value to the liquidation preference of their limited partnership interests; 3,567,869 shares held directly by Realty, in which Mr. Bainum and his wife have shared voting authority; and 70,305 shares held by the Commonweal Foundation of which Mr. Bainum is Chairman of the Board of Directors and has shared voting authority. Also includes 798,711 shares held by the Jane
     L. Bainum Declaration of Trust , the sole trustee and beneficiary of which is Mr. Bainum's wife, and 1,667 shares which Mr. Bainum has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after December 31, 1996. Also includes 2,844 shares of restricted stock granted by the issuer to Mr. Bainum which is not vested but which Mr. Bainum has the right to vote.

(4) Includes 101,013 shares owned directly by Ms. Bainum. Also includes 1,779,628 shares owned by Mid Pines, in which Ms. Bainum's trust is a general partner and has shared voting authority, 3,567,869 shares owned by Realty, in which Ms. Bainum's trust has voting stock and shares voting authority and 70,305 shares owned by Commonweal Foundation, in which Ms. Bainum is President and Director and has shared voting authority. Also includes 2,052 shares of restricted stock issued to Ms. Bainum under the Choice Hotels International, Inc. Non-Employee Director Stock Compensation Plan ("Non-Employee Director Stock Compensation Plan") which shares are not vested, but which Ms. Bainum has the right to vote.

(5) Consists of restricted shares granted pursuant to Mr. Floyd's employment agreement which are not vested, but which Mr. Floyd has the right to vote.

(6) Consists of restricted shares granted pursuant to the Non-Employee Director Stock Compensation Plan, which are not yet vested, but which Mr. Gould has the right to vote.

(7) Includes 32,304 shares owned directly by Mr. Hazard, 2,844 restricted shares granted under the Company Non-Employee Director Stock Compensation Plan which are not yet vested, but which Mr. Hazard has the right to vote, 5,000 shares which Mr. Hazard has the right to acquire pursuant to stock options which are presently exercisable and 113 shares and 415 shares, respectively, which Mr. Hazard has the right to receive upon termination of his employment pursuant to the terms of the 401(k) Plan and the Non-Qualified Savings Plan.

(8) Includes 205,866 shares which Mr. Landry has the right to acquire pursuant to stock options which are presently exercisable or become exercisable within 60 days of May 1, 1997 and 108 shares and 170 shares, respectively, which Mr. Landry has the right to receive upon termination of his employment pursuant to the terms of the 401(k) Plan and the Non-Qualified Savings Plan.

(9) Includes 180,311 shares which Mr. MacCutcheon has the right to acquire pursuant to stock options which are presently exercisable or become exercisable within 60 days of May 1, 1997 and 234 shares which Mr. MacCutcheon has the right to receive upon termination of his employment with the Company pursuant to the terms of the 401(k) Plan.

(10) Includes 1,666 shares which Mr. Malek has the right to acquire pursuant to stock options which are presently exercisable and 2,844 restricted shares granted under the Non-Employee Director Stock Compensation Plan which are not yet vested, but which Mr. Malek has the right to vote.

(11) Includes 69,776 shares held directly by Mr. Petitt, 8,661 shares held in trust for minor children for which Mr. Petitt is trustee. Beneficial ownership of such shares is disclaimed. Also includes 2,844 restricted shares granted under the Non-Employee Director Stock Compensation Plan which are not yet vested, but which Mr. Petitt has the right to vote. Also includes, 5,000 shares which Mr. Petitt has the right to acquire pursuant to stock options which are presently exercisable.

(12) Includes 15,500 shares owned by the JJ Robertson Limited Partnership, of which Mr. Robertson and his wife are general partners with shared voting authority, 2,844 restricted shares granted under the Non-Employee Director Stock Plan, 1,666 shares which Mr. Robertson has the right to acquire pursuant to stock options which are presently exercisable and 814 shares acquired pursuant to the Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan.

(13) Includes 243,483 shares which Mr. Smith has the right to acquire pursuant to stock options which are presently exercisable or become exercisable within 60 days of May 1, 1997 and 86 shares and 165 shares, respectively, which Mr. Smith has the right to receive upon termination of his employment with the Company pursuant to the terms of the 401(k) Plan and the Non-Qualified Savings Plan.

(14) Includes a total of 936,066 shares which the officers and directors included in the group have the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days of May 1, 1997 and a total of 2,238 shares and 1,673 shares, respectively, which such directors and officers have the right to receive upon termination of their employment with the Company pursuant to the terms of the 401(k) Plan and the Non-Qualified Savings Plan.

(15) Includes 94,500 shares owned directly by Mr. Bainum. Also includes 1,779,628 shares owned by Mid Pines, in which Mr. Bainum is a general partner and has shared voting authority, 3,568,869 shares owned by Realty in which Mr. Bainum's trust has voting stock and shares voting authority and 70,305 shares owned by the Commonweal Foundation, in which Mr. Bainum is a Director and has shared voting authority. Mr. Bainum's address is 8737 Colesville Road, Suite 800, Silver Spring, Maryland, 20910.

(16) As of May 13, 1997, based on a Schedule 13-D, as amended, filed by Mr. Baron with the Securities and Exchange Commission (the "Commission"). Mr. Baron's address is 450 Park Avenue, Suite 2800, New York, New York, 10022.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of any equity securities of the Company. The Company believes that during the year ended May 31, 1996, its executive officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

     THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

     REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The compensation philosophy of the Company is to be competitive with the leading service companies and selected direct competitors in the marketplace, to attract, retain and motivate a highly qualified workforce, and to provide career opportunities. The Company uses various compensation surveys, primarily conducted and evaluated by independent consultants, to provide data to support the development of competitive compensation plans which reinforce this philosophy. Summary data on service companies of similar size participating in each survey are utilized as the basis for the evaluations. This is the same philosophy applied by the Compensation/Key Executive Stock Option Plan Committee and the Compensation/Key Executive Stock Option Plan Committee No. 2 ("Committee No. 2") of the Board of Directors (collectively, the "Committee") in determining compensation for the CEO and executive officers. In evaluating the CEO's performance, the Committee, in addition to financial performance, considers factors important to the Company such as ethical business conduct, progress against the Company's strategic plan objectives, management succession planning, customer service satisfaction and the general overall, perception of the Company by financial leaders and customers.

     The Committee is responsible for setting and administering the policies which govern executive compensation and the stock based programs of the Company. The members of the Committee are Messrs. Robertson (Chairman), Bainum (not a member of Committee No. 2), and Malek. Mr. Bainum served as Chairman and CEO prior to March 1987.

     Compensation of the Company's officers is reviewed annually by the Committee. Changes proposed for these employees are evaluated and approved by the Committee on an individual basis.

     There are three components in the Company's executive compensation program:

     1.   Base salary;
     2.   Cash bonus; and
     3.   Long-term incentive compensation.

     The Committee continues to believe that compensation for the CEO and other executive officers should be weighted in favor of more "pay at risk" or "variable pay."

     BASE SALARY

     Base salary is the only component that is not variable. Scope and complexity of the position as well as external market factors are used to determine base salary levels. Salary changes are based on guidelines established for all employees using individual performance to determine the change. Mr. Bainum, Jr.'s base salary paid in fiscal 1996 is shown under the heading "Salary" in the Summary Compensation Table.

     CASH BONUS

     A cash bonus based on return on beginning equity or business unit profit and on customer satisfaction surveys of the business unit is used to focus management's attention on profits and the effective use of Company assets.

     LONG-TERM INCENTIVE COMPENSATION

     Long-term compensation has been established to:

     a.   Focus attention on the Company's and stockholders' long term goals;
          and
     b.   Increase ownership and retention in the Company's stock.

     The Company 1996 Long-Term Incentive Plan ("Long-Term Incentive Plan") provides the Committee with the discretion to grant Restricted Shares, Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights of Performance Shares as it may determine to be desirable in order to recruit and retain management and to focus the optionees on the long term goals of the Company to be more closely aligned with the interest of stockholders.

     The Committee believes the Company has an overall compensation plan which fulfills current Company philosophy and, in addition, promotes increased stockholder value through performance-based competition.

     IMPACT OF INTERNAL REVENUE CODE SECTION 162(M)

     The Omnibus Budget Reconciliation Act of 1993 disallows, effective January 1, 1994, a federal income tax deduction for compensation, other than certain performance-based compensation, in excess of $1 million annually paid by the Company to any currently serving Named Officer identified in the Summary Compensation Table. With respect to the 1996 Long-Term Incentive Plan, appropriate steps have been and will continue to be taken to qualify awards made thereunder as performance-based compensation and thus be exempt from consideration for purposes of calculating the one million dollar limit. Except for William R. Floyd, no individual named in the Summary Compensation Table is likely to receive compensation, not including performance-based compensation, in fiscal 1997 which would be in excess of $1 million. In connection with his employment agreement, Mr. Floyd was granted 85,470 non-performance based restricted shares of Company Common Stock which vest in three equal annual installments beginning November 4, 1997. Additionally, the employment agreement provides for options to purchase 207,693 shares of Company Common Stock which were granted outside of Long-Term Incentive Plan and which vest in five equal annual installments beginning November 4, 1997. Upon the exercise of such options by Mr. Floyd during any fiscal year, his gain (the difference between the fair market value on the date of exercise and the exercise price) will be included in calculating the compensation for that fiscal year for which the federal income tax deduction is disallowed. The Committee intends to monitor the Company's compensation programs with respect to such laws.

            COMPENSATION/KEY EXECUTIVE STOCK OPTION PLAN COMMITTEE


                      Jerry E. Robertson, Ph.D., Chairman
                                Stewart Bainum
                               Frederic V. Malek



PERFORMANCE GRAPH

          The following performance graph compares the performance of the Company Common Stock with the performance of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and a peer group index (the "Peer Group Index") by measuring the changes in common stock prices from November 1, 1996, plus assumed reinvested dividends. The Commission's rules require that the Company select a peer group in good faith with which to compare its stock performance by selecting a group of companies in lines of business similar in its own. Accordingly, the Company has selected a peer group that includes companies which are actively traded on the New York Stock Exchange [and The Nasdaq Stock Market] and which engage in lines of business similar to the Company. The common stock of the following companies have been included in the Peer Group Index:

          The graph assumes that $100 was invested on November 1, 1996, in each of Company Common Stock, the S&P 500 Index and the Peer Group Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective market capitalization, measured at the beginning of each relevant time period.



                     COMPANY, S&P INDEX, PEER GROUP INDEX
                    COMPARISON OF CUMULATIVE TOTAL RETURNS
                    --------------------------------------

                                [TO BE ADDED.]

                        STOCKHOLDERS PROPOSALS FOR 1998

          Under the rules of the Commission, any stockholder proposal intended for inclusion in the proxy material for the annual meeting of stockholders to be
held in 1998 must be received by the Company by          , 1998 to be eligible
for inclusion in such proxy material. Proposals should be addressed to Edward A. Kubis, Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901. Proposals must comply with the proxy rules of the Commission relating to stockholder proposals in order to be included in the proxy materials.

                                    GENERAL

          The Company's Annual Report for 1997, including consolidated financial statements and other information (the "the Company 1997 Annual Report"), accompanies copies of this Proxy Statement being mailed to The Company stockholders but does not form a part of the proxy soliciting materials. A complete list of the stockholders entitled to vote at the Company Annual Meeting will be open and available for examination by any stockholder, for any purpose germane to the Company Annual Meeting, between 9:00 a.m. and 5:00 p.m. at the Company's offices at 10750 Columbia Pike, Silver Spring, Maryland 20901 from September 5, 1997 through September 15, 1997 and at the time and the place of the Company annual meeting.

          THE COMPANY WILL PROVIDE EACH OF THE STOCKHOLDERS, WITHOUT CHARGE, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 1996 (THE "THE COMPANY 1996 10-K"), INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE COMMISSION PURSUANT TO THE RULES PROMULGATED UNDER THE EXCHANGE ACT. EXHIBITS TO THE COMPANY 1996 10-K WILL NOT BE SUPPLIED UNLESS SPECIFICALLY REQUESTED, FOR WHICH THERE MAY BE A REASONABLE CHARGE. THOSE STOCKHOLDERS WISHING TO OBTAIN A COPY OF THE COMPANY 1996 FORM 10-K SHOULD SUBMIT A WRITTEN REQUEST TO EDWARD A. KUBIS, SECRETARY, CHOICE HOTELS INTERNATIONAL, INC., 10750 COLUMBIA PIKE, SILVER SPRING, MARYLAND 20901.

          In addition to solicitation by mail, proxies may be solicited in person, or by telephone or telegraph, by directors and by officers and other regular employees of the Company. The Company has also retained to act as
solicitation agent on behalf of the Company for a fee not to exceed           .
All expenses in connection with the preparation of proxy material and the solicitation of proxies will be borne by the Company.

                         INDEX TO FINANCIAL STATEMENTS

CHOICE HOTELS FRANCHISING, INC.

          Report of Independent Public Accountants.......................................................F-2

          Combined Balance Sheets as of May 31, 1995 and May 31, 1996 and February
           28, 1997 (Unaudited)..........................................................................F-3

          Combined Statements of Income for the fiscal years ended May 31, 1994,
           May 31, 1995 and May 31, 1996, and for the nine-month periods ended
           February 29, 1996 (Unaudited) and February 28, 1997 (Unaudited)...............................F-4

          Combined Statements of Cash Flows for the fiscal years ended May 31, 1994,
           May 31, 1995 and May 31, 1996, and for the nine-month periods ended
           February 29, 1996 (Unaudited) and February 28, 1997 (Unaudited)...............................F-5

          Notes to Combined Financial Statements.........................................................F-6

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Choice Hotels Franchising, Inc.:

          We have audited the accompanying combined balance sheets of Choice Hotels Franchising, Inc., as defined under "Basis of Presentation" in the Notes to Combined Financial Statements, as of May 31, 1995 and 1996, and the related combined statements of income and cash flows for each of the three years in the period ended May 31, 1996. These combined financial statements are the responsibility of Franchising's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Choice Hotels Franchising, Inc. as of May 31, 1996 and 1995, and the combined results of their operations and their combined cash flows for each of the three years in the period ended May 31, 1996, in conformity with generally accepted accounting principles.

                                                  Arthur Andersen LLP

Washington, D.C.,
May 23, 1997

                        CHOICE HOTELS FRANCHISING, INC.
                          (SEE BASIS OF PRESENTATION)

                            COMBINED BALANCE SHEETS
                                (IN THOUSANDS)

                                                                                           MAY 31,           FEBRUARY 28,
                                                                               ---------------------------
                                                                                     1995         1996          1997
                                                                                     ----         ----          ----
                                                                                                            (UNAUDITED)
                                               ASSETS
CURRENT ASSETS
   Cash and cash equivalents..................................................      $  1,056      $  3,464      $  1,834
   Receivables (net of allowance for doubtful accounts of $3,976
     $4,515, and $6,586, respectively)........................................        17,815        25,011        19,838
   Prepaid expenses...........................................................         2,153         2,912         2,125
   Other......................................................................           982         1,213         1,488
                                                                                    --------      --------      --------
        Total current assets..................................................        22,006        32,600        25,285
                                                                                    --------      --------      --------

PROPERTY AND EQUIPMENT, AT COST, NET OF ACCUMULATED DEPRECIATION..............        62,692        31,457        30,321
                                                                                    --------      --------      --------
LODGING FRANCHISE RIGHTS, NET OF ACCUMULATED AMORTIZATION.....................        61,565        58,676        56,509
                                                                                    --------      --------      --------
INVESTMENT IN FRIENDLY HOTELS, PLC............................................            --        17,069        16,596
                                                                                    --------      --------      --------
GOODWILL, NET OF ACCUMULATED AMORTIZATION.....................................        32,128        59,839        61,137
                                                                                    --------      --------      --------
OTHER ASSETS..................................................................        10,636        14,517        15,613
                                                                                    --------      --------      --------
                                                                                    $189,027      $214,158      $205,461
                                                                                    ========      ========      ========

                                          LIABILITIES AND EQUITY
CURRENT LIABILITIES
    Current portion of mortgages and long-term debt...........................      $    164      $    167      $    146
    Accounts payable..........................................................        40,312        15,245        30,914
    Accrued expenses..........................................................        10,688        13,232         2,159
    Income taxes payable......................................................           265            --         3,866
                                                                                    --------      --------      --------
        Total current liabilities.............................................        51,429        28,644        37,085
                                                                                    --------      --------      --------

MORTGAGES AND OTHER LONG TERM DEBT............................................        49,505        66,448        46,223
                                                                                    --------      --------      --------
NOTES PAYABLE TO MANOR CARE...................................................        78,700        78,700        78,700
                                                                                    --------      --------      --------
DEFERRED INCOME TAXES ($12,785, $0 AND $0,
  RESPECTIVELY) AND OTHER LIABILITIES.........................................        13,226           968           408
                                                                                    --------      --------      --------
INVESTMENTS AND ADVANCES (TO) FROM PARENT.....................................        (3,833)       39,398        43,045
                                                                                    --------      --------      --------
                                                                                    $189,027      $214,158      $205,461
                                                                                    ========      ========      ========

 The accompanying notes are an integral part of these combined balance sheets.

                        CHOICE HOTELS FRANCHISING, INC.
                          (SEE BASIS OF PRESENTATION)

                         COMBINED STATEMENTS OF INCOME
                                (IN THOUSANDS)

                                                                                                NINE MONTHS ENDED
                                                                                           ----------------------------
                                                                 YEAR ENDED MAY 31,         FEBRUARY 29,   FEBRUARY 28,
                                                           -------------------------------
                                                             1994       1995       1996         1996           1997
                                                             ----       ----       ----         ----           ----
                                                                                            (UNAUDITED)    (UNAUDITED)
REVENUES
   Royalty fees.........................................   $ 73,961   $ 78,775   $ 89,182       $ 66,114       $ 73,367
   Marketing and reservation fees.......................     72,037     80,534     93,237         68,885         72,624
   European hotel operations............................      7,237     18,638     19,609         14,594         13,255
   Product sales and rentals............................     18,554     20,520     26,693         17,837         21,507
   Initial franchise fees...............................      8,571      9,301     12,253          8,994         10,176
   Other................................................      4,506      4,904      5,342         11,473         15,018
                                                           --------   --------   --------       --------       --------
       Total revenues...................................    184,866    212,672    246,316        187,897        205,947
                                                           --------   --------   --------       --------       --------
OPERATING EXPENSES
   Payroll and benefits.................................     42,773     49,252     57,056         43,010         49,490
   Other administrative.................................     48,149     40,227     38,200         30,349         36,293
   European hotel operations............................      9,004     17,922     19,545         13,995         12,122
   Product sales and rentals............................     12,014     13,882     20,709         13,825         17,490
   Advertising and marketing............................     33,978     37,655     41,684         34,624         31,868
   Depreciation and amortization........................     10,825     11,768     11,839          9,058          7,757
   Provision for asset impairment.......................         --         --     24,760             --             --
                                                           --------   --------   --------       --------       --------
       Total operating expenses.........................    156,743    170,706    213,793        144,861        155,020
                                                           --------   --------   --------       --------       --------
       Operating income.................................     28,123     41,966     32,523         43,036         50,927
                                                           --------   --------   --------       --------       --------
OTHER EXPENSES
   Minority interest....................................      1,476      2,200      1,532          1,149             --
   Interest on Notes payable to Manor Care..............      7,083      7,083      7,083          5,312          5,312
   Interest and other...................................      3,591      3,672      2,931          2,258          2,928
                                                           --------   --------   --------       --------       --------
       Total other expenses.............................     12,150     12,955     11,546          8,719          8,240
                                                           --------   --------   --------       --------       --------

Income before income taxes..............................     15,973     29,011     20,977         34,317         42,687
Income taxes............................................     (7,372)   (12,783)    (9,313)       (14,450)       (17,578)
                                                           --------   --------   --------       --------       --------
Net income..............................................   $  8,601   $ 16,228   $ 11,664       $ 19,867       $ 25,109
                                                           ========   ========   ========       ========       ========

  The accompanying notes are an integral part of these combined statements of income.

                        CHOICE HOTELS FRANCHISING, INC.
                          (SEE BASIS OF PRESENTATION)

                       COMBINED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                                                          NINE MONTHS ENDED
                                                                                                    ------------------------------
                                                                       YEAR ENDED MAY 31,             FEBRUARY 29,   FEBRUARY 28,
                                                               ----------------------------------
                                                               1994           1995           1996         1996             1997
                                                               ----           ----           ----         ----             ----
                                                                                                    (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................  $  8,601       $ 16,228       $ 11,664     $ 19,867         $ 25,109
  Reconciliation of net income to net cash
   provided by operating activities:
    Depreciation and amortization..........................    10,825         11,768         11,839        9,058            7,757
    Provision for bad debts................................     3,192            692            685        1,715            2,457
    Increase (decrease) in deferred taxes..................     4,820             68        (13,527)      (3,055)          (1,927)
    Provision for asset impairment.........................        --             --         24,760           --               --
   Change in assets and liabilities-
     Change in receivables.................................     1,750         (3,000)        (7,881)       1,013            2,716
     Change in prepaid expenses and other current assets...    (1,448)         1,524           (990)         725              512
     Change in current liabilities.........................     3,270          3,694          4,050        6,188            4,596
     Change in income taxes payable........................       107            158           (265)       1,441            3,866
     Change in other liabilities...........................     1,240          6,719          2,059       (9,808)            (560)
                                                             --------       --------       --------     --------         --------
     NET CASH PROVIDED BY OPERATING ACTIVITIES.............    32,357         37,851         32,394       27,144           44,526
                                                             --------       --------       --------     --------         --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in property and equipment.....................       (95)       (13,611)          (693)      (2,703)          (3,060)
  Acquisition of a hotel chain.............................   (10,400)           --             --           --               --
  Purchase of minority interest............................       --             --         (55,269)     (52,423)          (2,494)
  Investment in Friendly Hotels, PLC.......................       --             --         (17,069)          --               --
  Other items, net.........................................    (2,369)         5,878         (5,468)          --            1,106
                                                             --------       --------       --------     --------         --------
     NET CASH UTILIZED IN INVESTING
     ACTIVITIES............................................   (12,864)        (7,733)       (78,499)     (55,126)          (4,448)
                                                             --------       --------       --------     --------         --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from mortgages and other long-term debt.........     5,079         15,567         17,296           --           28,602
  Principal payments of debt...............................    (1,694)       (13,492)          (350)      (1,797)         (48,848)
  Cash transfers (to) from Manor Care, net.................   (21,159)       (33,336)        31,567       31,704          (21,462)
                                                             --------       --------       --------     --------         --------
     NET CASH (UTILIZED IN) PROVIDED BY
     FINANCING ACTIVITIES..................................   (17,774)       (31,261)        48,513       29,907          (41,708)
                                                             --------       --------       --------     --------         --------

Net change in cash and cash equivalents....................     1,719         (1,143)         2,408        1,925           (1,630)
Cash and cash equivalents at beginning of period...........       480          2,199          1,056        1,056            3,464
                                                             --------       --------       --------     --------         --------
Cash and cash equivalents at end of period.................  $  2,199       $  1,056       $  3,464     $  2,981         $  1,834
                                                             ========       ========       ========     ========         ========

The accompanying notes are an integral part of these combined statements of cash flows.

                        CHOICE HOTELS FRANCHISING, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION

     On March 7, 1996, Manor Care, Inc. ("Manor Care") announced its intention to proceed with the separation of its lodging business from its health care business via a spin-off of its lodging business (the "Manor Care Distribution"). On September 30, 1996 the Board of Directors of Manor Care declared a special dividend to its shareholders of one share of common stock of the Company for each share of Manor Care stock, and the Board set the Record Date and the Distribution Date. The Stock Distribution was made on November 1, 1996 to holders of record of Manor Care's Common Stock on October 10, 1996.

     The Manor Care Distribution separated the lodging and health care businesses of Manor Care into two public corporations. The operations of the Company consist principally of the hotel franchise operations and the owned and managed hotel operations formerly conducted by Manor Care directly or through its subsidiaries (the "Lodging Business").

     On November 1, 1996, concurrent with the Manor Care Distribution, the Company changed its name from Choice Hotels Holdings, Inc. to Choice Hotels International, Inc. and the Company's franchising subsidiary, formerly named Choice Hotels International, Inc., changed its name to Choice Hotels Franchising, Inc.

     On April 29, 1997, Choice Hotels International, Inc., (the "Company") announced its intention to proceed with the separation of its domestic lodging business from its franchising and European hotel business via a spin-off of its franchising business (the "Distribution"). The Company's Board of Directors voted to approve, in principle, the Distribution subject to receipt of other approvals and consents and satisfactory implementation of the arrangements for the Distribution. The Company intends to consummate the Distribution in the second quarter of fiscal year 1998 through a special dividend to its stockholders of one share of common stock of Choice Hotels Franchising, Inc. ("Franchising") for each share of Company common stock. The Distribution is conditional upon certain matters, including declaration of the special dividend by the Company's Board of Directors, receipt of a ruling from the Internal Revenue Service that the Distribution will be tax-free and approval by the Company's shareholders of the special dividend and of the proposed reverse stock split of the Company post-Distribution. It is anticipated that upon the Distribution, the Company will change its corporate name (not as yet renamed, but for purposes of these financial statements, "Realco") and Choice Hotels Franchising, Inc. will change its name to Choice Hotels International, Inc.

     As of May 31, 1996, Franchising had franchise agreements with 3,052 hotels operating in 30 countries under the following brand names: Comfort, Clarion, Sleep, Quality, Rodeway and Econo Lodge. Franchising also owns or manages 14 hotels in Germany, France and England. The operations of Franchising will consist principally of the hotel franchise operations and the hotel operations in Europe formerly conducted by the Company.

     The combined financial statements present the financial position, results of operations and cash flows of Franchising as if it were formed as a separate entity of Manor Care which conducted the Lodging Business through November 1, 1996 and as if the Distribution of Franchising had been completed for all periods presented. Manor Care's and the Company's historical basis in the assets and liabilities of Franchising has been carried over to the combined financial statements. All material intercompany transactions and balances between Franchising and its subsidiaries have been eliminated. Changes in the investments and advances from Parent represent the net income of the Company plus the net change in cash transferred between the Company and Manor Care through November 1, 1996 and the Company through February 28, 1997. The financial statements and pro forma income per share calculations do not include any adjustment for the effect of the proposed reverse stock split.

                        CHOICE HOTELS FRANCHISING, INC.

          An analysis of the activity in the "Investments and advances from Parent" account for the three years ended May 31, 1996 and the nine months ended February 28, 1997 is as follows:

                                                          (IN THOUSANDS)
Balance, May 31, 1993...................................     $ 25,833
Cash transfers to Parent, net...........................      (21,159)
Net income..............................................        8,601
                                                             --------

Balance, May 31, 1994...................................       13,275
Cash transfers to Parent, net...........................      (33,336)
Net income..............................................       16,228
                                                             --------

Balance, May 31, 1995...................................       (3,833)
Cash transfers from Parent, net.........................       31,567
Net income..............................................       11,664
                                                             --------

Balance, May 31, 1996...................................       39,398
Cash transfers to Parent, net...........................      (21,462)
Net income..............................................       25,109
                                                             --------

Balance, February 28, 1997 (Unaudited)..................     $ 43,045
                                                             ========

          The average balance of the Investments and advances from Parent was $19.6 million, $4.7 million, $17.8 million and $41.2 million (unaudited) for fiscal years 1994, 1995, 1996, and the nine months ended February 28, 1997, respectively.

PRO FORMA INCOME PER SHARE (UNAUDITED)

          Per share data is not presented on a historical basis because Franchising was not a publicly-held company during the periods presented. Pro forma income per share for both fiscal year 1996, and the nine months ended February 28, 1997 after giving effect to the transactions described in the pro forma combined financial statements, would have been $0.16. The pro forma income per common share is computed by dividing pro forma net income by the pro forma weighted average number of outstanding common shares, aggregating 62.6 million and 62.8 million in fiscal year 1996 and the nine months ended February 28, 1997, respectively. The pro forma weighted average number of outstanding common shares is based on the Company's weighted average number of outstanding common shares.

CASH AND CASH EQUIVALENTS

          Franchising considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT

          The components of property and equipment in the combined balance sheets were:

                                                             MAY 31,
                                                       --------------------
                                                         1995       1996
                                                       ---------  ---------
                                                         (IN THOUSANDS)
Land.................................................  $  3,043   $  3,124
Building and improvements............................    49,145     21,907
Furniture, fixtures and equipment....................    31,722     25,700
                                                       --------   --------
                                                         83,910     50,731
Less: Accumulated depreciation.......................   (21,218)   (19,274)
                                                       --------   --------
                                                       $ 62,692   $ 31,457
                                                       ========   ========

                        CHOICE HOTELS FRANCHISING, INC.

          Depreciation has been computed for financial reporting purposes using the straight-line method. A summary of the ranges of estimated useful lives upon which depreciation rates have been based follows:

Building and improvements........................................  10-40 years
Furniture, fixtures and equipment................................   3-20 years

MINORITY INTEREST

          Prior to May 31, 1996, certain former members of the Company's management had a minority ownership interest in Choice Hotels Franchising, Inc., a majority owned subsidiary. Amounts reflected as minority interest represent the minority owners' share of income in Choice Hotels Franchising, Inc. As of May 31, 1996, the Company had repurchased all of the outstanding minority ownership interest.

GOODWILL

          Goodwill primarily represents an allocation of the excess purchase price of the stock of Choice Hotels Franchising, Inc. over the recorded minority interest. Goodwill is being amortized on a straight-line basis over 40 years. Such amortization amounted to $343,000 in each of the years ended May 31, 1994 and 1995 and $854,000 in the year ended May 31, 1996. Goodwill is net of accumulated amortization of $1.9 million and $2.8 million at May 31, 1995 and 1996, respectively.

FRANCHISE RIGHTS

          Franchise rights are an intangible asset and represent an allocation in purchase accounting for the value of long-term franchise contracts. The majority of the balance resulted from the Econo Lodge and Rodeway acquisitions made in fiscal year 1991. Franchise rights acquired are amortized over an average life of twenty-six years. Amortization expense amounted to $2.9 million for each of the years ended May 31, 1994, 1995 and 1996. Franchise rights are net of accumulated amortization of $8.5 million and $11.4 million at May 31, 1995 and 1996, respectively.

SELF-INSURANCE PROGRAM

          Prior to the Distribution, Franchising participated in the Company's self-insurance program for certain levels of general and professional liability, automobile liability and workers' compensation coverage. The estimated costs of these programs are accrued at present values based on actuarial projections for known and anticipated claims. All accrued self-insurance costs have been treated as paid to the Company, and as such, amounts paid to the Company have been charged directly to Investments and advances from Parent. Subsequent to the Distribution, Franchising will establish and maintain its own insurance program.

          Prior to the Manor Care Distribution, Franchising participated in Manor Care's self-insurance program for certain levels of general and professional liability, automobile liability and workers' compensation coverage. The estimated costs of these programs are accrued at present values based on actuarial projections for known and anticipated claims. All accrued self-insurance costs through November 1, 1996 have been treated as paid to Manor Care, and as such, amounts paid to Manor Care have been charged directly to Investments and advances from Parent.

FRANCHISE REVENUES

          Franchising enters into numerous franchise agreements committing to provide licensees with various marketing services, a centralized reservation system and limited rights to utilize Franchising's registered

                        CHOICE HOTELS FRANCHISING, INC.

tradenames. These agreements are typically for a period of twenty years, with certain rights to the franchisee to terminate after 10 or 15 years.

          Initial franchise fees are recognized upon sale because the initial franchise fee is non-refundable and Franchising has no continuing obligations related to the franchisee.

          Royalty fees, based on gross room revenues of each franchisee, are recorded when earned. Reserves for uncollectible accounts are charged to bad debt expense and included in other administrative expense in the accompanying combined statements of income.

          Franchising assesses franchisees monthly fees related to marketing and reservations which are expended for national advertising, marketing, and selling activities and the operation of a centralized reservation system.

IMPAIRMENT POLICY

          Franchising evaluates the recoverability of long lived assets, including franchise rights and goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured based on net, undiscounted expected cash flows. Assets are considered to be impaired if the net, undiscounted expected cash flows are less than the carrying amount of the assets. Impairment charges are recorded based upon the difference between the carrying value of the asset and the expected net cash flows, discounted at an appropriate interest rate.

CAPITALIZATION POLICIES

          Major renovations and replacements are capitalized to appropriate property and equipment accounts. Upon sale or retirement of property, the cost and related accumulated depreciation are eliminated from the accounts and the related gain or loss is taken into income. Maintenance, repairs and minor replacements are charged to expense.

FOREIGN OPERATIONS

          Franchising accounts for foreign currency translation in accordance with SFAS No. 52, "Foreign Currency Translation." Revenues generated by foreign operations for the fiscal years ended May 31, 1994, 1995 and 1996 were $21.2 million, $29.2 million and $29.9 million, respectively. Losses were generated by foreign operations for the fiscal years ended May 31, 1994, 1995 and 1996 of $5.5 million, $5.7 million and $19.3 million, respectively. Losses generated by foreign operations for fiscal year 1996 include $15.0 million relating to a provision for asset impairment and restructuring. The majority of the revenues and losses of foreign operations relate to Franchising's European business operations. Total assets relating to foreign operations were $62.6 million and $50.9 million at May 31, 1995 and 1996, respectively. Translation gains and losses are recorded in the cumulative translation adjustment account included in Investments and advances (to) from Parent in the accompanying combined balance sheets as follows:

                                                            (IN THOUSANDS)
Balance, May 31, 1993...................................          $   352
Net adjustments.........................................             (383)
                                                                  -------
Balance, May 31, 1994...................................              (31)
Net adjustments.........................................              740
                                                                  -------
Balance, May 31, 1995...................................              709
Net adjustments.........................................           (2,459)
                                                                  -------
Balance, May 31, 1996...................................          $(1,750)
                                                                  =======

                        CHOICE HOTELS FRANCHISING, INC.

USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

UNAUDITED INTERIM FINANCIAL STATEMENTS

          The accompanying combined balance sheet as of February 28, 1997 and the combined statements of income and cash flows for the nine month periods ended February 29, 1996 and February 28, 1997 have been prepared by Franchising without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. Franchising believes the disclosures made are adequate to make the information presented not misleading. In the opinion of Franchising, the accompanying unaudited combined financial statements reflect all adjustments, including only normal recurring adjustments, necessary to present fairly the financial position of Franchising at February 28, 1997 and the results of operations and cash flows for the nine months ended February 29, 1996 and February 28, 1997. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal variations.

                                 INCOME TAXES

          Franchising is included in the consolidated federal income tax returns of Manor Care and the Company. The income tax provision included in the combined financial statements reflects the historical income tax provision and temporary differences attributable to the operations of Franchising on a separate return basis. Deferred taxes are recorded for the tax effect of temporary differences between book and tax income.

          Income before income taxes for the fiscal years ended May 31, 1994, 1995 and 1996 were derived from the following:

                                                    1994      1995      1996
                                                    ----      ----      ----
                                                         (IN THOUSANDS)
Income before income taxes
  Domestic operations..........................   $25,107   $38,385   $ 52,801
  Foreign operations...........................    (9,134)   (9,374)   (31,824)
                                                  -------   -------   --------
Combined income before income taxes............   $15,973   $29,011   $ 20,977
                                                  =======   =======   ========

          Income before income taxes for domestic operations and foreign operations for fiscal year 1996 includes a provision of $24.7 million for asset impairment.

          The income tax provisions for fiscal years 1994, 1995 and 1996 were accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The provisions for income taxes follows for the fiscal years ended May 31:

                        CHOICE HOTELS FRANCHISING, INC.

                                                                  1994      1995      1996
                                                                  ----      ----      ----
                                                                      (IN THOUSANDS)
Current tax (benefit) expense
   Federal..................................................    $ 6,659   $14,169   $20,097
   Federal benefit of foreign operations....................     (3,608)   (3,703)   (2,792)
   State....................................................        710     2,292     3,754
Deferred tax (benefit) expense
   Federal..................................................      3,041        58       125
   Federal benefit of foreign operations....................         --        --    (9,778)
   State....................................................        570       (33)   (2,093)
                                                                -------   -------   -------
                                                                $ 7,372   $12,783   $ 9,313
                                                                =======   =======   =======

          Included in the 1994 tax provision is a charge of $182,000 due to the impact of the change in the tax rates on prior periods.

          Deferred tax assets (liabilities) are comprised of the following at May 31:

                                                            1994          1995         1996
                                                            ----          ----         ----
                                                                     (IN THOUSANDS)
Depreciation and amortization.........................    $(13,262)       $(12,755)  $(1,637)
Prepaid expenses......................................      (1,412)         (1,386)   (1,550)
Foreign operations....................................        (710)             --        --
Other.................................................      (2,043)         (2,165)   (1,542)
                                                          --------        --------   -------
Gross deferred tax liabilities........................     (17,427)        (16,306)   (4,729)
                                                          --------        --------   -------
Foreign operations....................................          --           1,086     1,931
Accrued expenses......................................       2,854           1,343     2,065
Net operating loss....................................       1,242           1,031       820
Other.................................................         614              61       655
                                                          --------        --------   -------
Gross deferred tax assets.............................       4,710           3,521     5,471
                                                          --------        --------   -------
Net deferred tax (liability) asset....................    $(12,717)       $(12,785)  $   742
                                                          ========        ========   =======

          A reconciliation of income tax expense at the statutory rate to income tax expense included in the accompanying combined statements of income follows:

                                                           1994              1995            1996
                                                           ----              ----            ----
                                                   (IN THOUSANDS, EXCEPT FEDERAL INCOME TAX RATE)
Federal income tax rate..........................             35%               35%             35%
                                                          ======           =======          ======

Federal taxes at statutory rate..................         $5,591           $10,154          $7,345
State income taxes, net of Federal tax benefit...            831             1,468           1,080
Minority interest................................            517               770             536
Other............................................            433               391             352
                                                          ------           -------          ------
Income tax expense...............................         $7,372           $12,783          $9,313
                                                          ======           =======          ======

          Cash paid for state income taxes was $615,000, $549,000 and $1,421,000 for the years ended May 31, 1994, 1995 and 1996, respectively.

          Consistent with the existing Company tax sharing policy, all current Federal provision amounts have been treated as paid to, or received from, the Company, and as such, there are no current tax provision balances due to the Company at May 31, 1995 and 1996. Differences between amounts paid to or received from Manor Care and the Company have been charged or credited directly to Investments and advances from Parent.

                        CHOICE HOTELS FRANCHISING, INC.

                               ACCRUED EXPENSES

          Accrued expenses at May 31, 1995 and 1996 were as follows:

                                                             1995     1996
                                                             ----     ----
                                                             (IN THOUSANDS)
Payroll...............................................      $ 4,314  $ 5,665
Taxes, other than income..............................          174       74
Other.................................................        6,200    7,493
                                                            -------  -------
                                                            $10,688  $13,232
                                                            =======  =======

                       LONG TERM DEBT AND NOTES PAYABLE

     Debt consisted of the following at May 31, 1995, 1996 and February 28,
1997:

                                                                                1995           1996      FEBRUARY 28, 1997
                                                                                ----           ----      ------------------
                                                                                                            (UNAUDITED)
                                                                                      (IN THOUSANDS)
$250 million competitive advance and multi-
currency revolving credit facility with an average rate
of 6.12% and 5.69% at May 31, 1995 and 1996, respectively...................  $ 33,262       $ 50,557              --

$100 million competitive advance and multi-
currency revolving credit facility with an average rate
of 5.54% at February 28, 1997...............................................        --             --        $ 30,977

Notes payable to Manor Care, Inc. with a
rate of 9% at May 31, 1995 and 1996, respectively...........................    78,700         78,700          78,700

Capital lease obligations...................................................    14,136         13,951          13,531

Other notes with an average rate of 5.57% and 6.33%
at May 31, 1995 and 1996, respectively and 6.08% at
February 28, 1997...........................................................     2,270          2,107           1,861
                                                                               -------        -------         -------

Total indebtedness..........................................................  $128,368       $145,315        $125,069
                                                                              ========       ========        ========

          Maturities of debt at May 31, 1996 and February 28, 1997 were as follows:


FISCAL YEAR                                                                         1996       FEBRUARY 28, 1997
-----------                                                                         ----       -----------------
                                                                                                 (UNAUDITED)
                                                                                         (IN THOUSANDS)
1997.........................................................................     $    167         $    146
1998.........................................................................           59               36
1999.........................................................................       78,811          109,764
2000.........................................................................          232              205
2001.........................................................................          240              210
Thereafter...................................................................       65,806           14,708
                                                                                  --------         --------
                                                                                  $145,315          125,069
                                                                                  ========         ========

                        CHOICE HOTELS FRANCHISING, INC.

          During fiscal year 1996 and through November 1, 1996, the Company was a co-guarantor with Manor Care and other affiliates for a $250 million competitive advance and multi-currency revolving credit facility. The facility provided that up to $75.0 million was available in foreign currency borrowings under the foreign currency portion of the facility. Franchising's borrowings under this facility amounted to $50.6 million at May 31, 1996. Franchising was charged interest for amounts borrowed under the foreign currency portion of the facility at one of several interest rates, including LIBOR plus 26.25 basis points. Subsequent to the Manor Care Distribution, the Company utilized its new credit facility, as described below, to repay Franchising's portion of borrowings under Manor Care's foreign currency portion of the facility and the Company was released from all liabilities and guarantees relating to the Manor Care credit facility.

          On October 30, 1996, the Company entered into a $100.0 million competitive advance and multi-currency revolving credit facility provided by a group of seven banks. As a subsidiary of the Company, Franchising's cash requirements and related borrowings were provided by the Company. This facility provides that up to $75.0 million is available for borrowings in foreign currencies. Borrowings under the facility are, at the option of the borrower, at one of several rates including LIBOR plus from 20.0 to 62.5 basis points, based upon a defined financial ratio and the loan type. In addition, the Company has the option to request participating banks to bid on loan participation at lower rates than those contractually provided by the facility. The facility presently requires the Company to pay annual fees of 1/10 of 1% to 1/4 of 1%, based upon a defined financial ratio, of the total loan commitment. The facility will terminate on October 30, 1999. On May 5, 1997, the Company obtained additional credit from its lenders which increased the size of the facility from $100 million to $125 million. In connection with the Distribution, Franchising intends to secure financing to repay its portion of borrowings under the Company's foreign currency portion of the facility as well as to provide for seasonal cash requirements.

          The Company has $225.7 million payable to Manor Care as of May 31, 1996 assumed as part of the Manor Care Distribution. The portion of this indebtedness related to Franchise acquisitions has been pushed down to Franchising and is reflected as Notes payable to Manor Care in the accompanying combined balance sheets totaling $78.7 million at May 31, 1995 and 1996, respectively. The loan will mature on November 1, 1999 and may be prepaid in whole or in part, together with accrued interest, at the Company's option. If the loan is prepaid prior to November 1, 1997, the Company will be required to reimburse Manor Care on demand for any actual loss incurred or to be incurred by Manor Care (for the period up to and including November 1, 1997) in the redeployment of the funds released by a prepayment of the loan. The Notes payable to Manor Care are expected to be repaid with the proceeds from operating cash flow or with third-party financing. Interest expense on those notes for each of the years ended May 31, 1994, 1995 and 1996 was $7.1 million. Interest on the amount of the loan is payable quarterly at an annual rate of 9%.

          Cash paid for interest was $10.7 million, $10.8 million, and $10.0 million for fiscal years 1994, 1995 and 1996, respectively.

          At May 31, 1996, owned property with a net book value of $9.9 million was pledged or mortgaged as collateral.

                        CHOICE HOTELS FRANCHISING, INC.

                                    LEASES

          Franchising operates certain property and equipment under leases that expire at various dates through 2001. Future minimum lease payments are as follows:

                                                                                                    OPERATING
                                                                                                      LEASES
                                                                                                      ------
                                                                                                  (IN THOUSANDS)
1997........................................................................................           $209
1998........................................................................................            173
1999........................................................................................            144
2000........................................................................................             34
2001........................................................................................             20
                                                                                                       ----
  Total minimum lease payments..............................................................           $580
                                                                                                       ====

          Rental expense under non-cancellable operating leases was $423,000 in 1994, $400,000 in 1995 and $231,000 in 1996.

                         ACQUISITIONS AND DIVESTITURES

          On May 31, 1995, Franchising repurchased one-half of the 11% interest held by its management in Choice Hotels Franchising, Inc. Approximately $19.8 million was allocated to goodwill; the purchase cost of $27.4 million was paid in June and July 1995. On May 31, 1996, Franchising repurchased the remaining 5.5% minority interest in Choice Hotels Franchising, Inc. for $27.9 million. Approximately $26.4 million was allocated to goodwill.

          On May 31, 1996, the Company invested approximately $17 million in the capital stock of Friendly Hotels, PLC ("Friendly"). In exchange for the $17 million investment, the Company received 750,000 shares of common stock and 10,000,000 newly issued immediately convertible preferred shares. In addition, the Company granted to Friendly a Master Franchise Agreement for the United Kingdom and Ireland in exchange for 333,333 additional shares of common stock. At May 31, 1996, the Company owned approximately 5% of the outstanding shares of Friendly. The preferred shares carry a 5.75% dividend payable in cash or in
stock, at the Company's option.   The dividend accrues annually with the first
dividend paid on the earlier of the third anniversary of completion or on a conversion date. The proceeds of the investment received by Friendly are to be used to support the construction of 10 Quality or Comfort hotels. As a condition to the investment, Choice has the right to appoint two directors to the board of Friendly. The Company is accounting for the common stock investment under the equity method due to its representation on Friendly's board of directors.

                           TRANSACTIONS WITH REALCO

          Franchising participates in a cash concentration system with the Company and as such maintains no significant cash balances or banking relationships. Substantially all cash received by Franchising has been immediately deposited in and combined with the Company's corporate funds through its cash management system. Similarly, operating expenses, capital expenditures and other cash requirements of Franchising have been paid by the Company and charged to Franchising. The net result of all of these intercompany transactions are reflected in Investments and advances (to) from Parent.

          Since the Manor Care Distribution, Franchising has provided certain services to the Company including, among others, executive management, human resources, legal, accounting, tax, information systems and certain administrative services, as required. Also since the Manor Care Distribution, the Company has provided services to Franchising, either directly or through the Corporate Services Agreement with Manor Care, including, among others, cash management, payroll and payables processing, employee benefits plans, insurance, accounting and certain administrative services, as required. Costs associated with the Manor Care Corporate Services Agreement as

                        CHOICE HOTELS FRANCHISING, INC.

well as costs of services provided by the Company to Franchising or provided by Franchising to the Company have been allocated between the entity providing the services and the entity receiving the services in the accompanying financial statements. As a result, future administrative and corporate expenses are expected to vary from historical results. However, Franchising has estimated that general and administrative expenses incurred annually will not materially change after the Distribution.

          For purposes of providing an orderly transition after the Distribution, the Company and Franchising will enter into various agreements, including, among others, a Distribution Agreement, Tax Sharing Agreement, Corporate Services Agreement and Employee Benefits Allocation Agreement. Effective at the Distribution, these agreements will provide, among other things, that Franchising (i) will receive and/or provide certain corporate and support services, such as accounting, tax and computer systems support, (ii) will establish pension, profit sharing and incentive plans similar to those in place at the Company and (iii) will receive certain risk management services and other miscellaneous administrative services. These agreements will extend for a maximum period of 30 months from the Distribution date or until such time as Franchising and the Company have arranged to provide such services in-house or through another unrelated provider of such services.

          On or prior to the Distribution date, the Company and Franchising will enter into a Strategic Alliance Agreement pursuant to which: (i) the Company will grant a right of first refusal to Franchising to franchise any lodging property that the Company develops or acquires and intends to franchise; (ii) the Company will, barring a material change in market conditions, develop or acquire 11 Sleep Inns and 15 MainStay Suite hotels within 48 months of the Distribution Date; (iii) the Company will grant an option to Franchising to purchase any new concepts or brands developed or acquired by the Company; (iv) Franchising will grant to the Company an option, exercisable under certain circumstances, to purchase the brand names, marks, franchise agreements and other assets of the MainStay suites hotel system; (v) the Company and Franchising will continue to cooperate with respect to matters of material interest, including new product and concept testing for Franchising in hotels owned by the Company; and (vi) the Company will authorize Franchising to negotiate with third party vendors on the Company's behalf for the purchase of certain products and services.

          During the periods presented, Realco franchised substantially all of its hotels through franchise agreements with Franchising. Total fees paid to Franchising included in the accompanying financial statement for franchising royalty, marketing and reservation fees were $3.3 million, $5.3 million, and $7.5 million for the years ended May 31, 1994, 1995 and 1996, respectively.

                         COMMITMENTS AND CONTINGENCIES

          Franchising is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and general counsel to Franchising, the ultimate outcome of such litigation will not have a material adverse effect on Franchising's business, financial position or results of operations.

                  PENSION, PROFIT SHARING AND INCENTIVE PLANS

          Bonuses accrued for key executives of Franchising under incentive compensation plans were $2.3 million in 1994, $1.4 million in 1995 and $1.1 million in 1996.

          Employees of Franchising participate in retirement plans sponsored by the Company, and prior to the Manor Care Distribution employees participated in retirement plans sponsored by Manor Care. Costs allocated to Franchising are based on the size of its payroll relative to the sponsor's payroll. Costs allocated to Franchising were approximately $776,000 in 1994, $776,000 in 1995 and $817,000 in 1996.

                        CHOICE HOTELS FRANCHISING, INC.

                      FAIR VALUE OF FINANCIAL INSTRUMENTS

          Franchising is required to disclose the fair value of its financial instruments in accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." Fair values of material balances were determined by using market rates currently available.

          The balance sheet carrying amount of cash, cash equivalents and receivables approximate fair value due to the short term nature of these items. Mortgages and other long term debt consist of bank loans and mortgages. Interest rates on bank loans adjust frequently based on current market rates; accordingly, the carrying amount of bank loans is equivalent to fair value. The carrying amounts for mortgages and Notes payable to Manor Care approximate fair market values.

                        PROVISION FOR ASSET IMPAIRMENT

          During fiscal year 1996, Franchising began restructuring its European operations. This restructuring effort included the purchase of an equity interest in Friendly Hotels, PLC and a reevaluation of key geographic markets in Europe. In connection with this restructuring, Franchising performed a review of its European operations and in May 1996 recognized a $15.0 million non-cash charge (net of an $9.7 million income tax benefit) against earnings related primarily to the impairment of assets associated with certain European hotel operations.

                IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

          Franchising is required to adopt SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," no later than fiscal year 1997. Franchising's current policy is to regularly review the recoverability of the net carrying value of its long-lived assets and make adjustments accordingly. The adoption of SFAS No. 121 did not have a material impact on Franchising's financial statements.

          Franchising is required to adopt SFAS No. 123, "Accounting for Stock-Based Compensation," no later than fiscal year 1997. Management expects to adopt SFAS No. 123 utilizing the method which provides for disclosure of the impact of stock-based compensation grants. Franchising is required to adopt SFAS No. 128, "Earnings Per Share," and SFAS No. 129, "Disclosure of Information about Capital Structure," no later than fiscal year 1998. The adoption of these pronouncements will not materially affect Franchising's financial statements.

                                                                         ANNEX A

                   OPINION OF AMERICAN APPRAISAL ASSOCIATES

                                                                         ANNEX B

                                    FORM OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                        CHOICE HOTELS FRANCHISING, INC.

          Choice Hotels Franchising, Inc. (the "Corporation"), a corporation incorporated on June 27, 1996 and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), hereby certifies as follows:

          FIRST: The board of directors of the Corporation (the "Board of Directors") adopted a resolution proposing and declaring advisable the following amendments to and restatement of the Certificate of Incorporation of the Corporation.

          SECOND: This Restated Certificate of Incorporation was duly adopted by the sole stockholder of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the GCL.

          THIRD: The text of the Certificate of Incorporation is hereby amended and restated as herein set forth in full:

          1. The name of the corporation is CHOICE HOTELS INTERNATIONAL, INC. (the "Corporation").

          2. The address of the Corporation's registered office in the State of Delaware is 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

          4. The total number of shares of capital stock of all classifications which the Corporation shall have authority to issue is One Hundred Sixty-Five Million (165,000,000), of which One Hundred Sixty Million (160,000,000) shares having a par value of One Cent ($.01) per share shall be common stock, and Five Million (5,000,000) shares having a par value of One Cent ($.01) per share shall be preferred stock.

          Shares of common stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such class or series of common stock shall have such voting powers (full or limited) or no voting powers, such preferences and relative participating, optional or other special rights, relative ranking and such qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issue of such class or series of common stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

          Without limiting the generality of the foregoing, shares of a series of common stock consisting of Seventy Five Million (75,000,000) shares, or such larger number of shares as the Board of Directors shall from time to time fix by resolution or resolutions, may be issued from time to time by the Board of Directors. Shares of this series shall be designated, and are hereinafter called "Common Stock."

          The holders of record of the Common Stock shall be entitled to the following rights:

               (d) subject to the rights of any holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, to vote at all meetings of stockholders of the Corporation, and at all such meetings such holders shall have one vote in respect of each share of Common Stock held of record by them;

               (e) subject to the rights of any holders of any class or series of capital stock having a preference with respect to dividends, to receive when, if and as declared by the Board of Directors out of the assets of the Corporation legally available therefor, such dividends as may be declared by the Corporation from time to time to holders of Common Stock; and

               (f) subject to the rights of any holders of any class or series of capital stock having a preference with respect to distribution of assets upon liquidation or dissolution, to receive the remaining assets of the Corporation upon liquidation, dissolution or winding-up.

          Shares of preferred stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such class or series of preferred stock shall have such voting powers (full or limited) or no voting powers, such preferences and relative participating, optional or other special rights, relative ranking and such qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

          Subject to the rights of any holders of any class or series of capital stock, as specified in the resolution providing for such class or series of capital stock, the holders of Common Stock are expressly denied the preemptive right to subscribe to any or all additional shares of capital stock of the Corporation or any or all classes or series thereof.

          Upon this Restated Certificate of Incorporation becoming effective pursuant to the GCL (the "Effective Time"), each share of the Corporation's common stock, par value $.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represents shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock as equals the sum obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one.

          5. The Corporation expressly elects not to be governed by Section 203 of the GCL.

          6. Subject to the rights of any holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, any action required to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders in lieu of a meeting.

          Special meetings of the stockholders of the Corporation may be called only by (i) the Chairman or Vice Chairman of the Board of Directors or (ii) the Secretary of the Corporation within 10 calendar days after receipt of the written request of a majority of the total number of directors which the Corporation would have if there were no vacancies (the "Whole Board").

          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

          7. A. Subject to the rights of any holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than 3 nor more than 12 directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Whole Board. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each Class of directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Whole Board. The initial term of the Class I directors shall expire upon the election and qualification of their successors at the 1997 annual meeting of stockholders; the initial term of the Class II directors shall expire upon the election and qualification of their successors at the 1998 annual meeting of stockholders; and the initial term of the Class III directors shall expire upon the election and qualification of their successors at the 1999 annual meeting of stockholders. At each annual meeting of stockholders beginning with the 1997 annual meeting, successors to the Class of directors whose term expires at that annual meeting shall be elected for a three-year term and shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

               B. Subject to the rights of any holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Increases or decreases in the number of directors shall be apportioned among the Classes so as to maintain the number of directors in each Class as nearly equal as possible, and any additional director of any Class elected to fill a vacancy resulting from an increase in such Class shall hold office for a term that shall coincide with the remaining term of that Class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

               C. The election of directors need not be by written ballot unless the Bylaws shall so provide.

               D. Notwithstanding the foregoing, whenever the holders of any one or more series of capital stock shall have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to
Article 6, Section A, unless expressly provided by such terms.

          8. The affirmative vote of the holders of the outstanding shares of capital stock representing not less than two-thirds of the Voting Power (as defined) of the Corporation shall be required for the approval of any proposal for the Corporation to dissolve, liquidate, merge, or consolidate with any other entity (other than an entity 90% of the Voting Power of which is owned by the Corporation), or sell, lease or exchange all or substantially all of its property and assets, including its goodwill and its corporate franchises. "Voting Power" means the total number of votes that may be cast by holders of capital stock in the election of directors.

          9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of the outstanding shares of capital stock representing not less than two-thirds of the Voting Power of the Corporation shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with, Article 8 of this Restated Certificate of Incorporation. The Board of Directors shall have the power to make, adopt, alter, amend, change or repeal the Bylaws by resolution adopted by the affirmative vote of a majority of the Whole Board. Stockholders may not make, adopt, alter, amend, change or repeal the Bylaws except upon the affirmative vote of the holders of the outstanding shares of capital stock representing not less than two-thirds of the Voting Power of the Corporation and no Bylaws hereafter adopted by the stockholders or otherwise shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

          10. A. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 10 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the GCL is amended hereafter to further limit the liability of a director, then the liability of a director of the Corporation shall be further limited to the fullest extent permitted by the GCL, as so amended.

               B. The Corporation shall indemnify each person who is or was or has agreed to become a director or officer of the Corporation, and may indemnify other employees and agents of the Corporation, to the fullest extent permitted by Section 145 of the GCL, as the same may be amended or supplemented, against all expenses and liabilities (including, but not limited to, counsel fees) reasonably incurred by or imposed upon such person in connection with any proceeding to which he or she may be made a party, or in which he or she may become involved, by reason of his or her being or having been a director, officer, employee or agent of the Corporation, or any settlement thereof, whether or not he or she is a director, officer, employee or agent at the time such expenses are incurred or liability incurred, except in such cases where the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article 10 or the GCL and the foregoing right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer, employee or agent may be entitled.

               C. The Corporation may purchase insurance on behalf of any person who is a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted by him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the provisions of this Article 10.

          11. The Board of Directors, each committee of the Board of Directors and each individual director, in discharging their respective duties under applicable law and this Restated Certificate of Incorporation and in determining what they each believe to be in the best interests of the Corporation and its stockholders, may consider the effects, both short-term and long-term, of any action or proposed action taken or to be taken by the Corporation, the Board of Directors or any committee of the Board of Directors on the interests of (i) the employees, franchisees, licensees, customers, suppliers and/or creditors of the Corporation and its subsidiaries and (ii) the communities in which the Corporation and its subsidiaries own or lease property or conduct business, all to the extent that the Board of Directors, any committee of the Board of Directors or any individual director deems pertinent under the circumstances; provided, however, that the provisions of this Article 11 shall not limit in any way the right of the Board of Directors to consider any other lawful factors in making its determinations, including, without limitation, the effects, both short-term and long-term, or any action or proposed action on the Corporation or its stockholders directly; and provided further that this Article 11 shall be deemed solely to grant discretionary authority to the Board of Directors, each committee of the Board of Directors and each individual director and shall not be deemed to provide to any specific constituency any right to be considered.

          12. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

          IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed in its corporate name.

Dated:           , 1997

                                        ________________________________________
                                        Name:  Stewart Bainum, Jr.
                                               Chairman

                                                                         ANNEX C

                                    FORM OF

                                   BYLAWS OF

                        CHOICE HOTELS FRANCHISING, INC.

                       CHOICE HOTELS INTERNATIONAL, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD SEPTEMBER 16, 1997

          The undersigned hereby appoints William R. Floyd Jr. and James A. MacCutcheon, and each of them, his or her attorneys and agents, with full power or substitution to vote as proxy for the undersigned, as herein stated, at the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the "Company") to be held on September 16, 1997 at 9:00 a.m. in the auditorium located at 11555 Darnestown Road, Gaithersburg, Maryland and at any adjournment thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposals set forth below and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

DISTRIBUTION PROPOSALS:


--------------------------------------------------------------------------------
PROPOSALS ONE THROUGH FOUR LISTED BELOW CONSTITUTE THE "DISTRIBUTION PROPOSALS." THE EFFECTIVENESS OF EACH OF THE DISTRIBUTION PROPOSALS IS CONDITIONED UPON THE APPROVAL OF ALL OF THE DISTRIBUTION PROPOSALS. ACCORDINGLY, FAILURE OF THE SHAREHOLDERS TO APPROVE ANY ONE OR MORE OF THE DISTRIBUTION PROPOSALS WILL RESULT IN THE INEFFECTIVENESS OF ALL OF THE DISTRIBUTION PROPOSALS.
--------------------------------------------------------------------------------

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL OF THE DISTRIBUTION PROPOSALS.

          (INSTRUCTION: Shareholders may vote on the Distribution Proposals either as a group or for each Distribution Proposal separately. To vote on the Distribution Proposals separately, mark the appropriate box set forth under each numbered Distribution Proposal One through Four. To vote on the Distribution Proposals as a group, mark the appropriate box set forth immediately below.)

FOR all Distribution Proposals [_] AGAINST all Distribution Proposals [_] ABSTAIN [_]

          (INSTRUCTION: If you have elected to vote on the Distribution Proposals as a group by checking the appropriate box set forth above, you need not (and should not) vote on the Distribution Proposals separately and may proceed directly to the section of the Proxy Card captioned "Additional Proposals." All proxies in which a shareholder has elected to vote on the Distribution Proposals as a group will be voted in accordance with such vote, whether or not Distribution Proposals as a group will be voted in accordance with such vote, whether or not votes are registered for each Distribution Proposal separately.)

                        PLEASE SIGN AND DATE ON PAGE 3

1. PROPOSAL ONE: Ratification of a special dividend, consisting of the distribution (the "Distribution") to the holders of the Company's outstanding shares of common stock, par value $.01 per share (the "Company Common Stock"), on a share-for-share basis of all outstanding shares of common stock, par value $.01 per share (the "Franchising Common Stock"), of the Company's wholly-owned subsidiary, Choice Hotels Franchising, Inc. ("Franchising"), and the related arrangements between the Company and Franchising, and the policies to be adopted by such companies, in connection therewith.

                    FOR [_]     AGAINST [_]     ABSTAIN [_]

2. PROPOSAL TWO: Approval of the amendment of the Certificate of Incorporation
   of the Company to (i) change the name of the Company to         , (ii)
   decrease the number of authorized shares of Company Common Stock from 160,000,00 to 60,000,000, and (iii) to effect a one-for-three reverse stock split of Company Common Stock whereby every three shares of Company Common Stock would be aggregated into one share of Company Common Stock (the "Reverse Stock Split").

                    FOR [_]     AGAINST [_]     ABSTAIN [_]

3. PROPOSAL THREE: Ratification of the election by the Company, as sole stockholder of Franchising, of 9 directors of Franchising specified in the Proxy Statement, who will be divided into three classes, the initial terms of which will expire in 1998, 1999 and 2000.

                    FOR [_]     AGAINST [_]     ABSTAIN [_]

4. PROPOSAL FOUR: Ratification of adoption by Franchising of the Franchising Stock Incentive Plan and the Franchising Employee Stock Purchase Plan.

                    FOR [_]     AGAINST [_]     ABSTAIN [_]

   ADDITIONAL PROPOSAL:


--------------------------------------------------------------------------------
     PROPOSAL FIVE LISTED BELOW CONSTITUTES THE "ADDITIONAL PROPOSAL." THE EFFECTIVENESS OF THE ADDITIONAL PROPOSAL IS NOT CONDITIONED ON THE APPROVAL OF THE DISTRIBUTION PROPOSALS.
--------------------------------------------------------------------------------

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL FIVE.

5. PROPOSAL FIVE: The election of three directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified.

   FOR all nominees listed below            WITHHOLD AUTHORITY
   (except as marked to the contrary) [_]   to vote for all nominees listed
                                            below [_]

   Nominees:  Barbara Bainum; Robert C. Hazard, Jr.; and Frederic V. Malek

   (INSTRUCTION: To withhold your vote for any individual nominee, write that nominee's name in the space provided below.)

   All shares of Company Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for a Distribution Proposal, or Proposal

   Five, such proxies will be voted in accordance with the Boar of Directors' recommendations as set forth herein with respect to such proposal(s).

   If you plan to attend the Annual Meeting of Shareholders, please mark the following box and promptly return this Proxy Card. [_]


                                            PLEASE FILL IN DATE, SIGN AND RETURN
                                            THIS PROXY IN THE ACCOMPANYING
                                            ENVELOPE

                                            Dated:          , 1997

                                            Signature___________________________

                                            Signature___________________________

                                            Signatures of shareholders should
                                            correspond exactly with the names
                                            shown on the Proxy Card.  Attorneys,
                                            trustees, executors, administrators,
                                            guardians and others signing in a
                                            representative capacity should
                                            designate their full titles.  If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized officer.  If a
                                            partnership, please sign in
                                            partnership names by authorized
                                            persons.

                                       3